                                                                    EXHIBIT 99.1

================================================================================

                          OFFICE OF THRIFT SUPERVISION
                             WASHINGTON, D.C. 20552

                                    ---------
                                    FORM 10-K
(Mark One)
[X] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 [Fee Required]
              FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 [No Fee Required]

              FOR THE TRANSITION PERIOD FROM           TO
                                            -----------  -------------

                  MUTUAL SAVINGS BANK, F.S.B., A STOCK COMPANY
             (Exact name of registrant as specified in its charter)

   UNITED STATES OF AMERICA                             38-0861665
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

   623 WASHINGTON AVENUE                                  48708
    BAY CITY, MICHIGAN                                  (Zip Code)
(Address of principal executive offices)

                  Registrant's telephone number: (517) 892-3511

          Securities registered pursuant to section 12 (b) of the Act:
Title of each class to be so registered       Name of each exchange on which registered
              NONE                                          NOT APPLICABLE

          Securities registered pursuant to section 12 (g) of the Act:
                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                                 Title of Class

         Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for
the past 90 days.   Yes [X]  No  [ ]

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K.

     The aggregate market value of the voting stock held by non-affiliates of the registrant as of March 5, 1999, computed by reference to the closing price for such stock on the composite reporting system on such date, was $42,674,510 (assuming, but not admitting for any purpose, that all directors and executive officers of the registrant may be deemed affiliates).

     The number of shares of the registrant's common stock outstanding as of March 5, 1999 was 4,290,414.

                       DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the registrant's annual report to stockholders for the year ended December 31, 1998 is incorporated by reference to Part II of this Form 10-K.

     Portions of the registrant's proxy statement for its 1999 annual meeting of the stockholders expected to be held on April 27, 1999 is incorporated by reference to Part III of this Form 10-K.

================================================================================

                                TABLE OF CONTENTS

                                                                                                        PAGE NUMBER
PART I
   Item 1.      Business..........................................................................................3
   Item 2.      Properties.......................................................................................38
   Item 3.      Legal Proceedings................................................................................40
   Item 4.      Submission of Matters to a Vote of Security Holders..............................................41

PART II
   Item 5.      Market for Registrant's Common Equity and Related Stockholder Matters............................41
   Item 6.      Selected Financial Data..........................................................................41
   Item 7.      Management's Discussion and Analysis of Financial Condition
                and Results of Operation.........................................................................41
   Item 7a.     Quantitative and Qualitative Disclosures About Market Risk.......................................41
   Item 8.      Financial Statements and Supplementary Data......................................................41
   Item 9.      Changes in and Disagreements with Accountants on Accounting and
                Financial Disclosure.............................................................................41

PART III
   Item 10.     Directors and Executive Officers of the Registrant...............................................42
   Item 11.     Executive Compensation...........................................................................42
   Item 12.     Security Ownership of Certain Beneficial Owners and Management...................................42
   Item 13.     Certain Relationships and Related Transactions...................................................42

PART IV
   Item 14.     Exhibits, Financial Statement Schedules, and Reports on Form 8-K.................................43

SIGNATURES.......................................................................................................44

         When used in this Form 10-K or future filings by Mutual Savings Bank, f.s.b. ("MSB") with the Office of Thrift Supervision, in MSB's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         MSB wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect MSB's financial performance and could cause MSB's actual results for future periods to differ materially from those anticipated or projected.

         MSB does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

PART I

ITEM 1.  BUSINESS

GENERAL

Mutual Savings Bank, f.s.b., A Stock Company ("MSB" or the "Bank") was originally organized in 1890 as a Michigan-chartered building and loan association. In 1928, MSB merged with another Michigan-chartered building and loan association, which had been organized in 1887. MSB converted to a federally chartered mutual savings and loan association in 1985, under the name Mutual Savings and Loan Association, F.A. In 1990, MSB converted to a federal savings bank.

On July 16, 1992, MSB completed its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, by issuing 2,875,000 shares of $0.01 par value common stock at a price of $4.375 per share, as adjusted for a 100% common stock split in the form of a dividend, paid on September 8, 1993. In November 1993, MSB issued an additional 1,347,138 shares as part of a rights offering to existing stockholders at $17.25 a share.

MSB's principal business is attracting retail deposits and investing those deposits, together with other borrowings and funds generated from operations, in one- to four-family residential mortgage loans, consumer loans, commercial real estate and business loans, mortgage-backed securities, U.S. Government and Federal agency securities and other marketable securities. MSB's revenues are derived principally from interest earned on its loans, mortgage-backed securities and investment portfolios, as well as gains and fees on loans sold, loan servicing fee income, service charges on deposit accounts and commission income from the sale of investment and insurance products. MSB's expenses primarily consist of interest paid on its deposits and borrowings, employee compensation, occupancy expenses, federal deposit insurance premiums and general and administrative expenses. MSB's primary sources of funds are deposits, borrowings, principal and interest payments on loans and mortgage-backed securities and proceeds from sales of mortgage loans.

MSB also operates two wholly owned subsidiaries, MSB Service Corporation ("MSBc"), formerly known as Finance Service Corporation of Bay City, and MSB Investment and Insurance Services, Inc., ("MSBi"), formerly known as Financial Service Insurance Agency, Inc. MSB's two subsidiaries have contracted with unaffiliated third parties to provide various investment services including the sale of mutual fund and annuity products. MSBi also sells life insurance, long-term care insurance and group health and disability insurance.

MARKET AREA AND COMPETITION

MSB is currently operating as a financial institution offering a variety of deposit, loan and investment and insurance products to its customers. MSB operates through a main office and 21 branch offices located in 12 counties in central and southern Michigan. The main office is located in the central business district of Bay City, Michigan. MSB is the only major thrift with its headquarters in the area and has been servicing the retail needs of the area for over 100 years. Seventeen of the branch offices are located in small and mid-sized communities located around

Saginaw Bay and across central Michigan. The remaining four branch offices are located in the southern portion of the state in Battle Creek (see Item No. 2, Properties). Most of MSB's facilities are located on corner lots as free-standing buildings. These locations provide convenient access for customers as well as competitive hours. MSB's retail offices provide the core deposits needed by the Bank to operate.

MSB considers its market area to be the towns and areas where its offices are located. In terms of deposit products, MSB's market share in these areas ranged from 1% or less in the city of Saginaw to over 31% in the town of Sebewaing. In the other communities it serves, MSB had between 2% and 29% of the market for deposits.

Although the economic environment of Michigan is heavily linked to the automotive industry, a large segment is agricultural, which helps to reduce the effects of changes in automobile production. Central Michigan, where most of MSB's offices are located, has a strong blend of these two important economic bases. In addition, the headquarters of Dow Chemical and Dow Corning are located in Midland, where MSB has an office, and the headquarters of Kellogg is located in Battle Creek, where MSB has four offices.

MSB competes with commercial banks, credit unions and other financial institutions for loan originations and deposits. MSB also faces competition from mortgage bankers and brokers for loan originations. MSB faces additional competition for deposits from short-term money market funds and other corporate and government securities funds. MSB competes for loans principally through the interest rates and loan fees it charges, the level of closing costs it imposes, and the efficiency and quality of the services and products it provides to borrowers. It competes for deposits primarily through pricing, by offering a variety of deposit accounts and the quality of customer service.

MSB's loan products are designed to provide a variety of lending services to its customers and local communities, and also to compete in its market area. MSB intends to retain in its portfolio certain originated residential mortgage loans (primarily adjustable rate, balloon and fifteen year fixed rate mortgage loans) while the remainder are generally sold in the secondary market. MSB also originates and retains various types of consumer loans and commercial loans.

The level of loan originations is affected by competition and the general level of interest rates; therefore, it is difficult to predict the future level of loan originations. Also, competition may increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

LENDING ACTIVITIES

Loan Portfolio Composition.
MSB's loan portfolio (excluding mortgage-backed securities) consists primarily of first mortgage loans and construction loans, secured by owner-occupied one- to four-family, primary residences. At December 31, 1998, 72.66% of net loans receivable consisted of one- to four-family residential and construction loans. Of these, 5.50% were loans originated under MSB's two-step mortgage program, with rates that are fixed for either five or seven years, and then are adjusted for the remainder of the loan term. An additional 48.02% were adjustable rate mortgage ("ARM") loans that include mortgages that have a first interest rate adjustment date from one to ten years after the date of origination. At December 31, 1998, purchased residential mortgage loans, which consist primarily of one- to four-family residential mortgage loans, totaled $11.068 million, or 4.65%, of MSB's one- to four-family residential loans and construction loans receivable.

The remaining loans in MSB's portfolio, which totaled 32.80% of net loans receivable at December 31, 1998, consist of commercial loans, various types of consumer loans (e.g., home equity and home improvement loans, indirect vehicle loans, installment loans, insured student loans and loans secured by deposits), multi-family residential loans and land loans (e.g., loans on vacant property on which the borrower intends to build a residence). Commercial loans include $2,962,000 secured by leases.

The table on page 6 sets forth the composition of MSB's loan portfolio by type as of the dates indicated.

The following table sets forth MSB's loan originations, purchases, sales and principal repayments for the periods indicated:

                                                                 For the Years Ended December 31,
                                                               -----------------------------------
                                                                  1998         1997         1996
                                                               ---------    ---------    ---------
                                                                          (In thousands)
Total gross loans receivable at beginning of period            $ 321,393    $ 260,953    $ 199,106
                                                               ---------    ---------    ---------

Loans originated:
  Mortgage                                                       297,536      129,099      150,219
  Commercial                                                      33,337       19,604       12,249
  Consumer                                                        32,299       53,141       27,922
                                                               ---------    ---------    ---------

    Total loans originated                                       363,172      201,844      190,390
Commercial loans purchased                                         1,952           76        2,189
Loans sold                                                      (200,863)     (65,867)     (66,653)
Loan principal repayments                                       (140,080)     (75,613)     (64,079)
                                                               ---------    ---------    ---------

    Total gross loans receivable at end of period                345,574      321,393      260,953
Less:
Loans in process                                                 (16,907)      (5,356)      (8,852)
Deferred loan costs, net of fees and unearned loan discounts         868        1,037          402
Allowance for loan losses                                         (1,843)      (1,969)      (1,855)
                                                               ---------    ---------    ---------

    Total loans receivable, net at end of period               $ 327,692    $ 315,105    $ 250,648
                                                               =========    =========    =========

                                                                        At December 31,
                                         -----------------------------------------------------------------------------
                                                 1998                        1997                        1996
                                         ----------------------    -----------------------     -----------------------
                                           Amount      Percent       Amount       Percent       Amount        Percent
                                         ----------   ---------    ----------    ---------     ----------    ---------
                                                                                                (Dollars in thousands)
Type of loan:
  Mortgage loans:
  One- to four-family residential (1)   $  226,083        68.99%   $  215,745        68.47%    $  189,018        75.41%
  Multi-family residential                      --           --            --           --             32         0.01
  Construction loans                        12,021         3.67        12,515         3.97         17,034         6.80
  Land loans                                 1,376         0.42         1,004         0.32            647         0.26
                                        ----------    ---------    ----------    ---------     ----------    ---------
  Total mortgage loans                     239,480        73.08       229,264        72.76        206,731        82.48
                                        ----------    ---------    ----------    ---------     ----------    ---------
  Other loans:
    Commercial loans and mortgages          48,487        14.80        23,628         7.50         14,044         5.60
    Consumer loans (2)                      57,607        17.58        68,501        21.74         40,178        16.03
                                        ----------    ---------    ----------    ---------     ----------    ---------
  Total other loans                        106,094        32.38        92,129        29.24         54,222        21.63
                                        ----------    ---------    ----------    ---------     ----------    ---------
  Total loans receivable                   345,574       105.46       321,393       102.00        260,953       104.11
                                        ----------    ---------    ----------    ---------     ----------    ---------
Less:
  Loans in process                         (16,907)       -5.16        (5,356)       -1.70         (8,852)       -3.53
  Deferred loan costs, net of fees
    and unearned loan discounts                868         0.26         1,037         0.33            402         0.16
  Allowance for  loan losses                (1,843)       -0.56        (1,969)       -0.63         (1,855)       -0.74
                                        ----------    ---------    ----------    ---------     ----------    ---------
  Total loans receivable, net           $  327,692       100.00%   $  315,105       100.00%    $  250,648       100.00%
                                        ==========    =========    ==========    =========     ==========    =========

(1) Federal Housing Administration
    ("FHA") insured and Veterans
    Administration ("VA") partially
    guaranteed mortgage loans included
    in one-to four-family residential.  $      371         0.11%   $      570         0.18%    $      746         0.30%
(2) Second mortgages and home equity
    loans included in consumer loans.   $   36,486        11.13%   $   42,584        13.51%    $   31,037        12.38%


                                                          At December 31,
                                          ------------------------------------------------
                                                   1995                      1994
                                          ----------------------    ----------------------
                                           Amount       Percent      Amount       Percent
                                          --------     ---------    --------     ---------
Type of loan:
  Mortgage loans:
  One- to four-family residential (1)     $150,873         77.87%   $126,895         80.00%
  Multi-family residential                      34          0.02          34          0.02
  Construction loans                         8,035          4.15       3,801          2.40
  Land loans                                   300          0.15         197          0.12
                                          --------     ---------    --------     ---------

  Total mortgage loans                     159,242         82.19     130,927         82.54
                                          --------     ---------    --------     ---------

  Other loans:
    Commercial loans and mortgages          10,238          5.28      15,958         10.07
    Consumer loans (2)                      29,626         15.29      15,076          9.50
                                          --------     ---------    --------     ---------

  Total other loans                         39,864         20.57      31,034         19.57
                                          --------     ---------    --------     ---------

  Total loans receivable                   199,106        102.76     161,961        102.11
                                          --------     ---------    --------     ---------

Less:
  Loans in process                          (3,954)        -2.04      (1,598)        -1.01
  Deferred loan costs, net of fees
    and unearned loan discounts                331          0.17        (176)        -0.11
  Allowance for  loan losses                (1,723)        -0.89      (1,572)        -0.99
                                          --------     ---------    --------     ---------

  Total loans receivable, net             $193,760        100.00%   $158,615        100.00%
                                          ========     =========    ========     =========

(1) Federal Housing Administration
    ("FHA") insured and Veterans
    Administration ("VA") partially
    guaranteed mortgage loans included
    in one-to four-family residential.    $    993          0.51%   $  1,324          0.83%

(2) Second mortgages and home equity
    loans included in consumer loans.     $ 22,400         11.56%   $  7,609          4.80%

Loan Maturity and Repricing.
The following table summarizes the scheduled maturity or period to repricing of MSB's real estate construction and commercial loans excluding lease financing loans at December 31, 1998. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Real estate construction loans all have adjustable rates and are generally indexed to the one year Treasury rate. Loan balances are reported gross, before undisbursed loan proceeds, unearned discounts, deferred loan fees or allowances for loan losses. The following table includes scheduled principal amortization in the period when due.

                                                         One          Two          Three          Five
                                          Within        Year         Years         Years          Years
                                           One        Through      Through        Through        Through
                                           Year       Two Years   Three Years    Five Years     Ten Years       Total
                                         ---------    ---------   -----------    ----------     ---------     ---------
                                                                       (In thousands)
Real estate construction loans           $  12,021    $      --   $        --    $       --     $      --     $  12,021
                                         ---------    ---------   -----------    ----------     ---------     ---------

Other loans:
  Commercial mortgage -- construction       13,518           43            47           106            39        13,753
  Commercial loans -- other (1)              2,344          228           186           184             6         2,948
                                         ---------    ---------   -----------    ----------     ---------     ---------

Total other loans                           15,862          271           233           290            45        16,701
                                         ---------    ---------   -----------    ----------     ---------     ---------

Total loans                              $  27,883    $     271   $       233    $      290     $      45     $  28,722
                                         =========    =========   ===========    ==========     =========     =========


(1)  Excludes lease financing loans.


The following table sets forth the dollar amount of commercial loans excluding lease financing loans at December 31, 1998 that have fixed interest rates and those that have floating or adjustable interest rates that have a scheduled maturity or period to repricing after December 31, 1999:

                                                                  Floating or
                                                Fixed Rate      Adjustable Rate      Totals
                                                ----------      ---------------      ------
                                                                 (In thousands)

Commercial mortgage -- construction             $      235      $            --      $  235
Commercial loans -- other (1)                          604                   --         604
                                                ----------      ---------------      ------

Total loans                                     $      839      $            --      $  839
                                                ==========      ===============      ======

(1)  Excludes lease financing loans.


RESIDENTIAL REAL ESTATE LENDING

Originated One- to four-family Mortgage Loans.
MSB offers first mortgage loans secured by one- to four-family residences (including townhouse and condominium units) in the Bank's lending areas. Most loans are qualified for sale in the secondary market. Generally, fixed rate mortgage loans with maturities of 20 through 30 years are sold through a conduit sales program or directly to the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). All other loans are generally retained in MSB's own portfolio to generate interest income. Currently, loans are sold with the servicing being retained by MSB, with the exception of FHA loans originated by the Bank. These loans are sold with the servicing released to the purchaser or a third party. Generally, all one- to four-family residential mortgage loans are underwritten according to FHLMC, FNMA or other conduit guidelines, with the exception of certain loans designed for the Bank's own portfolio.

Upon receipt of a completed loan application from a prospective borrower for a loan secured by one- to four-family residential real estate, a credit report is ordered, income and certain other information is verified and, if necessary, additional financial information is requested. An appraisal of the real estate intended to secure the proposed loan is generally required. All appraisers are selected from a list of appraisers that has been approved by MSB's Board of Directors. MSB's Appraisal Review Committee reviews a random sample of appraisals.

It is MSB's policy to obtain title insurance on all real estate mortgage loans. Borrowers must also obtain hazard insurance prior to closing. Borrowers generally are required (when the loan-to-value exceeds 80%) to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which MSB makes disbursements for items such as real estate taxes and hazard and private mortgage insurance premiums.

MSB is exposed to interest rate risk on all loans that it retains. ARM loans generally entail different credit risks than fixed rate loans, primarily because, as interest rates rise, the payment by the borrower rises, increasing the potential for default. In order to reduce this risk, MSB's policy is to qualify borrowers at the maximum rate that could be in effect after the first year for ARM loans. The rate used to qualify the borrower may be higher or lower than the fully indexed rate. This is in accordance with FNMA and FHLMC guidelines.

Borrowers may obtain loans at a lower interest rate by paying discount points based on the loan amount. To the extent that borrowers do not pay discount points to reduce the interest rate, MSB will generally obtain a premium when it sells the loan in the secondary market.

Originated mortgage loans in MSB's portfolio generally include due-on-sale clauses, which provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without MSB's consent. Generally, it is MSB's policy to enforce due-on-sale provisions.

Loan originations are generally obtained from existing or past customers and members of the local communities where MSB's retail offices are located. Loan originations primarily depend on the level of interest rates, economic conditions and competition. Loans are originated by personnel located in the Bank's offices, who are paid a commission for each loan originated. All applications are reviewed and approved by personnel located in MSB's main office. The Officers Loan Committee, consisting of the First Vice President - Director of Loan Operations and representatives from each lending area, meets weekly to review loans recently applied for from the prior week. The Committee can approve loans for borrowers with an aggregate exposure of up to $500,000. Loans for borrowers with an aggregate exposure from $500,000 to $1,000,000 are approved by the Board Loan Committee that currently consists of the Chief Executive Officer, the President and Chief Operating Officer and four other officers of the Bank. Loans for borrowers with an aggregate exposure over $1,000,000 require the approval of the Board of Directors.

Purchased Residential Mortgage Loans.
Prior to 1989, MSB purchased participation interests (with the Bank's participation generally ranging from approximately 50% to 100%) in loans from selected financial institutions. The purchased loans are first mortgage loans or contracts for deeds with original loan-to-value ratios of 95% or less and are secured by one- to four-family residential properties, virtually all of which are single-family primary residences. At December 31, 1998, purchased residential mortgage loans totaled $11.068 million, or 3.38% of MSB's net total loans.

At December 31, 1998, 90.97% of the purchased residential mortgage loans were secured by properties located in Florida. The following table sets forth the estimated amount of MSB's purchased and originated residential mortgage loans, including loans held-for-sale and participations, secured by properties located in Michigan, New York, Florida, Texas and other states, and information with respect to purchased and originated commercial loans and participations:

                                                         At December 31, 1998
                  ------------------------------------------------------------------------------------------------------
                                     Residential                                             Commercial
                  ------------------------------------------------     -------------------------------------------------
                    Loans        Loans                                    Loans        Loans
                  Originated   Purchased       Total      Percent      Originated    Purchased       Total      Percent
                  ----------   ---------    ----------   ---------     ----------    ---------     ---------   ---------
                                                        (Dollars in thousands)
Michigan          $  225,064   $     578    $  225,642       91.93%    $   46,398    $   1,827     $  48,225       99.46%
New York                  --          --            --          --            262           --           262        0.54
Florida                1,069      10,069        11,138        4.54             --           --            --          --
Texas                  7,815         160         7,975        3.25             --           --            --          --
Other                    422         261           683        0.28             --           --            --          --
                  ----------   ---------    ----------   ---------     ----------    ---------     ---------   ---------

    Total         $  234,370   $  11,068    $  245,438      100.00%    $   46,660    $   1,827     $  48,487      100.00%
                  ==========   =========    ==========   =========     ==========    =========     =========   =========


COMMERCIAL LENDING
MSB currently originates commercial real estate loans, residential subdivision development loans, business loans, lines of credit and letters of credit loans. At December 31, 1998, commercial loans totaled $48.487 million, or 14.80%, of net loans receivable. MSB had ten commercial loans in excess of $1,000,000 outstanding at December 31, 1998. At December 31, 1998, $26.001 million in commercial loans were at fixed rates and $22.486 million were at adjustable rates.

Commercial Real Estate Loans.
Of the $48.487 million in commercial loans, approximately $42.577 million, or 87.81%, was comprised of commercial real estate loans. Approximately $1,827,000 of these commercial real estate loans were purchased, rather than originated, by MSB. MSB has entered into a 15% loan participation agreement with another financial institution totaling $1,890,000 relating to the development of a subdivision located in southeastern Michigan. This loan totaled $1,764,000 at December 31, 1998.

Commercial real estate loans are generally originated in amounts up to 80% of the appraised value of the property. The appraised value is generally determined by an independent appraiser previously approved by the Bank. MSB's commercial real estate loans are for construction and/or permanent loans secured by improved property such as speculative home construction and land development, office buildings, retail stores and strip shopping centers, light industrial buildings, apartment buildings and motels. Borrowers generally are required to personally guarantee loans secured by commercial real estate, and obtain hazard and title insurance. Commercial real estate loans are originated with varying maturities and with fixed or adjustable interest rates generally based upon market rates for the type of property.

MSB participates in the Community Investment Program administered by the Federal Home Loan Bank ("FHLB") System. At December 31, 1998, MSB had six loans totaling $13.267 million for low- and moderate-income housing units using this program.

Loans secured by commercial real estate properties are generally larger and involve greater risk than residential mortgage loans. The increased credit risk is a result of several factors, including the concentration of principal in a smaller number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty in evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate properties is often dependent on successful operation or management of the properties. If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. Loans secured by commercial real estate also may involve a greater degree of environment risk.

Commercial Business Loans.
At December 31, 1998, approximately $5,909,000, or 12.19%, of MSB's commercial loan portfolio consisted of commercial business loans. MSB from time to time will originate commercial business loans and lines of credit, which are secured by leases, equipment and inventory and other assets to businesses in its lending area.

Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property, the value of which tends to be more ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent, in part, upon the general economic environment). MSB's commercial business loans are usually secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

CONSUMER LENDING
MSB originates a variety of secured consumer loans, including closed-end, fixed rate and variable rate home equity loans, home improvement loans, automobile loans, boat and other recreational vehicle loans, insured student loans, and loans secured by deposits held by the Bank. MSB also offers unsecured loans at competitive rates. MSB began to actively market consumer loans during 1994 in order to meet customer needs and because of the shorter term of, and normally higher yields on, such loans.

Consumer loans totaled $57.607 million (consisting of $36.486 million in home equity loans, $796,000 in insured student loans, $416,000 in originated mobile home loans, $17.899 million in automobile, recreational vehicle and boat loans, $368,000 in loans secured by deposits, $4,000 in Michigan Education Trust loans, and $1,638,000 in unsecured loans), or 17.58%, of net loans receivable at December 31, 1998.

MSB's indirect consumer lending program that was initiated in the fourth quarter of 1996 resulted in indirect loan originations of $20.085 million in 1997 and $3.690 million in 1998. MSB phased out its indirect automobile lending operations beginning on October 1, 1998. Indirect consumer loans were originated through automobile, boat and recreational vehicle dealers. These loans generally have a higher credit risk than direct loans because the loans are originated through dealers to borrowers who may not have other banking relationships with MSB. MSB generally applied the same underwriting criteria to indirect loans as are applied to other consumer loans. However, MSB permitted the borrower to finance items such as service contracts, extended warranties and credit life insurance on indirect loans which resulted in many higher loan-to-collateral value ratios than direct loans. At December 31, 1998, MSB's consumer loan portfolio included $14.285 million of indirect loans.

While MSB attempted to employ prudent credit standards in originating indirect loans, there is an inherent risk that a portion of these loans will default. In such instances, the repossessed collateral securing the loan may not be sufficient for repayment of the loan and the remaining deficiency may not be collectible. MSB does not have recourse to the dealer in the event of a default of an indirect loan. Loans secured by assets that depreciate rapidly, such as automobiles, boats and recreational vehicles, are generally considered to entail greater risks than residential mortgage loans.

LOAN ORIGINATION AND OTHER FEES
MSB records income, including capitalized originated mortgage servicing rights, in connection with loan originations, loan sales, loan servicing, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated and serviced.

In its lending, MSB obtains loan fees that are calculated as a percentage of the amount borrowed. The fees received in connection with the origination of residential real estate loans include points paid by the borrower, origination fees and premiums received for the sale of loans in the secondary market.

During the year ended December 31, 1998, MSB recorded gains and fees on loans sold of $2,237,000 in connection with the origination and sale of residential mortgage loans. Other fees totaling $306,000 were recorded in connection with mortgage, consumer and commercial loans. MSB capitalized approximately $1,651,000 of originated mortgage servicing rights ("OMSR") and recorded $679,000 of OMSR amortization (that is netted against loan servicing fee income) during the year ended December 31, 1998. Direct costs incurred on originated loans held in the Bank's portfolio, net of origination fees, are deferred. MSB had $903,000 in net deferred loan costs (net of origination fees) at December 31, 1998.

In addition, MSB receives fees for servicing the loans it originates. MSB earned $639,000 in loan servicing fee income for the year ended December 31, 1998. Loan servicing income as a percentage of net interest income was 5.32%, 9.91% and 12.93% for the years ended December 31, 1998, 1997 and 1996, respectively.

SECONDARY MARKET ACTIVITIES
As described above, MSB generally sells the 20 through 30 year fixed rate loans that it originates to FHLMC, FNMA or a conduit sales program. Generally, such fixed rate loans are "pre-sold," in that the loans are originated against and in conformity with existing commitments the Bank has made with FHLMC, FNMA or another approved investor. By selling these fixed rate loans in the secondary market, MSB reduces its interest rate risk exposure. This activity also allows MSB to continue to make loans when deposit flows decline or funds are not otherwise available for lending, as the proceeds from sales in the secondary market can be redeployed into new loans. During the year ended December 31, 1998, MSB sold $200.863 million in loans to FHLMC and FNMA.

MSB may also package fixed rate loans in its portfolio into FHLMC or FNMA pools, which it would exchange for agency-guaranteed securities backed by mortgages. The mortgage-backed securities could then be used to collateralize borrowings or be sold in the secondary market to raise additional funds. During the year ended December 31, 1998, MSB did not securitize any originated loans from its portfolio.

In the past, MSB has pooled some of the loans it had originated and exchanged them for FNMA and FHLMC mortgage-backed securities backed by pools of loans sold with recourse; some of these securities were sold in the open market. In addition, certain loans were sold, with recourse, directly to another financial institution. Approximately $4,753,000 in loans sold with recourse were outstanding as of December 31, 1998. At December 31, 1998, there were $80,000 of delinquent loans sold with recourse (calculated based on loans 60 or more days past due).

Upon the sale of loans, MSB generally retains the responsibility for collecting and remitting loan payments, ensuring that real estate tax payments are made on behalf of the borrowers, and otherwise servicing the loans. Typically, MSB receives servicing fees for performing the services, which results in fee income. The majority of loan sales are made with servicing retained by the Bank. During the third quarter of 1996, MSB sold $53.798 million of bulk mortgage loan servicing rights. The sold mortgage loan servicing related to loans primarily originated in Texas and Florida. MSB closed its loan production offices located in Texas and Florida in May 1994.

DELINQUENCIES AND CLASSIFIED ASSETS
MSB is, in general, a secured lender. The lending policy of the Bank includes general guidelines for a loan's loan-to-value ratio (at origination, the ratio of the principal amount of the loan to the lower of the loan's collateral appraised value or, if applicable, its sales price). MSB's general loan-to-value guidelines include a maximum loan-to-value ratio of 90% for residential real estate loans.

MSB will originate loans with a loan-to-value ratio greater than 90% if private mortgage insurance or the equivalent is obtained to reduce the effective loan-to-value ratio to below 80%. Other general guidelines include a maximum loan-to-value ratio of 90% for home equity loans. MSB may lend in excess of 100% of the collateral value on certain consumer loans, including indirect loans. MSB generally requires insurance for collateral securing a loan.

Delinquent Loans.
Delinquencies on all loans are reviewed monthly by MSB's Board of Directors. Procedures taken with respect to delinquent loans differ depending on whether the loan was originated or purchased by the Bank and the type of loan.

MSB's collection procedures with respect to loans originated by the Bank include written notice of delinquency and contact by letter or by telephone by the Bank's collection staff on a weekly basis. Most loan delinquencies are cured within 90 days without legal action. Based on the type of loan, if the delinquency exceeds 45 to 90 days, MSB institutes measures to enforce its remedies resulting from the default, including commencing foreclosure action or repossession. A decision as to whether and when to initiate foreclosure proceedings or repossession procedures is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of delinquency, the borrower's ability and willingness to cooperate in curing delinquencies and any environmental issues that may need to be addressed. With respect to delinquent FHA and VA mortgage loans, MSB follows notification and foreclosure procedures prescribed by FHA and VA.

With respect to purchased mortgage loans and loan participations, MSB receives monthly reports from the loan servicers with which MSB monitors its purchased mortgage loan and loan participation portfolio. Pursuant to the servicing agreements, MSB relies on the loan servicers to contact delinquent borrowers, collect delinquent amounts and initiate foreclosure proceedings, when necessary, in accordance with applicable laws and regulations.

Property acquired by MSB as a result of a foreclosure is classified as real estate owned ("REO") and other repossessed assets. MSB, for financial accounting purposes, discontinues accruing interest on delinquent loans that are more than 90 days past due, at which time all accrued but uncollected interest is reversed or reserved against.

The following table shows loans, delinquent as to principal or interest, in MSB's portfolio at December 31, 1998, 1997 and 1996:

                                                       Delinquent Loans - 90 Days or More Past Due
                                      -----------------------------------------------------------------------------
                                                                     At December 31,
                                      -----------------------------------------------------------------------------
                                               1998                      1997                        1996
                                      ----------------------      ----------------------      ---------------------
                                        Number     Principal       Number      Principal       Number     Principal
                                         of         Balance         of          Balance         of         Balance
                                        Loans       of Loans       Loans        of Loans       Loans       of Loans
                                      --------     ---------      -------      ---------      -------     ---------
                                                                 (Dollars in thousands)
Mortgage loans:
  One- to four-family residential -
    non-guaranteed                           5     $     110            7      $     166            9     $     375
                                      --------     ---------      -------      ---------      -------     ---------
Other loans:
  Commercial                                --            --            1             31           --            --
  Consumer                                  10            86            6             64            4            38
                                      --------     ---------      -------      ---------      -------     ---------
      Total other loans                     10            86            7             95            4            38
                                      --------     ---------      -------      ---------      -------     ---------
      Total loans                           15     $     196           14      $     261           13     $     413
                                      ========     =========      =======      =========      =======     =========


The following table sets forth information regarding non-accrual loans, REO and other repossessed assets and total non-performing assets at the dates indicated:

                                                                          At December 31,
                                              ----------------------------------------------------------------------
                                                 1998          1997           1996          1995              1994
                                              ----------    ----------     ---------      ---------        ---------
                                                                           (In thousands)
Loans 90 days or more past due:
  One- to four-family residential             $      110    $      166     $     375      $     411        $     438
  Commercial                                          --            31            --             16              222
  Consumer loans                                      86            64            38             14               --
                                              ----------    ----------     ---------      ---------        ---------

    Total loans 90 days or more past due
      and non-accrual                                196           261           413            441              660
    Total REO and other repossessed assets           329           192           488            541              971
                                              ----------    ----------     ---------      ---------        ---------

    Total non-performing assets               $      525    $      453     $     901      $     982        $   1,631
                                              ==========    ==========     =========      =========        =========

Total loans delinquent 90 days or more
      to net loans receivable                       0.06%         0.08%         0.16%          0.23%            0.42%
Total loans delinquent 90 days or more
      to total assets                               0.03          0.04          0.06           0.06             0.08
Non-performing assets to total assets               0.09          0.07          0.14           0.14             0.19


During the year ended December 31, 1998, the amount of additional interest income that would have been recorded on non-accrual loans amounted to $73,000. This amount was not included in the Bank's interest income for the period. During this same period, interest income recognized (on a cash basis) on non-accrual loans totaled $13,000.

Classified Assets.
The office of Thrift Supervision ("OTS") has adopted, by regulation, a classification system for problem assets of insured institutions. Under this system, problem assets of insured institutions are classified as "special mention," "substandard," "doubtful" or "loss." An asset that currently does not warrant classification as "substandard" but that possesses weaknesses or deficiencies deserving close attention is required to be designated "special mention." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general valuation allowances in accordance with generally accepted accounting principles ("GAAP") in an amount deemed prudent by Management. General valuation allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but that, unlike specific valuation allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific valuation allowance equal to the amount so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which can, among other things, modify any asset classification or order the establishment of additional general or specific valuation allowances.

In connection with the filing of its periodic reports with the OTS, MSB regularly reviews its loans to determine whether any loans require classification in accordance with applicable regulations. As of December 31, 1998, MSB had total classified assets of $1,449,000. Of these classified assets, $329,000 were REO, real estate in judgment or other repossessed assets, $1,066,000 were "substandard" loans, $54,000 is a "doubtful" loan and $84,000 were "loss" loans. All of the "loss" loans were fully reserved against and are shown net of reserves in the classified assets. The loans classified as "loss" consist of various consumer loans.

MSB's $1,449,000 of classified assets, representing 0.26% of MSB's total assets at December 31, 1998, are summarized in the following table:

                                               Substandard                Doubtful                    Total
                                          ----------------------   ------------------------    ----------------------
        Type of Loan or Asset               Number       Amount      Number        Amount        Number       Amount
---------------------------------------   ---------    ---------   ----------    ----------    ----------   ---------
                                                                   (Dollars in thousands)
One- to four-family                              16    $     639            1    $       54            17   $     693
Commercial                                        5          257           --            --             5         257
Consumer                                         13          170           --            --            13         170
REO (residential)                                 4          118           --            --             4         118
REO (commercial or other assets)                  2          173           --            --             2         173
Other repossessed assets (consumer)               9           38           --            --             9          38
                                          ---------    ---------   ----------    ----------    ----------   ---------

                                                 49    $   1,395            1    $       54            50   $   1,449
                                          =========    =========   ==========    ==========    ==========   =========

Allowance for Loan Losses.

Losses on loans are charged to the allowance for loan losses. Additions to this allowance are made by recoveries of loans previously charged off and by a provision charged to expense. The allowance is maintained at an amount that Management believes will be adequate to absorb loan losses on existing loans that may become uncollectible. Although MSB phased out its indirect automobile lending operations beginning on October 1, 1998, MSB currently intends to continue to originate other consumer loans that are considered to involve a higher degree of credit risk than one-to-four-family residential mortgage loans. MSB's provision for loan losses in future periods may be substantially greater than the prior periods as a result of an increase in lending and the type of lending. Furthermore, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that existing reserves will be adequate or that substantial increases will not be required should the quality of the loans deteriorate. A significant increase in the provision for loan losses or significant loan losses for which adequate reserves have not been established may materially affect results of operations.

The allowance for loan losses is established through a provision for loan losses based on Management's evaluation of the risk inherent in its loan portfolio. On a monthly basis, Management reviews all loans that are reported delinquent, and the existing loan loss reserves for each category of loan. For each category of loan, a minimum reserve level, expressed as a percentage of that loan type held in the Bank's portfolio, has been established. This target level takes into consideration, among other matters, the nature of the underlying collateral, economic conditions, historical loan loss experience, historical delinquencies and other factors that warrant recognition in providing for an adequate loan loss allowance. This evaluation requires material estimates that may be susceptible to significant change. If the delinquency report indicates that the amount of classified loans in a given category has increased, Management increases the general loan loss reserve for that category so that the minimum reserve level is maintained.

The following table sets forth an analysis of the allowance for loan losses:

                                                                For the Years Ended December 31,
                                              -------------------------------------------------------------------
                                                1998             1997           1996          1995          1994
                                              --------        ---------      ---------      -------       -------
                                                                     (Dollars in thousands)
Allowance at beginning of period              $  1,969        $   1,855      $   1,723      $ 1,572       $ 2,504
                                              --------        ---------      ---------      -------       -------

Provisions for loan losses                         585              225            180          169            50
                                              --------        ---------      ---------      -------       -------

Charge-offs:
  Residential real estate                          (15)             (18)           (20)          --          (200)
  Commercial loans                                (297)              --            (13)         (83)         (813)
  Consumer loans                                  (413)             (98)           (20)          --            (3)
                                              --------        ---------      ---------      -------       -------

    Total charge-offs                             (725)            (116)           (53)         (83)       (1,016)
                                              --------        ---------      ---------      -------       -------

Recoveries:
  Residential real estate                           --               --             --           36            19
  Commercial loans                                   1                2              4           27             9
  Consumer loans                                    13                3              1            2             6
                                              --------        ---------      ---------      -------       -------

    Total recoveries                                14                5              5           65            34
                                              --------        ---------      ---------      -------       -------

    Net charge-offs                               (711)            (111)           (48)         (18)         (982)
                                              --------        ---------      ---------      -------       -------

    Allowance at end of period                $  1,843        $   1,969      $   1,855      $ 1,723       $ 1,572
                                              ========        =========      =========      =======       =======

Ratio of allowance for loan losses to
  total loans at the end of the period            0.56%            0.62%          0.73%        0.88%         0.98%
Ratio of net charge-offs to average
  loans outstanding during the period             0.23             0.04           0.02         0.01          0.61
Ratio of allowance to non-accrual loans
  at the end of the period                      940.31           754.41         449.15       390.70        238.18


The table on page 18 sets forth the allowance for loan losses by loan category at December 31, for the years indicated.

                                 1998                             1997                          1996
                     -----------------------------  ------------------------------  --------------------------------
                                           % of                             % of                              % of
                                          Loans in                        Loans in                          Loans in
                               As a % of  Category            As a % of   Category             As a % of    Category
                                 Out-     to Total              Out-      to Total               Out-       to Total
                               standing   Net Out-            standing    Net Out-             standing     Net Out-
                               Loans in   standing            Loans in    standing             Loans in     standing
                      Amount   Category    Loans     Amount   Category     Loans     Amount    Category      Loans
                     --------  ---------  --------  --------  ---------   --------  --------   ---------    --------
                                                                (Dollars in thousands)
Specific allowances:
  Mortgage loans:
    Residential      $     --         --%    68.99% $     --         --%     68.47% $      3          --%      75.42%
    Construction           --         --      3.67        --         --       3.97        --          --        6.80
    Land                   --         --      0.42        --         --       0.32        --          --        0.26

  Other loans:
    Commercial             --         --     14.80       298       1.26       7.50       298        2.12        5.60
    Consumer               84       0.15     17.58        --         --      21.74        --          --       16.03
                     --------             --------  --------  ---------   --------  --------   ---------    --------

                           84               105.46%      298                102.00%      301                  104.11%
                                          ========                        ========                          ========

General allowances:
  Mortgage loans:
    Residential           626       0.28     68.99%      758       0.35      68.47%      608        0.32       75.42%
    Construction           24       0.20      3.67        --         --       3.97        --          --        6.80
    Land                    3       0.22      0.42        --         --       0.32        --          --        0.26

  Other loans:
    Commercial            628       1.30     14.80       422       1.79       7.50       655        4.66        5.60
    Consumer              478       0.83     17.58       491       0.72      21.74       291        0.72       16.03
                      -------             --------  --------              --------   -------                --------
    Total allowances
      for loan losses $ 1,843               105.46% $  1,969                102.00%  $ 1,855                  104.11%
                      =======             ========  ========              ========   =======                ========

                                                1995                            1994
                                 ---------------------------------   -------------------------------
                                                            % of                              % of
                                                          Loans in                          Loans in
                                            As a % of     Category              As a % of   Category
                                              Out-        to Total                Out-      to Total
                                            standing      Net Out-              standing    Net Out-
                                            Loans in      standing              Loans in    standing
                                  Amount    Category       Loans       Amount   Category      Loans
                                 --------   ---------     --------    --------  ---------   --------
Specific allowances:
  Mortgage loans:
    Residential                  $     12        0.01%       77.89%   $     10       0.01%     80.02%
    Construction                       --          --         4.15          --         --       2.40
    Land                               --          --         0.15          --         --       0.12

  Other loans:
    Commercial                        297        2.90         5.28         284       1.78      10.07
    Consumer                           14        0.05        15.29          --         --       9.50
                                 --------   ---------    ---------    --------  ---------  ---------

                                      323                   102.76%        294                102.11%
General allowances:
  Mortgage loans:
    Residential                       572        0.38        77.89%        451       0.34      80.02%
    Construction                       --          --         4.15          --         --       2.40
    Land                               --          --         0.15          --         --       0.12

  Other loans:
    Commercial                        665        6.50         5.28         734       4.60      10.07
    Consumer                          163        0.55        15.29          93       0.62       9.50
                                 --------                ---------    --------             ---------

    Total allowances
      for loan losses            $  1,723                   102.76%   $  1,572                102.11%
                                 ========                =========    ========             =========

INVESTMENT ACTIVITIES
The Board of Directors establishes the investment policy of the Bank. This policy dictates that MSB hold its investments to maturity unless classified otherwise at the time of purchase. Purchases of investments and mortgage-backed securities are based upon consideration of the safety of principal, liquidity requirements of the Bank and the yield to the Bank. MSB's policy permits investment in various types of liquid assets permissible under OTS regulations, which include U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances and federal funds. MSB also invests in investment grade corporate debt securities, ARM-backed securities and fixed rate mortgage-backed securities with maturities not greater than fifteen years.

The following tables set forth certain information regarding the carrying and market values of MSB's investment securities and mortgage-backed securities portfolios at the dates indicated:


                                                             Investment Securities
                        -----------------------------------------------------------------------------------------------------
                                                               At December 31,
                        -----------------------------------------------------------------------------------------------------
                                      1998                             1997                             1996
                        --------------------------------   ------------------------------     -------------------------------
                                   Estimated    Percent              Estimated   Percent                Estimated    Percent
                         Carrying    Fair         of       Carrying    Fair        of         Carrying    Fair         of
                          Value      Value     Portfolio     Value     Value    Portfolio       Value     Value     Portfolio
                        ---------  ---------   ---------   --------  ---------  ---------     --------  ---------   ---------
                                                             (Dollars in thousands)
Available-for-sale      $     166  $     166        1.18%  $    199  $     199     100.00%    $    199  $     199      100.00%
Held-to-maturity           13,888     13,888       98.82         --         --         --           --         --          --
                        ---------  ---------   ---------   --------  ---------  ---------     --------  ---------   ---------

Total investment
  securities            $  14,054  $  14,054      100.00%  $    199  $     199     100.00%    $    199  $     199      100.00%
                        =========  =========   =========   ========  =========  =========     ========  =========   =========

                                                         Mortgage-Backed Securities
                      --------------------------------------------------------------------------------------------------
                                                               At December 31,
                      --------------------------------------------------------------------------------------------------
                                    1998                            1997                               1996
                      -----------------------------    ------------------------------    -------------------------------
                                 Estimated  Percent               Estimated   Percent                Estimated  Percent
                       Carrying    Fair       of        Carrying    Fair        of        Carrying     Fair       of
                        Value      Value   Portfolio      Value     Value    Portfolio     Value      Value    Portfolio
                      ---------  --------- ---------    --------  ---------  ---------    --------   --------- ---------
                                                             (Dollars in thousands)
Available-for-sale    $  52,275  $ 52,275      28.83%  $  71,955  $  71,955      24.53%  $  84,381  $  84,381      22.05%
Held-to-maturity        129,064   129,027      71.17     221,391    218,359      75.47     298,275    292,135      77.95
                      ---------  --------  ---------   ---------  ---------  ---------   ---------  ---------  ---------
Total mortgage-
  backed securities   $ 181,339  $181,302     100.00%  $ 293,346  $ 290,314     100.00%  $ 382,656  $ 376,516     100.00%
                      =========  ========  =========   =========  =========  =========   =========  =========  =========

The following table sets forth certain information regarding weighted-average yields and contractual maturities of MSB's mortgage-backed securities at December 31, 1998:


                                                      Mortgage-Backed Securities
                      -----------------------------------------------------------------------------------------------
                         Less Than             One to             Five to
                         One Year            Five Years          Ten Years        Over Ten Years          Total
                      -----------------   -----------------  -----------------  ------------------  -----------------
                       Amount    Yield     Amount    Yield    Amount    Yield    Amount     Yield    Amount    Yield
                      --------  -------   --------  -------  -------   -------  --------  --------  --------  -------
                                                          (Dollars in thousands)
Available-for-
  sale (1) (2)       $  11,043     6.08%  $ 11,551     5.38% $11,655      5.69% $ 17,926      6.02% $  52,175    5.82%
Held- to-maturity        9,767     5.94    115,270     5.40    4,027      5.99        --        --    129,064    5.46
                     ---------            --------           -------            --------            ---------
  Total mortgage-
   backed securities $  20,810     6.01%  $126,821     5.40% $15,682      5.77% $ 17,926      6.02% $ 181,239    5.56%
                     =========            ========           =======            ========            =========

(1) Balances and yield calculations are exclusive of net unrealized gain (loss) on available-for-sale securities.

(2) Includes $10.035 million of adjustable rate mortgage-backed securities in the "over ten years" maturity category.


Investment Securities.

At December 31, 1998, investment securities (exclusive of FHLMC and FNMA mortgage-backed securities) consist of one collateralized mortgage obligation ("CMO") residual classified as available-for-sale with a carrying value and an estimated fair value of $166,000 and four commercial paper securities (all of which matured by February 1999) which were classified as held-to-maturity with a carrying value and an estimated fair value of $13.888 million.

CMO residuals are claims on any excess cash flows from a CMO issue, after the payments due to the holders of the other classes have been made and trust administrative expenses have been met. The economic value of a residual is a function of the present value of the anticipated excess cash flows. These cash flows are highly sensitive to prepayments, indenture call provisions and existing levels of market interest rates.

During 1997 MSB began to enter into purchases of securities under agreements to resell substantially identical securities. During 1998 the maximum amount outstanding at any month end was $8,502,000. During 1997 there were no securities purchased under agreements to resell outstanding at any month end. The amounts advanced under these agreements represent short-term loans.

Mortgage-Backed Securities.

MSB's mortgage-backed securities are insured or guaranteed by FHLMC or FNMA. Mortgage-backed securities generally increase the quality of MSB's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank. As a result of the repayments of the underlying loans, the actual maturities of mortgage-backed securities are often substantially less than the scheduled maturities.

SOURCES OF FUNDS

General.

Deposits are the primary source of MSB's funds for use in lending and for other general business purposes. Other funding sources include borrowings from securities sold under agreements to repurchase ("Repurchase Agreements") and advances from the FHLB of Indianapolis.

MSB also obtains funds from normal loan and mortgage-backed securities amortization and prepayments and from operations. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and loan and mortgage-backed securities prepayments are significantly influenced by general market interest rates, competition and economic conditions. Borrowings may be used on a short-term basis to compensate for seasonal or other reductions in normal sources of funds or for deposit inflows at less than projected levels. Borrowings may also be used on a longer-term basis to support expanded lending or investment activities.

Deposits.

MSB offers a variety of deposit accounts having a range of interest rates and terms. MSB's deposits consist of savings, checking, money market and certificate accounts. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. MSB's deposits are obtained primarily from the areas in which its retail offices are located. Currently, MSB does not use brokers to obtain deposits, relying primarily on marketing, customer service and long-standing customer relationships to attract and retain deposits. The following tables contain information relating to deposits at December 31, 1998:

  Weighted                                                                                                Percentage
  Average                                                                  Minimum                         of Total
    Rate             Term                Checking and Savings               Amount        Balance          Deposits
-------------  ---------------  ------------------------------------     -----------    ------------      ----------
                                                                                         (In thousands)
    N/A%       N/A              Non-interest checking                    $      --      $   10,527         2.50%
    1.74       N/A              NOW accounts                                    --          36,493         8.67
    2.25       N/A              Passbook and statement savings                 100          39,787         9.45
    3.85       N/A              Money market accounts                        1,000          69,708        16.56

                                       Certificates of Deposit

    4.47       91 days          Fixed term, fixed rate                         500           1,568         0.37
    4.94       4-6 months       Fixed term, fixed rate                         500          16,743         3.98
    5.15       7-12 months      Fixed term, fixed rate                         500          43,344        10.30
    5.43       13-24 months     Fixed term, fixed rate                         500          53,858        12.80
    5.68       25-36 months     Fixed term, fixed rate                         500          46,831        11.13
    5.83       37-60 months     Fixed term, fixed rate                         500          14,974         3.56
    7.37       61-120 months    Fixed term, fixed rate                         500             195         0.05
    4.45       91 days          IRA accounts fixed rate                        500             244         0.06
    4.87       4-6 months       IRA accounts fixed rate                        500             547         0.13
    5.20       7-12 months      IRA accounts fixed rate                        500           1,024         0.24
    5.43       13-24 months     IRA accounts fixed rate                        500           8,286         1.97
    5.65       25-36 months     IRA accounts fixed rate                        500           3,597         0.85
    6.01       37-60 months     IRA accounts fixed rate                        500          17,534         4.17
    4.47       13-18 months     IRA accounts variable rate                      50           3,313         0.79
    2.91       7-12 months      Fixed term, variable rate, Pen. free           500          31,933         7.59
    2.87       7-12 months      Fixed term, variable rate, IRA Pen. free       500             536         0.13
    5.11       1-12 months      Jumbo certificates                         100,000          10,327         2.45
    5.13       1-12 months      Mini-jumbo                                  50,000           9,449         2.25
                                                                                        ----------       ------

                     Total deposits                                                     $  420,818       100.00%
                                                                                        ==========       ======


The following table sets forth the composition of MSB's deposits by type as of the dates indicated:


                                                              At December 31,
                         -------------------------------------------------------------------------------------------
                                      1998                               1997                         1996
                         -------------------------------   ---------------------------------  ----------------------
                                    Percent   Increase                  Percent    Increase                Percent
                         Amount    of Total  (Decrease)    Amount      of Total   (Decrease)     Amount    of Total
                        --------   --------  ----------   --------     ---------  ----------  ----------   ---------
                                                            (Dollars in thousands)
Non-interest-bearing    $ 10,527      2.50%  $    717     $  9,810        2.41%   $   888     $   8,922      2.17%
NOW accounts              36,493      8.67      6,523       29,970        7.36      4,006        25,964      6.33
Passbook and statement
  savings                 39,787      9.45      2,425       37,362        9.17     (2,896)       40,258      9.81
Money market accounts     69,708     16.56      5,979       63,729       15.64      6,053        57,676     14.06
Certificates which mature
  in the years ending:
    December 31, 1997         --       --          --           --       --       (192,680)     192,680     46.96
    December 31, 1998         --       --    (183,051)     183,051       44.93    133,145        49,906     12.16
    December 31, 1999    194,383     46.21    141,060       53,323       13.09     35,324        17,999      4.39
    December 31, 2000     45,866     10.90     27,303       18,563        4.56      9,098         9,465      2.31
    December 31, 2001     13,891      3.30      6,715        7,176        1.76       (261)        7,437      1.81
    December 31, 2002      9,233      2.19      4,829        4,404        1.08      4,404            --       --
    December 31, 2003        930      0.22        930           --         --          --            --       --
                        --------    ------   --------     --------      ------    --------    ---------    ------

      Total deposits    $420,818    100.00%  $ 13,430     $407,388      100.00%   $(2,919)    $ 410,307    100.00%
                        ========    ======   ========     ========      ======    ========    =========    ======

The following table indicates the amounts of MSB's jumbo certificates of deposit by time remaining until maturity, as of December 31, 1998:

                                                                   Jumbo Certificates
                             Maturity Period                           of Deposit
                        -------------------------                  ------------------
                                                                     (In thousands)
                        Three months or less                       $            4,213
                        Three through six months                                3,280
                        Six through twelve months                               2,834
                                                                   ------------------
                             Total                                 $           10,327
                                                                   ==================


During 1999, $194.383 million of deposits at an average rate of 4.93% are expected to mature as follows:

                            Period                              Amount         Coupon
             -------------------------------------          --------------    ---------
                                                            (In thousands)
             Quarter ending March 31, 1999                  $       57,717         4.97%
             Quarter ending June 30, 1999                           62,291         4.93
             Quarter ending September 30, 1999                      42,662         4.97
             Quarter ending December 31, 1999                       31,713         4.79
                                                            --------------

                                                            $      194,383         4.93%
                                                            ==============


Borrowings.
MSB enters into Repurchase Agreements with approved securities dealers. In a typical transaction, MSB sells a specific issue of mortgage-backed securities owned by the Bank to a securities dealer as agent for the Bank. The securities dealer holds these securities in a fiduciary capacity for the account of the Bank. At the time the sale is made, MSB enters into a contract with the securities dealer to repurchase the same securities at the same price for redelivery at a later date. Irrespective of the coupon interest rate of the securities, MSB pays interest at a negotiated rate related to market conditions during the time it has "sold" the securities. At the repurchase date, the securities dealer redelivers the identical mortgage-backed securities to MSB and MSB repays the securities dealer the amount of the repurchase price plus the interest. During the period of the Repurchase Agreement, MSB continues to earn the coupon rate on the securities securing the borrowing. A Repurchase Agreement is typically short-term in nature and is in essence a borrowing transaction. GAAP treats these Repurchase Agreements as borrowings. Such agreements provide a source of funds for MSB's lending and investment activities. MSB attempts to minimize any risk associated with the use of Repurchase Agreements by using only reputable, well-capitalized securities dealers approved by MSB's Board of Directors and by minimizing any over-collateralization of the transaction. Management reviews the financial condition of counterparties to such transactions quarterly. Management expects to use Repurchase Agreements as a source of funds when it is necessary to supplement the resources provided by deposits and principal and interest payments on loans, its primary sources of funds.

The following table presents maturity information regarding Repurchase Agreements of MSB at December 31, 1998:

                                                               At December 31, 1998
                                ------------------------------------------------------------------------------------
                                                 30                                         Greater
                                               Days or     31 to 90            91 to        Than One
                                 Overnight      Less       Days (1)          365 Days        Year          Total
                                ------------   ---------  ------------      -----------   ------------   -----------
                                                                   (In thousands)
Repurchase Agreements           $     --       $      --  $     20,000      $        --   $     25,000   $    45,000
Weighted-average interest rate        --%             --%         5.69%              --%          5.87%         5.79%


(1) The 31 to 90 Days amount includes a $20.000 million Repurchase Agreement with a stated maturity of June 12, 2002. This Repurchase Agreement has a fixed interest rate of 5.685% and included an initial call option for the other party on June 12, 1998 followed by quarterly call options thereafter.


The following table presents information regarding amounts at risk (excess of the market value of the collateral over the face value of the borrowing, inclusive of interest) by counterparty, and the weighted-average maturity of each counterparty position. A counterparty is the securities dealer involved in the transaction.

                                                            At December 31, 1998
                         -------------------------------------------------------------------------------------------
                                                  Market
                            Borrowing            Value of                                          Weighted
                             Amount             Collateral         Amount       % of               Average
                         (Inc. Interest)      (Inc. Interest)      At Risk      Capital            Maturity
                         ----------------     --------------     -----------    ---------        ------------
                                                                (In thousands)
Lehman Brothers          $         15,077     $       15,901     $       824     2.28%743            Days
Merrill Lynch                      30,093             31,541           1,448         4.01            225 Days
                         ----------------     --------------     -----------     --------

Total                    $         45,170     $       47,442     $     2,272     6.29%397            Days
                         ================     ==============     ===========     ========


One of the functions of the FHLB system is to serve as a reserve source of credit for its member savings institutions. As a member of the FHLB system, MSB is required to own capital stock in the FHLB of Indianapolis. MSB is permitted to apply for FHLB advances using its stock, mortgage-backed securities and certain of its home mortgages as collateral, provided it meets certain creditworthiness standards set by the FHLB. The FHLB has a variety of different advance programs, each with different interest rates, provisions, maximum amounts and maturities. At December 31, 1998, MSB had outstanding advances from the FHLB totaling $53.292 million and unamortized advance commitment fees of $6,000.

The following table presents certain information regarding borrowings of MSB at the end of and during the periods indicated:

                                                                                At December 31,
                                                                 ----------------------------------------------
                                                                     1998            1997               1996
                                                                 ------------    ------------       -----------
                                                                                (In thousands)
Balance outstanding of:
  Repurchase Agreements                                          $     45,000    $     85,000       $   127,000
  FHLB advances                                                        53,286         100,561            74,923
  Other borrowings                                                         --              --             1,351

Approximate weighted-average rate paid on:
  Repurchase Agreements                                                  5.79%           6.17%             5.93%
  FHLB advances                                                          6.32            7.06              7.41
  Other borrowings                                                         --              --              9.98

                                                                          During the Years Ended December 31,
                                                                 ------------------------------------------------
                                                                    1998             1997               1996
                                                                 ------------    -------------       ------------
                                                                                (In thousands)
Maximum amount of borrowings outstanding at any month end:
    Repurchase Agreements                                        $     85,000    $     140,000       $    169,965
    FHLB advances                                                     100,567          109,178             74,923
    Other borrowings                                                       --            1,351              1,699

Approximate average month-end borrowings with respect to:
    Repurchase Agreements                                              62,917          117,800            152,002
    FHLB advances                                                      80,055           84,020             70,321
    Other borrowings                                                       --              225              1,670

Approximate weighted-average rate paid on:
    Repurchase Agreements                                                6.09%            6.07%              5.71%
    FHLB advances                                                        6.99             7.36               7.53
    Other borrowings                                                       --             9.97              10.01


SUBSIDIARIES
MSB has two wholly owned subsidiaries, MSBc and MSBi. MSB's two subsidiaries have contracted with unaffiliated third parties to provide various investment services including the sale of mutual fund and annuity products. MSBi also sells life insurance, long-term care insurance and group health and disability insurance. MSBc also owns stock in MIMLIC Life Insurance Company (a mortgage life reinsurance company).

PERSONNEL
As of December 31, 1998, MSB had approximately 207 full-time and 53 part-time employees. The employees are not represented by a collective bargaining agent, and MSB considers its relationship with its employees to be excellent.

REGULATION AND SUPERVISION

GENERAL
MSB is chartered under federal law by the OTS. It is a member of the FHLB System, and its deposit accounts are insured up to legal limits by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The OTS is charged with overseeing and regulating MSB's activities and monitoring its financial condition. This regulatory framework sets parameters for MSB's activities and operations and grants the OTS extensive discretion with regard to its supervisory and enforcement powers and examination policies. MSB files periodic reports with the OTS concerning its activities and financial condition, must obtain OTS approval prior to entering into certain transactions or initiating new activities, and is subject to periodic examination by the OTS to evaluate MSB's compliance with various regulatory requirements.

FEDERAL SAVINGS INSTITUTION REGULATION

Business Activities.
The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA"), and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act"). The HOLA and the FDI Act were amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FIRREA was enacted for the purpose of resolving problem savings institutions, establishing a new thrift insurance fund, reorganizing the regulatory structure applicable to savings institutions, and imposing bank-like standards on savings institutions. FDICIA, among other things, requires that federal banking regulators intervene promptly when a depository institution experiences financial difficulties, mandates the establishment of a risk-based deposit insurance assessment system and requires imposition of numerous additional safety and soundness operational standards and restrictions. FIRREA and FDICIA both contain provisions affecting numerous aspects of the operations and regulations of federally-insured savings institutions and empowers the OTS and the FDIC, among other agencies, to promulgate regulations implementing their provisions.

Branching.
A federally-chartered savings institution can establish branches in any state or states in the United States and its territories, subject to a few exceptions. The exercise by the OTS of its authority to permit interstate branching by federal savings institutions is preemptive of any state law purporting to address the subject of branching by a federal savings institution.

Loans to One Borrower.
Under HOLA, savings institutions are generally subject to the national bank limits regarding loans to one borrower. Generally, savings institutions may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the institution's unimpaired capital and surplus, where the borrowing is not fully secured by readily-marketable collateral. An additional amount may be loaned, equal to 10% of the institution's unimpaired capital and surplus, if such additional borrowing is secured by readily-marketable collateral at least equal to the amount of such additional funds. At December 31, 1998, MSB had no outstanding loans or commitments that exceeded the loans to one borrower limit at the time made or committed.

Brokered Deposits.
Well-capitalized savings institutions that are not troubled are not subject to brokered deposit limitations. Adequately-capitalized institutions are able to accept, renew or roll over brokered deposits but only (i) with a waiver from the FDIC and (ii) subject to the limitation that they do not pay an effective yield on any such deposit that exceeds by more than (a) 75 basis points the effective yield paid on deposits of comparable size and maturity in such institution's normal market area for deposits accepted in its normal market area or (b) 120 basis points of the current yield on similar maturity U.S. Treasury obligations or, in the case of any deposit at least half of which is uninsured, 130% of such Treasury yield. Undercapitalized institutions are not permitted to accept brokered deposits and may not solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution's normal market area or in the market area in which such deposits are being solicited. MSB is not presently soliciting brokered deposits.

Enforcement.
Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Civil penalties cover a wide range of violations and actions. Criminal penalties for most financial institution crimes include fines and imprisonment. In addition, regulators have substantial discretion to impose enforcement action on an institution that fails to comply with its regulatory requirements, particularly with respect to amounts of capital. Possible enforcement action ranges from requiring the preparation of a capital plan or imposition of a capital directive to receivership, conservatorship or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take enforcement action under certain circumstances.

Assessments.
Savings institutions are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment paid on a semi-annual basis is computed based upon the savings institution's total assets, including consolidated subsidiaries, as reported in the institution's latest quarterly thrift financial report.

Federal Home Loan Bank System.
MSB is a member of the FHLB System, which consists of 12 regional FHLB's. The FHLB provides a central credit facility primarily for member institutions. MSB, as a member of the FHLB-Indianapolis, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB-Indianapolis, whichever is greater. MSB is in compliance with this requirement, with an investment in FHLB-Indianapolis stock at December 31, 1998, of $7,023,000. FHLB advances must be secured by specified types of collateral and may be obtained only for the purpose of purchasing or funding new residential housing finance assets.

Qualified Thrift Lender Test.
In September 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 became law (the "Economic Growth Act of 1996"). In the past, savings institutions were required to satisfy a qualified thrift lender test ("QTL" test) by maintaining 65% of their portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 20% of total assets) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) on a monthly basis in nine out of every twelve months.

The Economic Growth Act of 1996 liberalized the QTL test for savings institutions by permitting them to satisfy a similar-but-different 60% asset test under the Internal Revenue Code. Alternatively, savings institutions may meet the QTL test by satisfying a more liberal 65% asset test that allows an institution to include small business, credit card and education loans as qualified investments for purposes of the test. Furthermore, consumer loans now count as qualified thrift investments up to 20% of portfolio assets. On November 27, 1996, OTS issued an interim final rule that implements provisions of the Economic Growth Act of 1996, including the amended QTL test.

Before the Economic Growth Act of 1996, federal savings institutions were able to lend up to 10% of their assets in commercial business loans (i.e., secured or unsecured loans for commercial, corporate, business, or agricultural purposes) and, subject to OTS approval for a higher amount, up to 400% of their capital in commercial real estate loans. In addition, federal savings institutions were permitted to originate consumer loans (i.e., loans for personal, family or household purposes) in an amount not to exceed 35% of their assets.

The Economic Growth Act of 1996 amended the commercial-lending-asset limit by increasing the ceiling from 10% to 20%, but provides that amounts in excess of 10% may be used only for small business loans. Moreover, the new law exempts credit card and educational loans from any percentage of asset limitations applicable to consumer loans. The interim final rule issued by the OTS on November 27, 1996, defines a "small business loan" as one which meets the Small Business Administration size eligibility standards. This definition also applies for purposes of the new QTL test.

OTS Capital Requirements.
The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 4% leverage ratio (or core capital ratio) and an 8% risk-based capital standard.

Tangible capital is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangible assets (other than mortgage servicing rights) and certain equity and debt investments in non-qualifying subsidiaries (as hereinafter defined).

Core capital is defined as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries, certain amounts of goodwill resulting from prior regulatory accounting practices, less intangible assets (other than mortgage servicing rights) and certain equity and debt investments in non-qualifying subsidiaries.

The OTS capital regulation requires that in meeting the leverage ratio, tangible and risk-based capital standards, savings institutions must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank (a "non-qualifying subsidiary"). At December 31, 1998, MSB did not own a non-qualifying subsidiary.

In April 1991, the OTS issued a proposal to amend its regulatory capital regulation to establish a 3% leverage ratio (defined as the ratio of core capital to adjusted total assets) for institutions with the strongest regulatory rating for its financial and managerial condition. For all other institutions, the minimum core capital leverage ratio would be 3% plus at least an additional 100 to 200 basis points. In determining the amount of additional capital under the proposal, the OTS would assess both the quality of risk management systems and the level of overall risk in each individual institution through the supervisory process on a case-by-case basis. Institutions that failed the new leverage ratio would be required to file with the OTS a capital plan that details the steps they would take to reach compliance. If enacted in final form as proposed, Management does not believe that the proposed regulation would have a material effect on MSB.

Although the OTS has not adopted this regulation in final form, generally a savings institution that has a leverage capital ratio of less than 4% will be deemed to be "undercapitalized" under the OTS prompt corrective action regulations and consequently can be subject to various limitations on activities.

The OTS' risk-based capital standard requires that savings institutions maintain a ratio of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In calculating total capital, a savings institution must deduct reciprocal holdings of depository institution capital instruments, all equity investments and that portion of land loans and non-residential construction loans in excess of an 80% loan-to-value ratio and its interest rate risk component (as discussed below), in addition to the assets that must be deducted in calculating core capital. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks the OTS believes are inherent in the type of asset.

The components of core capital are equivalent to those discussed above under the 3% leverage standard. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, certain perpetual subordinated debt, mandatory convertible subordinated debt, certain intermediate-term preferred stock, certain mandatorily redeemable preferred stock allowance for loan and lease losses (up to 1.25% of risk-weighted assets) and certain unrealized gains on equity securities. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25%. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 1998, MSB met each of its capital requirements.

FDICIA required that the OTS (and other federal banking agencies) revise risk-based capital standards, with appropriate transition rules, to ensure that they take account of interest rate risk, concentration of risk and the risks of non-traditional activities.

Interest Rate Risk Regulations.
On December 1, 1998, the OTS adopted comprehensive guidance, in the form of Thrift Bulletin 13a ("TB 13a"), covering interest rate risk, investment securities and use of financial derivatives. TB 13a replaces seven prior OTS thrift bulletins covering these and related topics. The OTS also updated its regulations with a new rule (effective January 1, 1999) on forward commitments, futures transactions and financial options transactions. The new rule, which is designed to work with TB 13a, establishes general requirements applicable to all derivative instruments, sets forth responsibilities of the board of directors and management with respect to financial derivatives and makes clear that reducing risk exposure should be the primary reason for entering into a derivatives transaction. TB 13a provides guidelines for evaluating an institution's risk management, identifies a set of "sound practices" for consideration of management and describes the qualitative and quantitative guidelines the OTS will use in assessing an institution's current exposure to interest rate changes and its ability to manage that exposure effectively. The OTS will use the results of its net portfolio value ("NPV") model to measure an institution's current exposure. Under TB 13a, an institution's board of directors should establish interest rate risk limits in terms of its capital position (its economic capital-to-assets ratio). Investment securities and derivatives, especially those with the potential to alter significantly an institution's risk profile, should be evaluated on the basis of their impact on the institution's economic capital. Institutions with greater capacity to absorb potential losses will have greater latitude in using derivatives and other complex financial instruments. MSB's Board of Directors has established interest rate risk limits under TB 13a. As of December 31, 1998 MSB is in compliance with these Board established limits.

Liquidity.
MSB is required to maintain an average daily balance of liquid assets (e.g., cash, accrued interest on liquid assets, certain time deposits, savings accounts, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to not less than a specified percentage of the average daily balance of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS. The OTS may initiate enforcement actions for failure to meet these liquidity requirements. At December 31, 1998, MSB complied with the regulatory liquidity requirements.

Insurance of Deposit Accounts.
The Deposit Insurance Funds Act of 1996 ("DIFA") mandated that the FDIC impose a special assessment on the SAIF-assessable deposits of each insured depository institution at a rate applicable to all such institutions that the FDIC determined would cause the SAIF to achieve its designated reserve ratio of 1.25% as of October 1, 1996. In response to the recapitalization of the SAIF, the FDIC announced on December 11, 1996 that deposit insurance rates for most savings institutions insured under the SAIF would be lowered to zero effective January 1, 1997, thereby equalizing deposit premiums for savings institutions and banks. DIFA allowed the FDIC to exempt any insured institution that it determined to be weak from paying the special assessment if the FDIC determined that the exemption would reduce the risk to the SAIF. On October 21, 1996, MSB applied to the FDIC for an exemption from the special assessment mandated by the DIFA. The FDIC granted the exemption. Therefore, MSB did not pay the special assessment, but instead pays semiannual assessments to the SAIF initially according to the rate schedule that was in effect for SAIF assessments on June 30, 1995 for a period through the end of 1999. MSB's deposit insurance rate was
31.82 basis points for the three months ended December 31, 1998. MSB anticipates a deposit insurance rate of 32.10 basis points for the first quarter of 1999.

FDICIA required the FDIC to establish a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. Under the rule, the FDIC assigns an institution to one of three capital categories consisting of (i) well-capitalized, (ii) adequately-capitalized or (iii) undercapitalized, and one of three supervisory subcategories. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

Limitation on Capital Distributions.
The OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of institutions. An institution that exceeds all fully phased-in capital requirements before and after the proposed capital distribution ("Tier 1 Institution") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (a) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year or (b) 75% of its net reserve over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. In computing the institution's permissible percentage of capital distributions, previous distributions made during the prior four quarter period must be included. In the event the institution's capital fell below its fully phased-in requirement or the OTS notified it that it was in need of more than normal supervision, the ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. Moreover, under the OTS prompt corrective action regulations, the institution would be prohibited from making any capital distribution if, after the distribution, the institution would have, (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4%, or (iii) a leverage ratio of less than 4% or has a leverage ratio that is less than 3% if the institution is rated composite 1 under the CAMELS rating system in the most recent examination of the institution and is not experiencing or anticipating significant growth.

Effective April 1, 1999, the OTS revised its capital distribution regulation. Under the revised regulation, institutions that are not subsidiaries of a savings and loan holding company can qualify for a capital distribution without a notice or application to OTS, if they meet certain conditions, including retaining a well-capitalized designation following the distribution and having CAMELS and compliance ratings of 1 or 2. Other institutions either have to notify OTS or obtain the OTS's approval, depending on the condition of the institution and the amount and nature of the capital distribution, but such institutions may now file a schedule of proposed capital distributions for a year at a time, rather than filing separate notices.

Community Reinvestment.
Pursuant to OTS regulations, an institution's performance in meeting the credit needs of its entire community, including low- and moderate-income areas, as required by the Community Reinvestment Act (the "CRA"), will generally be evaluated under three tests: the "lending test," the "investment test," and the "service test." The lending test analyzes lending performance using five criteria: (i) the number and amount of loans in the institution's assessment area, (ii) the geographic distribution of lending, including the proportion of lending in the assessment area, the dispersion of lending in the assessment area, and the number and amount of loans in low-, moderate-, middle-, and upper-income areas in the assessment area, (iii) borrower characteristics, such as the income level of individual borrowers and the size of businesses or farms,
(iv) the number and amount, as well as the complexity and innovativeness of an institution's community development lending and (v) the use of innovative or flexible lending practices in a safe and sound manner to address the credit needs of low- or moderate-income individuals or areas. The investment test analyzes investment performance using four criteria: (i) the dollar amount of qualified investments, (ii) the innovativeness or complexity of qualified investments, (iii) the responsiveness of qualified investments to credit and community development needs, and (iv) the degree to which the qualified investments made by the institution are not routinely provided by private investors. The service test analyzes service performance using six criteria: (i) the institution's branch distribution among low-, moderate-, middle-, and upper-income areas, (ii) its record of opening and closing branches, particularly in low- and moderate-income areas, (iii) the availability and effectiveness of alternative systems for delivering retail banking services,
(iv) the range of services provided in low-, moderate-, middle- and upper-income areas and extent to which those services are tailored to meet the needs of those areas, (v) the extent to which the institution provides community development services, and (vi) the innovativeness and responsiveness of community development services provided.

Transactions with Related Parties.
MSB's authority to engage in transactions with related parties or "affiliates," (i.e., any company that controls or is under common control with an institution) including its non-savings institution subsidiaries or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Subsidiaries of a savings institution are generally exempted from the definition of "affiliate." Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in the FRA and the purchase of low-quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. Notwithstanding Sections 23A and 23B, FIRREA prohibits any savings institution from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of The Bank Holding Company Act. Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

MSB's authority to extend credit to executive officers, directors and 10% shareholders, as well as such entities such persons control are currently governed by Sections 22(g) and 22(h) of the FRA and Regulation O promulgated by the Federal Reserve Board. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans MSB may make to such persons based, in part, on MSB's capital position, and require certain approval procedures to be followed. OTS regulations, with the exception of minor variations, apply Regulation O to savings institutions.

Prompt Corrective Regulatory Action.
FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, subject to a narrow exception, FDICIA requires the OTS to appoint a receiver or conservator for an institution that is critically undercapitalized. FDICIA authorizes the OTS to specify the ratio of tangible equity to assets at which an institution becomes critically undercapitalized and requires that ratio be no less than 2% of assets.

Under OTS regulations, a savings institution is considered to be undercapitalized if it has risk-based capital of less than 8% or has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4% or has a leverage ratio less than 3% if the savings institution is rated composite 1 under the CAMELS rating system in the most recent examination of the institution. A savings institution that has risk-based capital less than 6% or a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3% would be considered to be "significantly undercapitalized." A savings institution that has a tangible equity to total assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized." Generally, a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. In addition, the OTS could issue a capital directive to the savings institution that includes additional discretionary restrictions on the savings institution.

Real Estate Lending Standards.
The OTS and the other federal banking agencies have uniform regulations prescribing real estate lending standards. The OTS regulation requires each savings institution to establish and maintain written internal real estate lending standards consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The policy must also be consistent with applicable OTS guidelines, which include maximum loan-to-value ratios for certain types of real estate loans. Owner-occupied one-to four-family mortgage loans and home equity loans do not have maximum loan-to-value ratio limits, but those with a loan-to-value ratio at origination of 90% or greater are to be secured by private mortgage insurance or readily marketable collateral. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are appropriately reviewed and justified. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standard are justified.

Standards for Safety and Soundness.
As required by FDICIA and subsequently amended by the Riegle Community Development and Regulatory Improvement Act of 1994, the federal banking regulators adopted interagency guidelines establishing standards for safety and soundness for depository institutions on matters such as internal controls, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other benefits and asset quality and earnings (the "Guidelines"). The agencies expect to request a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. FDIC regulations enacted under FDICIA also require all depository institutions to be examined annually by banking regulators and depository institutions having $500 million or more in total assets to have an annual independent audit, an audit committee comprised solely of outside directors, and to appoint outside auditors to evaluate the institution's internal control structure and procedures.

Financial Management Requirements.
FDICIA imposes new financial reporting requirements on all depository institutions with assets of more than $500 million, their management, and their independent auditors. It also establishes new rules for the composition, duties and authority of such institutions' audit committees and boards of directors. Among other things, all such depository institutions will be required to prepare and make available to the public annual reports on their financial condition and management (including statements of management's responsibility for the financial statements, internal controls and compliance with certain federal banking laws and regulations relating to safety and soundness, and an assessment by management of the effectiveness of the institution's internal controls and procedures and the institution's compliance with such laws and regulations). The institution's independent public accountants are required to attest to the management assessments regarding the effectiveness of the institution's internal controls and procedures. Each such institution is also required to have an audit committee composed of independent directors.

FEDERAL RESERVE SYSTEM
The Federal Reserve Bank ("FRB") requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. At December 31, 1998, MSB was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements that may be imposed by the OTS.

Savings institutions are authorized to borrow from the FRB "discount window," but FRB regulations require savings institutions to exhaust other reasonable alternative sources of funds, including FHLB advances, before borrowing from the FRB.

RESTRICTION OF ACQUISITION
Federal and state laws and regulations contain a number of provisions that impose restrictions on changes in control of financial institutions such as MSB, and that require regulatory approval prior to any such changes in control. With the passage of FIRREA in 1989, these laws and regulations became less restrictive, especially with respect to the acquisition of savings institutions by bank holding companies, which became permissible under FIRREA.

The Change in Bank Control Act and the savings and loan holding company provisions of HOLA, together with the regulations of the OTS under those Acts, require that the consent of the OTS be obtained prior to any person or company acquiring "control" of a savings institution. Under the OTS regulations, control is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of a savings institution. Control is rebuttably presumed to exist if a person acquires more than 10% of any class of voting stock (or more than 25% of any class of non-voting stock) and is subject to any of several "control factors." The control factors relate, among other matters, to the relative ownership position of a person, the percentage of debt and/or equity of the savings institution controlled by the person, agreements giving the person influence over a material aspect of the operations of the savings institution and the number of seats on the Board of Directors of the savings institution held by the person or his designees. The regulations provide a procedure for challenge of the rebuttable control presumption. Restrictions applicable to the operations of savings and loan holding companies and conditions imposed by the OTS in connection with its approval of companies to become savings and loan holding companies may deter companies from seeking to obtain control of MSB.

FDICIA added a new section to HOLA authorizing a federal savings institution to acquire or be acquired by any insured depository institution. The application for such acquisition would be required to be acted upon by the OTS within 60 days of filing, unless the OTS extends the period for an additional 30 days for the submission of additional required information.

FEDERAL AND STATE TAXATION

FEDERAL TAXATION

If and to the extent a savings institution's bad debt reserve is used for any purpose other than to absorb bad debt losses, such as for the payment of dividends or other distributions with respect to the institution's capital stock, additional federal income taxes may be imposed on the institution as a result of recapture of its bad debt reserve into income. Dividends may be paid out of an institution's unappropriated retained earnings without the imposition of any tax on the institution, to the extent that the amounts paid do not exceed the institution's current and post-1951 accumulated earnings and profits as calculated for federal income tax purposes. Dividends in excess of an institution's current or post-1951 accumulated earnings and profits, distributions in redemption of the institution's capital stock, and distributions in partial or complete liquidation of the institution, are deemed to be made first from the institution's qualifying bad debt reserve to the extent that the amount in the reserve exceeds the amount that would have been computed under the experience method and second from the institution's supplemental reserve for losses on loans (collectively, the "Excess"). To the extent that such a dividend or distribution by an institution is deemed paid out of the Excess, the Excess would be reduced, and the institution's gross income for tax purposes would be increased, by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in the institution's gross income, equals the amount deemed paid out of the Excess.

Corporations, including savings institutions such as MSB, generally are subject to the alternative minimum tax, to the extent that the amount of such tax exceeds the amount of the corporations' regular income tax. The Code imposes this tax at the rate of 20% on a corporation's alternative minimum taxable income ("AMTI"), that is, regular taxable income with certain adjustments plus tax preference items, less any available exemption. Tax preference items for these purposes include, among other items, (i) the excess of a savings institution's deduction for an addition to its reserve for bad debts over the amount that would have been allowable if such deduction had been computed under the experience method, and (ii) interest on certain tax-exempt bonds issued after August 7, 1986. In addition, a corporation's AMTI is increased by three-quarters of the amount by which the corporation's adjusted current earnings ("ACE") exceeds its AMTI (with certain adjustments, including the disallowance of a net operating loss deduction). If the corporation's AMTI exceeds its ACE, then, subject to certain limitations, the corporation's AMTI may be reduced by 75% of the excess of its AMTI (with certain adjustments) over its ACE. Not more than 90% of the AMTI may be offset by net operating losses (as modified for AMTI purposes). Payment of alternative minimum tax may be used as credits against regular tax liabilities in future years. In addition, for taxable years beginning before 1996, corporations also are subject to an environmental tax equal to 0.12% of the excess of its AMTI for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2,000,000.

MSB and its consolidated subsidiaries have been audited by the Internal Revenue Service ("IRS"), or accepted without examination, through the tax year 1990. With respect to years previously examined by the IRS, all deficiencies have been satisfied.

MICHIGAN TAXATION
The State of Michigan imposes a "Single Business Tax." The Single Business Tax is a value-added type of tax and is imposed for the privilege of doing business in the State of Michigan. The tax rate for the Single Business Tax is 2.3% of the Michigan adjusted tax base. The Michigan tax base is substantially the same as federal taxable income increased by compensation, depreciation, and net operating loss carryovers, if any, utilized in arriving at federal taxable income and decreased by the cost of acquisition of tangible assets during the year. The State of Michigan had imposed a tax on intangible personal property in the amount of $0.20 per $1,000 of deposits of a savings institution less the amount of deposits owed to the federal or Michigan State government, their agencies or certain other financial institutions. The intangibles tax was repealed effective January 1, 1998 and was phased out, with reductions of 25% in 1995, 50% in 1996 and 75% in 1997.

EXECUTIVE OFFICERS

Information concerning each executive officer of MSB, who is not also a Director of MSB, as of March 5, 1999 is set forth below.

                                                                                                            Year
             Name                Age                        Position Held with MSB                        Employed
-------------------------------------------------------------------------------------------------------------------
Bernard D. Williams               39    Senior Vice President, Chief Financial Officer  and Treasurer       1990
James P. Gorzinski                29    First Vice President and Director of Loan Operations                1986
Burl C. Howell                    59    First Vice President, Director of Human Resources and
                                            Assistant Secretary                                             1992
Gary W. Wilds                     56    First Vice President, General Counsel and Secretary                 1995
Thomas A. Rinness                 40    First Vice President and Director of Commercial Lending             1998

Bernard D. Williams, C.P.A., joined MSB in September 1990 as Senior Vice President, Chief Financial Officer, and Treasurer. Mr. Williams holds a B.S. in Accounting from the University of Missouri at Columbia and an M.B.A. from St. Louis University.

James P. Gorzinski joined MSB in August 1986. Mr. Gorzinski currently serves as Director of Loan Operations. Mr. Gorzinski began his career with MSB in the retail office system, was promoted to the Accounting Department where he continued to progress in responsibility and position, was promoted to Manager of Secondary Marketing in January 1994, and most recently was promoted to Director of Loan Operations in May 1995. Mr. Gorzinski holds a B.B.A. in Accounting from Saginaw Valley State University.

Burl C. Howell joined MSB in March 1992 as Vice President and Director of Human Resources. In September 1995 he became First Vice President. Prior to joining MSB, Mr. Howell was Manager, Compensation and Benefits, of Society Bank, Ann Arbor, Michigan from January 1990 to February 1992. Mr. Howell holds a B.A. in Economics from the University of Michigan.

Gary W. Wilds joined MSB in April 1995 as MSB's General Counsel. Most recently he was employed with the law firm of O'Reilly, Rancillio, Nitz, Turnbull & Andrews, P.C. in Sterling Heights, Michigan. Mr. Wilds was Senior Vice President, General Counsel of Colonial Central Savings Bank, f.s.b. from July 1990 through April 1994 when Colonial Central was acquired by Standard Federal Bank. Mr. Wilds has a B.A. in Political Science from Valparaiso University and a J.D., cum laude, from Wayne State University Law School.

Thomas A. Rinness joined MSB in December 1998. He is First Vice President and Director of Commercial Lending. Mr. Rinness holds a B.A. in accounting from Michigan State University and an M.B.A. from Saginaw Valley State University. Prior to joining MSB, Mr. Rinness was a Vice President of First of America Bank from May 1982 to May 1998 and a Vice President of NBD Bank from May 1998 until he joined MSB. The majority of his time was spent in commercial lending, including five years as a Group Manager.

ITEM 2. PROPERTIES

The total net book value of MSB's premises and equipment at December 31, 1998 was $8,017,000. During 1996 MSB executed a revised contract for electronic data processing services with Fiserv Solutions, Inc. The current contract was effective July 1, 1996 and has a December 31, 2001 expiration date. MSB may terminate the contract upon notice to Fiserv, however, MSB would incur termination costs if the effective termination date is prior to the contract expiration date.

MSB conducts its business through a main office and 21 branch offices located in central and southern Michigan. The following table discloses information regarding MSB's premises:

                                                                               Net Book Value
                                                                            (excluding furniture,
                                                                            fixtures and equipment)  Leased
            Location                                                         at December 31, 1998   or Owned
------------------------------------------------------------------------------------------------------------
Executive & Home Office:
623 Washington Avenue                  Bay City, MI 48708                $           728,494 (1)     Owned

Office Annexes:
600 Saginaw Street                     Bay City, MI 48708                                N/A         Owned
615-617 Washington Avenue              Bay City, MI 48708                                N/A         Owned (2)

Branches:
210 South Saginaw Street               Midland, MI 48640                             217,854         Owned
319 East Broadway                      Mt. Pleasant, MI  48858                       160,077         Owned
3520 Davenport Avenue                  Saginaw, MI 48602                             455,495         Owned
700 West Houghton Avenue               West Branch, MI 48661                         204,177         Owned
6241 Main Street                       Cass City, MI 48726                           226,242         Owned
427 Mable Street                       Pinconning, MI 48650                          168,129         Owned (3)
228 Newman Street                      East Tawas, MI 48730                          125,935         Owned
209 South Main Street                  Standish, MI 48658                            167,606         Owned
75 South Main Street                   Pigeon, MI 48755                              173,164         Owned
8880 Unionville Road                   Sebewaing, MI 48759                             2,998         Leased(4)
1615 West Center Avenue                Essexville, MI 48732                          422,423         Owned
745 North Euclid Avenue                Bay City, MI 48706                            287,395         Owned
800 Broadway Avenue                    Bay City, MI 48708                            235,707         Owned
1004 West Midland Road                 Auburn, MI 48611                              157,246         Owned
2151 West Columbia Avenue              Battle Creek, MI 49105                        307,534         Owned
2646 Henry Street                      Norton Shores, MI 49441                        96,355         Leased(5)
1445 North Center                      Saginaw, MI 48603                             221,440         Owned
404 Perry Street                       Big Rapids, MI 49307                          621,104         Owned
701 North Avenue                       Battle Creek, MI 49017                        200,771         Owned
720 Capital Avenue, S.W.               Battle Creek, MI 49015                        174,246         Owned
1001 East Columbia Avenue              Battle Creek, MI 49014                        365,561         Owned

Other:
Landmark Plaza
800 Washington Avenue                  Bay City, MI 48708                                 --         Leased(6)
                                                                            ----------------
                                                                            $      5,719,953
                                                                            ================

(1) Includes net book value of office annexes located at 600 Saginaw Street and 615-617 Washington Avenue in Bay City, Michigan.
(2) Approximately 1,200 square feet of the 617 Washington Avenue office building is leased as commercial space to parties unaffiliated with MSB. The aggregate annual rent for such leased space totaled approximately $7,158 for the year ended December 31, 1998.
(3) Approximately 5,600 square feet of MSB's office building at 427 Mable Street, Pinconning, Michigan is leased as commercial space to parties unaffiliated with MSB. The aggregate annual rent for such leased space totaled approximately $20,641 for the year ended December 31, 1998.
(4) Lease expires on December 31, 2001. MSB holds one three-year renewal option.
(5) Lease expires on July 31, 2002. MSB holds three five-year renewal options.
(6) Lease expired on February 10, 1999. MSB purchased this office building on February 26, 1999. At this date, the net book value of this building was $255,000 (excluding furniture, fixtures and equipment).

ITEM 3.  LEGAL PROCEEDINGS

MSB, together with certain present and former directors and officers and certain others, had been a defendant in consolidated lawsuits in the United States District Court for the Eastern District of Michigan (the "Federal Court"). The consolidated action combined two class action lawsuits filed in the Federal Court and one class action lawsuit originally filed in the Circuit Court for Oakland County, Michigan (the "State Court"). The lawsuits alleged certain violations of Federal securities law and Michigan Blue Sky Law. The lawsuit filed in the State Court was dismissed upon being combined with the Federal Court lawsuits. These lawsuits were all originally filed in 1995 and generally alleged that certain disclosures made by MSB from late 1993 until late 1994, including disclosures made by MSB in a Rights Offering Circular dated October 27, 1993, concerning its business plan and exposure to interest rate risk were false and misleading or there were material omissions. A class consisting of purchasers of MSB's stock during the period from November 30, 1993 to November 14, 1994 was certified by the Federal Court (the "Class").

On May 8, 1998, MSB entered into a Stipulation of Settlement (the "Settlement") to resolve the consolidated class action lawsuit. Under the Settlement, MSB agreed to make a cash payment of $12.000 million ($2.500 million of which MSB received from its former directors' and officers' liability insurance carrier). On July 8, 1998 the Federal Court entered a Final Judgment and Order approving the Settlement and dismissing the action. There were no objections filed to the Settlement and the time to appeal the Federal Court's approval of the Settlement has expired with no appeal having been filed. Accordingly, the dismissal of the case against all the defendants is final. MSB distributed the Settlement funds to plaintiff's counsel on August 10, 1998. The funds, net of plaintiffs' attorneys' fees and expenses, were distributed to the Class in December 1998.

MSB recorded a $9.650 million charge to earnings in the fourth quarter of 1997 for the Settlement of the consolidated class action lawsuit. The $9.650 million charge covers the $9.500 million portion of the Settlement attributable to MSB (the balance of the Settlement, $2.500 million, having been received by MSB from its former directors' and officers' liability insurance carrier) and the remaining $150,000 was accrued for MSB's legal expenses and any other costs related to completion of the Settlement.

MSB, together with four present and former officers, remains as a defendant in a separate lawsuit that was filed in 1995 on behalf of fourteen plaintiffs who allegedly purchased MSB's common stock during 1992, 1993 and 1994. This lawsuit similarly alleges that some of MSB's disclosures during that period concerning its business plan and exposure to interest rate risk were false and misleading in violation of state and federal securities laws and common law. Plaintiffs in this lawsuit seek damages of approximately $3.000 million. That action was pending in the United States District Court for the Eastern District of Michigan, but has been transferred to the Northern District of Illinois, where it was originally filed, in light of the Settlement.

MSB believes there are meritorious defenses to this lawsuit, has filed answers denying the material allegations of all of the claims, and intends to continue to pursue a vigorous defense. The ultimate outcome of this lawsuit and the results of the legal process cannot be predicted with certainty. No provision has been recorded for any potential loss for this lawsuit at the present time because MSB does not believe it is reasonably probable that any material loss will be incurred as a result of the final disposition of this lawsuit and/or is unable to reasonably estimate the amount of any potential loss.

Other pending legal proceedings and regulatory matters have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed by Management to be material to the financial condition of MSB.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
None.


PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS Information relating to the market for MSB's common equity and related stockholder matters appears in MSB's 1998 Annual Report to Stockholders on page 65 and is incorporated herein by reference.

ITEM 6.  SELECTED FINANCIAL DATA
The selected financial data appears in MSB's 1998 Annual Report to Stockholders on pages 4 and 5 and is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION The above-captioned information appears under the caption "Management's Discussion and Analysis of Operating Results and Financial Condition" in MSB's 1998 Annual Report to Stockholders on pages 6 through 21 and is incorporated herein by reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The above-captioned information appears under the caption "Quantitative and Qualitative Disclosures About Market Risk" in MSB's 1998 Annual Report to Stockholders on Pages 22 through 27 and is incorporated by reference.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The Consolidated Financial Statements of Mutual Savings Bank, f.s.b., A Stock Company, and Subsidiaries, together with the Independent Auditors' Report thereon by KPMG LLP appears in MSB's 1998 Annual Report to Stockholders on pages 29 through 63 and are incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
The information relating to directors of the Registrant is incorporated herein by reference to MSB's Proxy Statement for the Annual Meeting of Stockholders to be held on April 27, 1999 ("Proxy Statement") under the caption "Election of Directors -- Directors."

Information regarding compliance with Section 16(a) of the Securities Exchange Act of 1934 as set forth under the caption "Section 16(a), Beneficial Ownership Reporting Compliance" in the Proxy Statement is incorporated herein by reference.

Information regarding executive officers of MSB is included in Part I, Item 1 Business of this Annual Report on Form 10-K under the caption "Executive Officers."

ITEM 11. EXECUTIVE COMPENSATION
The information relating to executive compensation is incorporated herein by reference to the Proxy Statement under the captions - "Remuneration and Transactions with Management and Others" and "Election of Directors -- Directors' Fees."

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The information relating to security ownership of certain beneficial owners and management is incorporated herein by reference to the Proxy Statement under the caption "Voting Securities and Principal Holders Thereof."

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The information relating to this item is incorporated herein by reference to the Proxy Statement under the caption "Remuneration and Transactions with Management and Others -- Compensation Committee Interlocks and Insider Participation."

PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
I.       The following documents are filed as a part of this report:

         A. Consolidated Financial Statements of MSB are incorporated by reference to the following indicated pages of MSB's 1998 Annual Report to Stockholders:

                                                                                                               Page
         Independent Auditors' Report ...........................................................................29
         Consolidated Statements of Financial Condition at
           December 31, 1998 and 1997 ...........................................................................30
         Consolidated Statements of Operations for the Years Ended
           December 31, 1998, 1997 and 1996 .....................................................................31
         Consolidated Statements of Comprehensive Income (Loss)
           for the Years Ended December 31, 1998, 1997 and 1996 .................................................32
         Consolidated Statements of Changes in Stockholders' Equity
           for the Years Ended December 31, 1998, 1997 and 1996 .................................................32
         Consolidated Statements of Cash Flows for the Years
           Ended December 31, 1998, 1997 and 1996 ............................................................33-34
         Notes to Consolidated Financial Statements ..........................................................35-63

         B. All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

         C.    Exhibits

               1. The list of exhibits may be found on pages 45 and 46 of this document.

II.      Reports on Form 8-K
         None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 17th day of March, 1999.

                                            Mutual Savings Bank, f.s.b.
                                            A Stock Company


                                       By:  /s/ Robert N. Shuster
                                            -----------------------------------
                                            Robert N. Shuster
                                            Director and Chief Executive Officer

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.

         Name                                   Title                                            Date
         ----                                   -----                                            ----
    By:  /s/ Thomas T. Princing                 Chairman of the Board                            March 17, 1999
         ----------------------------------
         Thomas T. Princing


    By:  /s/ William P. Brennan                 Director                                         March 17, 1999
         ----------------------------------
         William P. Brennan


    By:  /s/ E. James Barrett                   Director                                         March 17, 1999
         ----------------------------------
         E. James Barrett


    By:  /s/ Robert N. Shuster                  Director and Chief Executive Officer             March 17, 1999
         ----------------------------------
         Robert N. Shuster


    By:  /s/ Charles E. McCuistion              Director, President and Chief                    March 17, 1999
         ----------------------------------     Operating Officer
         Charles E. McCuistion


    By:  /s/ Bernard D. Williams                Senior Vice President, Chief Financial           March 17, 1999
         ----------------------------------     Officer and Treasurer (Principal Financial and
         Bernard D. Williams                    Accounting Officer)

                                  EXHIBIT INDEX

Exhibit No.                                          Description                                               Page
-----------                                          -----------                                               ----
3.1      Charter as amended April 25, 1995 .....................................................................(2)

3.2      Bylaws as amended October 27, 1998  ...................................................................(9)

10.1     Severance Pay Agreement for Executive Officers dated September 24, 1996 ...............................(3)

10.2     Mutual Savings Bank, f.s.b. Long Term Incentive Plan
         as amended April 29, 1997..............................................................................(6)

10.3     Mutual Savings Bank, f.s.b. Phantom Stock Plan for Non-Employee Directors .............................(7)

10.4     Mutual Savings Bank, f.s.b. 401(k) Profit Sharing Plan
         as restated June 1, 1997...............................................................................(8)

10.5     Mutual Savings Bank, f.s.b. Employee Stock Ownership Plan .............................................(8)

10.6     Mutual Savings Bank, f.s.b. Employee Stock Ownership Trust ............................................(8)

10.7     Mutual Savings Bank, f.s.b. Employee Stock Ownership Plan Loan Agreement
         Term Note and Pledge Agreement ........................................................................(5)

10.8     Supervisory Agreement dated May 8, 1992 between MSB and the OTS .......................................(1)

10.9     Amendment dated March 13, 1995 to Supervisory Agreement ...............................................(2)

10.10    Retail Office Automation Agreement ....................................................................(4)

10.11    Mutual Savings Bank, f.s.b. Defined Benefit Plan Summary Plan Description - Financial Institutions
         Retirement Fund as amended January 1, 1999  ............................................................47

10.12    Amendment Dated December 15, 1998 to Mutual Savings Bank, f.s.b. Employee
         Stock Ownership Plan ...................................................................................65

11.1     Computation of Earnings (Loss) Per Share ...............................................................66

13.1     Annual Report to Stockholders for the Year ended December 31, 1998 .....................................67

13.2     Independent Auditor's Report of KPMG LLP ..............................................................133

21.1     Incorporated by reference to Item No. 1 - "Business -- Subsidiaries" ..................................N/A

23.1     Consent of KPMG LLP....................................................................................134

                FOOTNOTES FOR EXHIBITS INCORPORATED BY REFERENCE

(1) Incorporated by reference to MSB's Annual Report on Form 10-K for the Year ended December 31, 1992.

(2) Incorporated by reference to MSB's Annual Report on Form 10-K for the Year ended December 31, 1995.

(3) Incorporated by reference to MSB's Annual Report on Form 10-K for the Year ended December 31, 1996.

(4) Incorporated by reference to MSB's Report on Form 10-Q for the quarter ended September 30, 1996.

(5) Incorporated by reference to MSB's Report on Form 10-Q for the quarter ended March 31, 1997.

(6) Incorporated by reference to MSB's Report on Form 10-Q for the quarter ended June 30, 1997.

(7) Incorporated by reference to MSB's Report on Form 10-Q for the quarter ended September 30, 1997.

(8) Incorporated by reference to MSB's Report on Form 10-Q for the quarter ended March 31, 1998.

(9) Incorporated by reference to MSB's Report on Form 10-Q for the quarter ended September 30, 1998.

                                                                    EXHIBIT 11.1

                                                        Computation of Earnings (Loss) Per Share
                                      -----------------------------------------------------------------------------
                                                      Years Ended December 31, 1998, 1997 and 1996
                                      -----------------------------------------------------------------------------
                                                     1998                                  1997
                                      -----------------------------------------------------------------------------
                                       Income        Average                 Income        Average
                                       (Loss)        Shares     Per-Share  (Loss)          Shares        Per-Share
                                     (Numerator)  (Denominator)   Amount   (Numerator)  (Denominator)      Amount
                                     -----------  ------------- ---------  -----------  -------------    ---------
                                                                   (Dollars in thousands, except per share amounts)
Basic earnings per share ("EPS")
Income (loss) available to common
  stockholders                       $ 2,657,843      4,289,248            $(9,154,504)     4,276,711

ESOP shares not committed to be
  released                                    --        (50,411)                    --        (65,884)
                                     -----------  -------------            -----------  -------------

                                       2,657,843      4,238,837 $    0.63   (9,154,504)     4,210,827    $   (2.17)
                                                                =========                                =========
Effect of dilutive securities
Options                                       --         86,990                     --            397
                                     -----------  -------------            -----------  -------------

Diluted EPS
Income (loss) available to
  common stockholders
  and assumed conversions            $ 2,657,843      4,325,827 $    0.61  $(9,154,504)     4,211,224    $   (2.17)
                                     ===========  ============= =========  ===========  =============    =========

                                           Computation of Earnings (Loss) Per Share
                                       -------------------------------------------------
                                         Years Ended December 31, 1998, 1997 and 1996
                                       -------------------------------------------------
                                                              1996
                                       -------------------------------------------------
                                          Income               Average
                                          (Loss)               Shares         Per-Share
                                        (Numerator)         (Denominator)       Amount
                                        -----------         -------------     ---------

Basic earnings per share ("EPS")
Income (loss) available to common
  stockholders                          $  (112,306)            4,273,130

ESOP shares not committed to be
  released                                       --               (81,357)
                                        -----------         -------------

                                           (112,306)            4,191,773     $   (0.03)

Effect of dilutive securities
Options                                          --                    62
                                        -----------         -------------

Diluted EPS
Income (loss) available to
  common stockholders
  and assumed conversions               $  (112,306)            4,191,835     $   (0.03)
                                        ===========         =============     =========

                                                                    EXHIBIT 13.1

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

Letter to Stockholders...............................................................................................2

5 Year Consolidated Financial Highlights.............................................................................4

Management's Discussion and Analysis of Operating Results and Financial Condition....................................6

Quantitative and Qualitative Disclosures About Market Risk..........................................................22

Statement of Management's Responsibility............................................................................28

Independent Auditors' Report .......................................................................................29

Consolidated Financial Statements...................................................................................30

Notes to Consolidated Financial Statements..........................................................................35

Directors and Executive Officers....................................................................................64

Stockholders' Information...........................................................................................65

Office Locations....................................................................................................66

                                CORPORATE PROFILE

--------------------------------------------------------------------------------


Mutual Savings Bank, f.s.b., A Stock Company ("MSB" or the "Bank"), with total assets of $564 million, serves central and southern Michigan with 22 retail banking offices. MSB is a member of the Federal Home Loan Bank ("FHLB") System and its deposits are insured to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). Together with its two subsidiaries, MSB Investment and Insurance Services, Inc. and MSB Service Corporation, MSB provides a full range of financial products and services, including investments and insurance.

Originally organized in 1890 as a Michigan-chartered building and loan association, in 1928 MSB merged with another Michigan-chartered building and loan association that was organized in 1887. MSB converted from the mutual to stock form of ownership in 1992. MSB's common stock trades on The Nasdaq Stock Market under the symbol "MSBK."

--------------------------------------------------------------------------------
                                                                               1
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

                             LETTER TO STOCKHOLDERS

--------------------------------------------------------------------------------

To Our Stockholders:

1998 was marked by Mutual Savings Bank's return to profitability. MSB reported net income of $2.658 million, or $0.61 per diluted share in 1998, compared to a net loss of $9.155 million, or $2.17 per diluted share in 1997. 1997 results include a $9.650 million charge for the settlement of the class action securities lawsuit.

The road back to profitability has been a challenging one for MSB. Over the past four years we have reported on the Bank's efforts to improve its core operating results. These efforts have focused on increasing the Bank's net interest income, moderating the Bank's level of interest rate risk, increasing fee income opportunities by offering an expanded array of financial products and services, reducing operating expenses and increasing productivity. We believe that the 1998 operating results reflect continued progress in each of these areas.

Net interest income increased $754,000, or 6.7%, in 1998, despite a decline in average interest-earning assets of $49.209 million. The Bank's net interest margin, although still well below industry standards, increased from 1.76% in 1997 to 2.03% in 1998. The decline in interest-earning assets was concentrated in the Bank's mortgage-backed securities portfolio, as payments and prepayments on mortgage-backed securities were utilized to pay off higher costing borrowings that matured.

Our intent in allowing assets to decline has been to restore the Bank's tangible and core capital ratios to the levels reached just prior to the impact of the settlement of the class action securities lawsuit. This objective has been accomplished in just one year as the Bank's tangible and core capital ratios reached 6.39% at December 31, 1998. In order to achieve our long-term return on equity objectives, we believe the Bank's core capital ratio must be maintained in the 6% to 7% range. As a result, the Bank will need to appropriately leverage future earnings through growth in interest-earning assets or pursue other methods to manage capital such as the initiation of a stock repurchase plan or the payment of cash dividends. The repurchase of stock or payment of a cash dividend by MSB would require prior regulatory approval. Further, for tax reasons, any stock repurchases would need to be done through a thrift holding company, which MSB may consider forming in the future.

Loan origination volume increased dramatically in 1998 due primarily to a lower interest rate environment which resulted in significant growth in mortgage loan refinance activity. MSB originated $363.172 million in loans in 1998 compared to $201.844 million in 1997. Despite the significant increase in loan origination volume, loans receivable only increased by $12.587 million, or 4.0%. Growth in the loan portfolio was restrained by the level of prepayment activity (due primarily to mortgage loan refinancing) and the mix of mortgage loan origination volume, with a higher concentration of longer-term fixed rate mortgage loans that MSB generally sells because of interest rate risk considerations. The increased volume of mortgage loan sales resulted in a significant jump in gains and fees on loan sales in 1998. Future levels of gains and fees on loan sales are dependent upon the volume of mortgage loan origination and sales volumes, which are significantly influenced by the level of interest rates and general economic conditions.

With the continuation of a relatively flat yield curve in early 1999, loan portfolio growth, at least in the short-term, is likely to remain a challenge. We expect to concentrate our efforts on expanding our commercial loan portfolio and home equity lending, as well as continuing to seek expanded market share for our residential mortgage lending. Commercial loan origination volume totaled $33.337 million in 1998, a 70.0% increase over 1997. In December 1998 Thomas Rinness joined MSB as our Director of Commercial Lending. Tom has fifteen years of commercial lending experience with a large commercial bank.

--------------------------------------------------------------------------------
2
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

Deposits increased $13.430 million, or 3.3%, in 1998. This increase was broad-based as passbook and statement savings accounts increased $2.425 million, checking accounts increased $7.241 million and money market accounts increased $5.979 million. Certificates of deposit declined by $2.215 million, or less than 1%. We are pleased with the growth in deposits, particularly in core transaction accounts. Our future promotional efforts will continue to focus on checking account growth, which we believe represents a fundamental customer banking relationship.

The Year 2000 issue has received increased attention in the media. Our preparations and efforts related to the Year 2000 are nearing completion. MSB utilizes an outside service bureau (Fiserv in Brookfield, Wisconsin) for nearly all of its core data processing systems. MSB successfully tested its "mission critical" data processing systems for Year 2000 compliance in October 1998. We intend on completing additional testing in May 1999. Both MSB and Fiserv are periodically examined by government regulators with respect to Year 2000 readiness. We are also regularly communicating with our customers to keep them apprised of our Year 2000 efforts.

MSB has not had any formal investment research coverage from the time of its initial public offering in July 1992 through the end of 1998. We are pleased that Howe Barnes Investments, Inc. in Chicago, Illinois, initiated research coverage of MSB in January 1999. We believe formal investment research coverage of MSB will be of benefit to our shareholders.

There are two people each of whom deserve recognition for their extraordinary contributions to our organization. On May 6, 1998 MSB lost a special friend when Joseph Rombach, a Director of the Bank since 1992, passed away at the age of 49. Joe's wisdom, humor and competitive spirit will be truly missed. We extend our deepest sympathy to Joe's family. On April 1, 1999 Lee Ann Mast, the manager of our Midland, Michigan office, will retire after 42 years of service to MSB. We extend our best wishes to Lee Ann.

In closing, we encourage you to read the remainder of this Annual Report and learn more about the financial and operational matters discussed in this letter. We appreciate the dedication and efforts of our employees. We look forward to the opportunities and challenges of 1999 and beyond and seek to reward your confidence and investment in MSB.

Very truly yours,

/s/ Robert N. Shuster

Robert N. Shuster
Chief Executive Officer
February 12, 1999


--------------------------------------------------------------------------------
                      COMMUNITY BANKING FOR OVER A CENTURY                     3

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

                    5 YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                 AT DECEMBER 31,
                                                     ------------------------------------------------------------------
                                                       1998           1997            1996          1995           1994
                                                     --------       --------       --------       --------       --------
FINANCIAL CONDITION DATA:                                                       (IN THOUSANDS)
Total assets.......................................  $564,434       $644,740       $664,675       $720,335       $863,793
Loans receivable, net..............................   327,692        315,105        250,648        193,760        158,615
Mortgage-backed securities.........................   181,339        293,346        382,656        449,931        573,893
Investment securities..............................    14,055            199            199         37,915         96,719
Cash and cash equivalents..........................    14,764         13,397          8,861         15,860         11,598
Deposits...........................................   420,818        407,388        410,307        427,133        461,605
Securities sold under agreements to repurchase
 ("Repurchase Agreements").........................    45,000         85,000        127,000        169,965        262,790
FHLB advances......................................    53,286        100,561         74,923         69,881         84,850
Stockholders' equity...............................    36,136         32,787         40,495         39,651         39,031

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------------
                                                       1998           1997            1996          1995           1994
                                                     --------       --------       --------       --------       --------
OPERATING DATA:                                                                 (IN THOUSANDS)
Interest income....................................  $ 39,835       $ 42,497       $ 42,865       $ 47,576       $ 52,515
Interest expense ..................................    27,827         31,243         32,171         36,468         36,315
                                                     --------       --------       --------       --------       --------
 Net interest income...............................    12,008         11,254         10,694         11,108         16,200
Provision for loan losses..........................       585            225            180            169             50
                                                     --------       --------       --------       --------       --------
 Net interest income after provision for
   loan losses.....................................    11,423         11,029         10,514         10,939         16,150
                                                     --------       --------       --------       --------       --------

Other income (loss):
Settlement of class action lawsuit.................        --         (9,650)            --             --             --
Gain on sale of bulk mortgage loan servicing.......        --             --            549             --             --
Gain (loss) on sale of premises and equipment,
 real estate owned and other repossessed assets....        61             64            166            188           (394)
Net gain (loss) on sale of investment and
 mortgage-backed securities .......................        --             --           (670)        (3,056)         2,589
Gain on sale of branch offices.....................        --             --             --          1,160             --
Other non-interest income..........................     5,212          3,709          3,833          3,973          5,066
                                                     --------       --------       --------       --------       --------

  Total other income (loss)                             5,273         (5,877)         3,878          2,265          7,261
                                                     --------       --------       --------       --------       --------
General and administrative expenses................    14,038         14,307         14,504         15,090         21,500
                                                     --------       --------       --------       --------       --------
  Income (loss) before income tax expense..........     2,658         (9,155)          (112)        (1,886)         1,911
Income tax expense.................................        --             --             --            --           3,521
                                                     --------       --------       --------       --------       --------


  Net income (loss)................................  $  2,658       $ (9,155)      $   (112)      $ (1,886)      $ (1,610)
                                                     ========       ========       ========       ========       ========


--------------------------------------------------------------------------------
4
                      COMMUNITY BANKING FOR OVER A CENTURY

------------------------------------------------------------------------------------------------------------------------------------



                                                                           AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------------------
                                                            1998            1997             1996             1995          1994
                                                         ----------      -----------      -----------      -----------   -----------

OTHER DATA:
Return on average assets .......................              0.43%          (1.39)%          (0.02)%          (0.24)%       (0.17)%
Return on average equity .......................              7.76          (22.58)           (0.29)           (4.64)        (3.49)
Average equity to average assets ...............              5.54            6.14             5.66             5.07          5.01
Interest rate spread ...........................              1.68            1.40             1.25             1.12          1.60
Net interest margin ............................              2.03            1.76             1.58             1.42          1.82
Other income (loss) to average assets ..........              0.85           (0.89)            0.56             0.28          0.79
General and administrative expenses to
  average assets ...............................              2.27            2.17             2.08             1.88          2.34
Average interest-earning assets to average
  interest-bearing liabilities .................            107.45          107.39           106.94           106.35        105.18
Allowance for loan losses to total loans at end
  of period ....................................              0.56            0.62             0.73             0.88          0.98
Net charge-offs to average outstanding loans
  during the period ............................              0.23            0.04             0.02             0.01          0.61
Ratio of non-performing assets to total assets .              0.09            0.07             0.14             0.14          0.19
Ratio of non-performing loans to net loans .....              0.06            0.08             0.16             0.23          0.42
Regulatory capital ratios:
  Tangible capital .............................              6.39            5.13             6.32             5.81          4.61
  Core capital .................................              6.39            5.13             6.32             5.81          4.61
  Risk-based capital ...........................             13.17           12.24            17.57            18.22         16.17
Loans serviced for others (in thousands)........        $  517,852      $  504,010       $  537,392       $  633,124    $  673,742
Number of:
  Common shares outstanding ....................         4,290,414       4,281,914        4,274,154        4,271,394     4,251,892
  Deposit accounts .............................            55,173          54,938           54,932           55,960        61,515
  Full service offices .........................                22              22               22               22            25
Per common share:
  Book value ...................................         $    8.42      $     7.66       $     9.47       $     9.28    $     9.18
  Tangible book value ..........................              8.42            7.66             9.47             9.28          9.18
  Dividends ....................................                --              --               --               --            --
Basic earnings (loss) per common share .........              0.63           (2.17)           (0.03)           (0.45)        (0.39)
Diluted earnings (loss) per common share .......              0.61           (2.17)           (0.03)           (0.45)        (0.39)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                               5
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATING RESULTS AND FINANCIAL
                                   CONDITION
--------------------------------------------------------------------------------

Mutual Savings Bank, f.s.b., A Stock Company ("MSB"), is a federal stock savings bank headquartered in Bay City, Michigan, and operates 22 retail banking offices located primarily in central and southern Michigan. MSB also operates two wholly-owned subsidiaries, MSB Service Corporation and MSB Investment and Insurance Services, Inc. ("MSBi"). MSB's two subsidiaries have contracted with unaffiliated third parties to provide various investment services including the sale of mutual fund and annuity products. MSBi also sells life insurance, long-term care insurance and group health and disability insurance. MSB is subject to competition from other financial services providers with respect to these services. MSB is regulated by certain federal agencies and is periodically examined by certain regulatory authorities. MSB, in the course of normal operations, is exposed to interest rate risk. The level of MSB's interest rate risk is such that, in a rising interest rate environment, MSB's net interest income and net portfolio value ("NPV") would be expected to decrease.

Management's Discussion and Analysis is designed to provide a more thorough discussion of MSB's operating results and financial condition as well as to provide additional information on MSB's asset/liability management strategies, sources of liquidity and capital resources. Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and notes thereto and other financial data contained elsewhere in this report. The operations of MSB, and the financial services industry generally, are influenced by many factors, including the interest rate environment, competition in the financial services industry, legislative and regulatory developments and general economic conditions.

Except for the historical information contained in this report, certain statements made herein are forward-looking statements that involve risks and uncertainties and are subject to various factors that could cause actual results to differ materially from these forward-looking statements, including, without limitation, the effect of economic and market conditions and the impact of competition.

OPERATING RESULTS
MSB's net income was $2,658,000, or $0.61 per diluted share, for 1998 compared to a net loss of $9,155,000, or $2.17 per diluted share, for 1997. In 1996 MSB's net loss was $112,000, or $0.03 per diluted share. The results for 1997 included a $9,650,000 charge for the settlement of a class action lawsuit. (See "Other Matters -- Status of Legal Proceedings.") The results for 1996 included a $670,000 loss on the sale of a $38.920 million investment security and a $549,000 gain on the sale of bulk mortgage loan servicing.

NET INTEREST INCOME
Net interest income is a function of an institution's interest rate spread, the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amount of interest-earning assets and interest-bearing liabilities.

Net interest income was $12.008 million in 1998, a 6.7% increase from the $11.254 million for 1997. MSB's net interest margin increased from 1.76% for 1997 to 2.03% for 1998.

During 1998 average interest-earning assets were $592.000 million as compared to $641.209 million for 1997 reflecting a decline in lower yielding mortgage-backed securities partially offset by an increase in higher yielding loans receivable. Average loans increased $34.320 million while average mortgage-backed securities declined $100.122 million. Average loans receivable represented 54.16% of average interest-earning assets during 1998 compared to 44.65% during 1997. Due to the decline in the lower yielding mortgage-backed securities, the average yield on interest-earning assets increased from 6.63% in 1997 to 6.73% in 1998. MSB has reduced total average interest-earning assets through a reduction of mortgage-backed securities in an effort to increase MSB's capital ratios and moderate its level of interest rate risk. (See "Financial Condition -- Asset and Liability Mix.") The weighted-average yield on loans receivable declined from 7.98% in 1997 to 7.82% in 1998 due primarily to lower interest rates on loans originated during the past year and the prepayment of higher yielding loans.

The cost of interest-bearing liabilities declined from 5.23% for 1997 to 5.05% for 1998, primarily due to the repricing of interest-bearing deposits in the lower interest rate environment and the payoff of higher costing borrowings in 1998. Average interest-bearing deposits increased $6.701 million and the average cost of deposits decreased six basis points to 4.49% in 1998 as compared to 1997. Average borrowings declined $52.857 million in 1998 as compared to

--------------------------------------------------------------------------------
6
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

1997. The average cost of borrowings increased from 6.59% in 1997 to 6.60% in 1998. Borrowings were reduced to 17.41% of total assets at December 31, 1998 as compared to 28.78% of total assets at December 31, 1997.

MSB's net interest income increased from 1996 to 1997 primarily due to an increase in net interest margin from 1.58% for 1996 to 1.76% for 1997. MSB reduced total average interest-earning assets during 1997 in an effort to increase its capital ratios and moderate its level of interest rate risk. During 1997 average interest-earning assets declined $36.721 million compared to 1996, as average loans increased $58.323 million while average investments and mortgage-backed securities declined $95.044 million. Due to the reduction of the lower yielding investments and mortgage-backed securities, the average yield on interest-earning assets increased from 6.32% in 1996 to 6.63% in 1997. Average interest-bearing deposits decreased $13.085 million primarily due to a reduction in the level of certificates of deposit. The average cost of deposits increased fifteen basis points in 1997 as compared to 1996. Average borrowings declined $23.761 million in 1997 as compared to 1996. The average cost of borrowings increased from 6.31% in 1996 to 6.59% in 1997 due primarily to maturing borrowings repricing at higher costs.

RATE/VOLUME ANALYSIS
The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected MSB's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes attributable to changes in both volume and rate (changes in rate multiplied by changes in volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

--------------------------------------------------------------------------------

                                                   YEAR ENDED DECEMBER 31, 1998                    YEAR ENDED DECEMBER 31, 1997
                                                             COMPARED TO                                     COMPARED TO
                                                   YEAR ENDED DECEMBER 31, 1997                    YEAR ENDED DECEMBER 31, 1996
                                                    INCREASE (DECREASE) DUE TO:                     INCREASE (DECREASE) DUE TO:
                                                   ----------------------------                    ----------------------------
                                                 VOLUME        RATE          TOTAL               VOLUME      RATE       TOTAL
                                                 ------        ----          -----               ------      ----       -----
                                                                                   (IN THOUSANDS)
Interest-earning assets:
  Loans receivable                               $2,683       $(467)         $2,216              $4,637     $ 300     $ 4,937
  Mortgage-backed securities                     (5,453)       (238)         (5,691)             (4,122)     (126)     (4,248)
  Investment securities                             601         (79)            522                (741)      303        (438)
  Other investments                                 358         (67)            291                (735)      116        (619)
                                                 ------       -----          ------              ------     -----     -------

    Total interest-earning assets                (1,811)       (851)         (2,662)               (961)      593        (368)
                                                 ------       -----          ------              ------     -----     -------
Interest-bearing liabilities:
  Deposits                                          302        (240)             62                (594)      595           1
                                                 ------       -----          ------              ------     -----     -------

  Repurchase Agreements                          (3,350)         24          (3,326)             (1,966)      522      (1,444)
  FHLB advances                                     178        (299)           (121)                775      (121)        654
  Other borrowed money                              (31)         --             (31)               (138)       (1)       (139)
                                                 ------       -----          ------              ------     -----     -------
    Total borrowed money                         (3,203)       (275)         (3,478)             (1,329)      400        (929)
                                                 ------       -----          ------              ------     -----     -------
    Total interest-bearing liabilities           (2,901)       (515)         (3,416)             (1,923)      995        (928)
                                                 ------       -----          ------              ------     -----     -------
Net increase (decrease) in net interest income   $1,090       $(336)         $  754              $  962     $(402)    $   560
                                                 ======       =====          ======              ======     =====     =======

--------------------------------------------------------------------------------
                                                                               7
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest and dividend income from MSB's interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest margin; and (vi) gross balances.

Average balances are derived from average daily balances. The yields and costs include only those fees that are considered adjustments to yields. Yields on investments and mortgage-backed securities available-for-sale are determined using amortized costs. Interest on non-accruing loans has only been included if actually collected.

--------------------------------------------------------------------------------

                                                                    AVERAGE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             CONSOLIDATED STATEMENT                            FOR THE YEARS ENDED DECEMBER 31,
                             OF FINANCIAL CONDITION --------------------------------------------------------------------------------
                             AT DECEMBER 31, 1998               1998                          1997                         1996
                             --------------------   -----------------------------  ---------------------------- --------------------

                                                                         AVERAGE                       AVERAGE
                                           YIELD/   AVERAGE               YIELD/     AVERAGE            YIELD/  AVERAGE
                               BALANCE      COST    BALANCE    INTEREST   COST       BALANCE  INTEREST  COST    BALANCE   INTEREST
                               -------      ----    -------    --------   ----       -------  --------  ----    -------   --------
                                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans receivable              $ 335,493     7.59%   $320,630    $25,060     7.82%  $ 286,310  $ 22,844    7.98% $227,987   $17,907
Mortgage-backed
 securities (1)                 181,239     5.56     243,836     13,255     5.44     343,958    18,946    5.51   418,638    23,194
Investment
 securities (1)                  14,054     5.45      10,736        610     5.68         654        88   13.46     8,639       526
Other investments                10,690     6.32      16,798        910     5.42      10,287       619    6.02     2,666     1,238
                                -------              -------     ------              -------    ------           -------    ------

Total interest-
 earning assets                 541,476     6.83     592,000     39,835     6.73     641,209    42,497    6.63   677,930    42,865
                                                                 ------                         ------                      ------
Loan loss reserves               (1,843)              (1,825)                         (1,936)                     (1,779)
Non-interest-
 earning assets                  24,801               27,495                          21,336                      19,914
                                -------              -------                         -------                     -------

Total assets                  $ 564,434             $617,670                       $ 660,609                    $696,065
                                =======              =======                         =======                     =======
Interest-bearing liabilities:
Deposits                      $ 410,291     4.32    $403,626     18,107     4.49   $ 396,925    18,045    4.55  $410,010    18,044
                                -------              -------     ------              -------    ------           -------    ------

Repurchase Agreements            45,000     5.79      64,463      3,925     6.09     119,459     7,251    6.07   152,322     8,695
FHLB advances                    53,286     6.32      82,853      5,795     6.99      80,403     5,916    7.36    69,914     5,262
Other borrowed money                 --       --          --         --       --         311        31    9.97     1,698       170
                                -------              -------     ------              -------    ------           -------    ------

Total borrowed money             98,286     6.08     147,316      9,720     6.60     200,173    13,198    6.59   223,934    14,127
                                -------              -------     ------              -------    ------           -------    ------
Total interest-bearing
 liabilities                    508,577     4.66     550,942     27,827     5.05     597,098    31,243    5.23   633,944    32,171
                                                                 ------                         ------                      ------
Non-interest-bearing
 deposits                        10,527               12,236                          10,249                       8,456
Other non-interest-
 bearing liabilities              9,194               20,258                          12,721                      14,262
                                -------              -------                         -------                     -------
-------
Total liabilities               528,298              583,436                         620,068                     656,662
Stockholders' equity             36,136               34,234                          40,541                      39,403
                                -------              -------                         -------                     -------
Total liabilities and
 stockholders' equity         $ 564,434             $617,670                       $ 660,609                    $696,065
                                =======              =======                         =======                     =======
Net interest income                                            $ 12,008                       $ 11,254                      10,694
                                                                 ======                         ======                      ======
Interest rate spread                        2.17%                           1.68%                         1.40%
                                            ====                            ====                          ====
Net interest margin                         2.45%                           2.03%                         1.76%
                                            ====                            ====                          ====
Ratio of average interest-
   earning assets to
   average interest-
   bearing liabilities                    106.47%                         107.45%                       107.39%
                                          ======                          ======                        ======

                                         AVERAGE
                                          YIELD/
                                          COST
                                          ------
Interest-earning assets:
Loans receivable                            7.85%
Mortgage-backed
 securities (1)                             5.54
Investment
 securities (1)                             6.09
Other investments                           5.46

Total interest-
 earning assets                             6.32
Loan loss reserves
Non-interest-
 earning assets

Total assets
Interest-bearing liabilities:
Deposits                                    4.40

Repurchase Agreements                       5.71
FHLB advances                               7.53
Other borrowed money                       10.01

Total borrowed money                        6.31
Total interest-bearing
 liabilities                                5.07
Non-interest-bearing
 deposits
Other non-interest-
 bearing liabilities

Total liabilities
Stockholders' equity
Total liabilities and
 stockholders' equity
Net interest income
Interest rate spread                        1.25%
                                          ======
Net interest margin                         1.58%
                                          ======
Ratio of average interest-
   earning assets to
   average interest-
   bearing liabilities                    106.94%
                                          ======

--------------------------------------------------------------------------------
(1) Average yield calculations are based on average balance exclusive of average net unrealized gain (loss) on available-for-sale securities.
--------------------------------------------------------------------------------
8
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES
Management provides for and determines the adequacy of the allowance for loan losses based on MSB's past loan loss experience, review of individual problem loans, inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral and current economic conditions. In the opinion of Management, the allowance, when taken as a whole, is adequate to absorb losses in the portfolio. While Management uses the best information available to make evaluations, the ultimate repayment of all loans is susceptible to future market factors and events beyond MSB's control. These factors and events may result in losses or recoveries differing from those provided for in the consolidated financial statements. These reviews resulted in a provision of $585,000 during 1998, $225,000 during 1997 and $180,000 during 1996.

During 1998 MSB's net loans receivable increased $12.587 million, or 3.99%, to $327.692 million. This increase is comprised of a $14.519 million increase in commercial loans and a $9.191 million increase in mortgage loans partially offset by an $11.123 million decline in consumer loans. Net charge-offs of $711,000 including a $297,000 specific reserve discussed below and the additional loan growth reduced the ratio of MSB's allowance for loan losses to total loans from 0.62% at December 31, 1997 to 0.56% at December 31, 1998. At December 31, 1998 the allowance for loan losses includes $84,000 of specific allowances.

The level of non-performing loans declined to $196,000 at December 31, 1998 from $261,000 at December 31, 1997 and the ratio of non-performing loans to net loans declined to 0.06% at December 31, 1998 from 0.08% at December 31, 1997. Net loan charge-offs increased to $711,000 for 1998 as compared to $112,000 for 1997. The majority of this increase is due to charge-offs on indirect automobile loans. MSB phased out its indirect automobile lending operations beginning on October 1, 1998. At December 31, 1998 the outstanding balance of indirect consumer loans totaled $14.285 million. The increase in the level of net loan charge-offs also reflects the $297,000 charge-off recorded in the second quarter of 1998 related to a commercial real estate loan participation which had been specifically reserved for several years earlier. This property is now included in real estate owned and other repossessed assets for $154,000. The ratio of non-performing assets to total assets was 0.09% at December 31, 1998 and 0.07% at December 31, 1997. At December 31, 1998 the gross recorded investment in impaired loans (all of which were commercial loans) was $508,000. These loans had allowances for loan losses of $45,000. Loan loss reserves at December 31, 1998 equaled 351.11% of non-performing assets.

Consumer loans, in particular indirect consumer loans, and commercial real estate loans are generally considered to involve greater credit risk than residential mortgage loans. The increase in MSB's provision for loan losses in 1997 and 1998 reflects the potential greater credit risk in the portfolio, the increase in the level of net loan charge-offs, as well as the overall increase in the size of the total loan portfolio.

OTHER INCOME (LOSS)
The following table summarizes the components of other income (loss) including one-time income or loss items, such as the settlement of the class action lawsuit, bulk mortgage loan servicing sales, real estate transactions or security sales:

------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                      1998                  1997            1996
------------------------------------------------------------------------------------------------
                                                                      (IN THOUSANDS)
Gains and fees on loans sold                        $2,237              $    629         $   609
Loan servicing fees                                    638                 1,115           1,383
Other fees                                           1,674                 1,473           1,326
Other, net                                             663                   492             515
                                                     -----                ------           -----
 Other income, exclusive of items below              5,212                 3,709           3,833

Settlement of class action lawsuit                      --                (9,650)             --
Gain on sale of bulk mortgage loan servicing            --                    --             549
Net gain on sale of premises and equipment,
 real estate owned and other repossessed assets         61                    64             166
Net loss on sale of investment securities               --                    --            (670)
                                                     -----                ------           -----
 Total other income (loss)                          $5,273              $ (5,877)        $ 3,878
                                                     =====                ======          ======
------------------------------------------------------------------------------------------------

                                                                               9
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

Gains and fees on loans sold were $2,237,000, $629,000 and $609,000 for 1998, 1997 and 1996, respectively. Mortgage loan sales of $200.863 million during 1998, $65.087 million during 1997 and $66.653 million during 1996 generated these gains. The increase in mortgage loan sales reflects an increase in origination volume due primarily to lower mortgage loan interest rates in 1998 as compared to the year earlier period which has resulted in a significant increase in mortgage loan refinance activity. Gains and fees on loans sold in 1997 include the sale of $780,000 of purchased mobile home loans at a gain of $47,000. These mobile home loans were sold to the loan servicer who had previously originated and sold the loans to MSB. Excluding this non-recurring item, gains and fees on loans sold decreased from 1996. The decrease in gains and fees on loans sold in 1997, compared to 1996, was primarily due to somewhat lower margins on such sales principally as a result of increased competition.

Changes in the level of interest rates and the condition of the local and national economies affect the amount of mortgage loans originated by MSB and the volume of loan sales. Generally, MSB's mortgage loan origination and sale activity and, therefore, the level of gains and fees on loans sold, may be adversely affected by, among other things, an increasing interest rate environment to the extent such environment results in decreased loan demand by borrowers. Accordingly, the volume of loan originations and sales and the profitability of this activity can vary significantly from period to period, which can have significant effects on MSB's results of operations from period to period.

Loan servicing income was $638,000, $1,115,000 and $1,383,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The decline in loan servicing income is primarily due to a decline in the average balance of loans serviced for others and additional amortization of capitalized originated mortgage servicing rights. The average amount of mortgage loans serviced for others was $511.917 million in 1998, $516.774 million in 1997, and $583.005 million in 1996. The decline in mortgage loans serviced for others from 1996 to 1997 is primarily due to the sale of $53.798 million of bulk mortgage loan servicing rights in the third quarter of 1996 and principal amortization and prepayments exceeding the level of servicing retained mortgage loan sales. MSB recorded a gain on the sale of bulk mortgage loan servicing of $549,000 in the third quarter of 1996. The sold mortgage loan servicing related to loans primarily originated in Texas and Florida. MSB closed its loan production offices located in Texas and Florida in May 1994. Originated mortgage servicing rights amortization, which is recorded as a reduction of loan servicing income, was $679,000 in 1998, $258,000 in 1997 and $176,000 in 1996. The increase in amortization, in 1998 compared to 1997, is due to both an increase in the balance of capitalized originated mortgage servicing rights and a significant increase in prepayment activity. At December 31, 1998 and 1997 capitalized originated mortgage servicing rights had carrying amounts of $1,880,000 and $908,000, respectively, and estimated fair values of approximately $2,500,000 and $1,300,000, respectively. The amount of loans serviced for others related to capitalized originated mortgage servicing rights was $284.045 million and $154.219 million at December 31, 1998 and 1997, respectively. Lower mortgage interest rates and an increase in the rate of prepayments may adversely affect the level of mortgage loan servicing income in the future.

Other fees, which consist mainly of deposit and customer service related charges increased $201,000 to $1,674,000 in 1998 from $1,473,000 in 1997. In 1996, other fees were $1,326,000. Other fees increased from 1997 to 1998 primarily due to a $127,000 increase in fee income paid to MSB for the issuance of third party official checks. Official check fee income benefited from the increase in loan disbursements in a mortgage refinance environment. In addition, ATM fee income increased $63,000. The increase in other fees from 1996 to 1997 is principally due to a $67,000 increase in fee income paid to MSB for the issuance of third party official checks and a $42,000 increase in consumer loan fee income.

Other income, net, was $663,000, $492,000, and $515,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in 1998 from 1997 is primarily due to an increase of $157,000 in commission income earned on the sale of investment and insurance products. The $23,000 decrease in 1997 from 1996 is primarily due to 1996 including a non-recurring $156,000 special dividend

--------------------------------------------------------------------------------
10
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

on stock that MSB owns in a mortgage life reinsurance company, partially offset by an $89,000 increase in income earned on the sale of investment and insurance products in 1997. In 1997, MSB recorded a $9,650,000 charge for the settlement of a class action lawsuit. (See "Other Matters -- Status of Legal Proceedings.")

MSB recorded a net gain on the sale of premises and equipment, real estate owned and other repossessed assets of $61,000, $64,000 and $166,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The net gain of $61,000 during 1998 was primarily the result of the sale in September 1998 of a former retail office site. The net gains during 1997 and 1996 were primarily due to the sale of residential real estate acquired through foreclosure.

MSB recorded a gross loss of $670,000 on the sale of investment securities and no gross gains for 1996. (See "Financial Condition -- Asset and Liability Mix.")

GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses were $14.038 million in 1998, as compared to $14.307 million in 1997 and $14.504 million in 1996. General and administrative expenses decreased $269,000, or 1.9%, in 1998 compared to 1997. Excluding a $260,000 one-time data processing charge related to the renegotiation of a data processing services contract recorded in the third quarter of 1996, general and administrative expenses increased $63,000, or less than 1%, in 1997 compared to 1996. The overall decline in general and administrative expenses principally reflects continuing cost reduction efforts instituted in order to improve MSB's long-term operating results.

The following table summarizes general and administrative expenses:

-----------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                             1998        1997        1996
-----------------------------------------------------------------------------------------
                                                                   (IN THOUSANDS)

Salaries and employee benefits                           $  6,375    $  6,235   $   5,946
Occupancy, equipment and supplies                           2,309       2,462       2,271
Data processing                                             1,059       1,071       1,593
Federal deposit insurance premiums                          1,318       1,451       1,267
Marketing and promotion                                       599         576         481
Professional fees                                             455         602       1,057
Other                                                       1,923       1,910       1,889
                                                           ------      ------      ------
  Total general and administrative expenses              $ 14,038    $ 14,307   $  14,504
                                                           ======      ======      ======
-----------------------------------------------------------------------------------------


The $140,000 increase in salaries and employee benefits in 1998 compared to 1997 is primarily due to annual salary increases that were effective at the beginning of 1998. The increase in salaries and employee benefits expenses from 1996 to 1997 is primarily due to annual salary increases that were effective at the beginning of 1997 and positions added in MSB's investment and insurance subsidiary operations. The number of average full-time equivalent employees were 240 in 1998, 237 in 1997 and 231 in 1996.

Occupancy, equipment and supplies declined $153,000 in 1998 compared to 1997 primarily due to certain computer equipment that was fully depreciated in 1998 resulting in a decline in depreciation expense. The increase in occupancy, equipment and supplies expenses from 1996 to 1997 is due primarily to the purchase and installation of branch automation hardware and software. The total cost of this system was approximately $1,500,000 and is being depreciated over a five year time period. As a result, furniture, fixtures and equipment depreciation expense increased $315,000 in 1997 as compared to 1996. This increase in depreciation expense was partially offset by a decline in other occupancy, equipment and supplies expenses.

The decline in data processing expense in 1998 and 1997 as compared to 1996 is primarily due to a revised data processing services agreement with an unrelated third party effective July 1, 1996. Under the provisions of the revised agreement, the contract expiration date was extended from April 1998 to December 2001. The base monthly data processing fee, as specified in the contract, was reduced by

--------------------------------------------------------------------------------
                                                                              11
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

approximately $16,000 per month between July 1, 1996 and December 31, 1996 and effective January 1, 1997 was reduced by approximately $30,000 per month. The terms of the revised agreement required MSB to pay a one-time fee of $260,000 for the buy-out of certain remaining unamortized costs incurred by the third-party data processing services provider under the original agreement. This one-time fee was recorded as a data processing expense by MSB in the third quarter of 1996.

The decline in federal deposit insurance premiums in 1998 compared to 1997 was primarily a result of a decline in MSB's assessment rate. The increase in federal deposit insurance premiums during 1997 as compared to 1996 was primarily a result of an increase in the assessment rate partially offset by a decline in the average balance of deposits. On October 21, 1996 MSB applied to the FDIC for an exemption from a special assessment (in the amount of $3,041,000) mandated by the Deposit Insurance Funds Act of 1996 (the "Funds Act"). The Funds Act required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). The FDIC granted the exemption. Therefore, MSB did not pay the special assessment, but instead pays semiannual assessments to the SAIF according to the rate schedule that was in effect for SAIF assessments on June 30, 1995 for the period of 1997 through the end of 1999. An institution exempted from the SAIF special assessment may later elect to make a pro rata payment equal to 16.7% of the amount the institution would have owed for the special assessment multiplied by the number of full semiannual periods remaining between the date of payment of such pro rata amount and December 31, 1999. Upon payment of such pro rata amount, the institution's rate schedule for SAIF assessments would convert to the same schedule then in effect for all other institutions that paid the full special assessment under the Funds Act. Management periodically assesses the impact of making such a pro rata payment, and to date, has elected to not make such payment.

In addition, effective January 1, 1997, the annual assessment rate for all SAIF-insured institutions, including MSB, was increased by 6.48 basis points for amounts assessed by the Financing Corporation. As a result of the above matters, in January 1997 MSB's deposit insurance premiums increased from a rate of 29 basis points on SAIF-insured deposits to a rate of 35.48 basis points. MSB's deposit insurance rate was 31.82 basis points for the three months ended December 31, 1998. MSB anticipates a deposit insurance rate of 32.10 basis points for the first quarter of 1999. Federal deposit insurance premium rates are primarily based on a financial institution's capital ratios and supervisory rating. Based upon MSB's current capital ratios and supervisory rating, its federal deposit insurance premium rate is expected to decline by approximately three basis points effective July 1, 1999 and by approximately an additional 23 basis points effective January 1, 2000. The expected changes in MSB's federal deposit insurance premium rate are based on the current FDIC rate schedule.

Marketing and promotion expenses increased in 1998 as compared to 1997 and 1996 due primarily to the increased promotion of home equity loans and checking accounts.

Professional fees include legal, accounting and consulting expenses. The changes in professional fees are primarily due to legal expenses of $252,000, $390,000, and $812,000, in 1998, 1997 and 1996, respectively. MSB's legal expenses have been principally affected by the continuing costs related to defending various securities suits and may increase in future periods depending on the level of activity related to such suits. (See "Other Matters -- Status of Legal Proceedings".)

INCOME TAXES
Based upon the Bank's recent historical operating results, the significant contribution of gains and fees from loan sales to 1998 earnings (which benefited from lower interest rates and a related increased level of mortgage loan refinance volume) and the uncertainty related to the possible costs of a remaining securities related lawsuit, Management believes realization of the benefit of the net deferred tax asset is not more likely than not. Accordingly, no federal income tax expense or benefit was recorded for the years ended December 31, 1998, 1997 and 1996. Management will continue to review its deferred tax asset valuation allowance on an ongoing basis. (See "Notes to Consolidated Financial Statements, Note 12 - Income Taxes.")


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FINANCIAL CONDITION

ASSET AND LIABILITY MIX
An aspect of asset and liability management is the level and composition of interest-earning assets and interest-bearing liabilities. The reduction and change in composition of assets reflects MSB's objective of reducing its level of mortgage-backed securities while increasing its loan portfolio in order to attempt to manage its interest rate risk, increase its net interest income and improve its capital ratios. At December 31, 1998 interest-earning assets were $541.476 million while interest-bearing liabilities were $508.577 million. This compares to interest-earning assets of $624.455 million and $647.182 million at December 31, 1997 and 1996, respectively, and interest-bearing liabilities of $583.139 million and $604.660 million at December 31, 1997 and 1996, respectively.

Net loans (excluding loans held for sale) were $327.692 million at December 31, 1998, an increase of $12.587 million, or 3.99%, from the December 31, 1997 level of $315.105 million. The increase reflects MSB's efforts to increase loans as a percentage of assets, which increased to 58.06% at December 31, 1998 from 48.87% at December 31, 1997. This increase is comprised of a $14.519 million increase in commercial loans (including commercial real estate) and a $9.191 million increase in mortgage loans partially offset by an $11.123 million decline in consumer loans (primarily home equity loans and indirect automobile loans). Commercial real estate loans generally entail significant additional risks as compared to one- to four-family residential mortgage loans and typically involve larger loan balances. The increased credit risk is a result of several factors, including the concentration of principal in a smaller number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty in evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related property. If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. Loans secured by commercial real estate may involve a greater degree of environmental risk. Also, consumer lending is generally considered to involve greater risk than residential mortgage lending, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as automobiles. In the latter case, repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible. To the extent MSB continues to increase its originations of these types of loans, the overall credit risk in its total loan portfolio may also increase.

Overall loan origination volume totaled $363.172 million for 1998 compared to $201.844 million for 1997. Residential real estate refinance loan originations increased by $162.979 million in 1998 compared to 1997 due primarily to the decline in mortgage loan interest rates. This increase in mortgage loan refinance volume was also accompanied by an increase of $5.458 million (or 7.2%) in residential real estate loan originations for purchases and construction. Commercial loan origination volume increased to $33.337 million for 1998 compared to $19.604 million for 1997. Consumer loan origination volume declined $20.842 million principally as a result of a decline in indirect consumer lending. MSB's indirect consumer lending program that was initiated in the fourth quarter of 1996 resulted in indirect loan originations of $20.085 million in 1997 and $3.690 million in 1998. MSB phased out its indirect automobile lending operations beginning on October 1, 1998.

The current interest rate environment presents several challenges to MSB's efforts to increase loans receivable during 1999. Because MSB is predominantly a residential mortgage lender, it is somewhat dependent on mortgage loan origination volumes to grow its loan portfolio. There is presently only a slight difference between short- and long-term interest rates resulting in most borrowers selecting long-term fixed rate mortgage loans. MSB generally sells its long-term fixed rate mortgage loans in order to attempt to manage its interest rate risk. As a result, MSB is currently retaining a smaller percentage of its mortgage loan origination volume for investment. In addition, the current lower interest rates for long-term fixed rate mortgage loans have resulted in an increased level of mortgage loan refinancing activity in MSB's existing mortgage loan portfolio. This refinance activity has also resulted in an increase in the level of prepayments in MSB's


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existing home equity loan portfolio as many borrowers are combining existing first and second (home equity) mortgage loans into one new lower fixed interest rate first mortgage loan.

Deposits at December 31, 1998 totaled $420.818 million, representing an increase of 3.30%, or $13.430 million, from December 31, 1997. The increase in overall deposit levels from December 31, 1997 is comprised of a $12.503 million increase in money market and NOW accounts, a $2.425 million increase in savings accounts, a $717,000 increase in non-interest bearing deposits and a $2.215 million decrease in certificates of deposit ("CD's"). The decline in CD's primarily reflects outflows to competitors paying higher interest rates. At the present time, MSB has elected to not match the higher interest rates being paid by certain competitors for CD's because of MSB's higher FDIC deposit insurance premium rates and the availability of lower costing borrowings (when considering MSB's FDIC insurance costs). As a result, MSB may continue to experience a decline in its CD's in the future. Management believes that MSB has adequate liquidity and borrowing capacity to offset any further declines in CD's.

Borrowings were reduced to 17.41% of total assets at December 31, 1998 as compared to 28.78% of total assets at December 31, 1997. This decline is primarily the result of utilizing mortgage-backed securities payments and prepayments (in excess of loans originated and retained for the portfolio) to reduce borrowings.

The combination of reducing mortgage-backed securities, reducing short-term liabilities, extending certain liability maturities and expanding certain loan programs represent the primary means by which MSB is attempting to manage its level of interest rate risk.

INTEREST SENSITIVITY GAP AT DECEMBER 31, 1998
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

At December 31, 1998 total rate sensitive liabilities maturing or repricing within one year exceeded total rate sensitive assets maturing or repricing in the same time period by $70.467 million, representing a negative cumulative one year gap ratio of 12.48% of total assets. This negative one year gap was $133.175 million, or 20.66%, of total assets at December 31, 1997. The cumulative three year gap is a positive $1,714,000, or 0.30%, of total assets, at December 31, 1998 compared to a negative cumulative three year gap of $78.083 million, or 12.11%, of total assets, at December 31, 1997. This change from 1997 to 1998 in the one year gap and cumulative three year gap primarily reflects increased prepayment speeds anticipated for mortgage loans and mortgage-backed securities due principally to lower interest rates, an increased level of mortgage-backed securities now contractually maturing within three years as of December 31, 1998 and a decline in the level of short-term borrowings.

MSB's cumulative one year negative gap position is such that, in a rising interest rate environment, MSB's net interest income and MSB's net portfolio value would be expected to decline. Future interest rate risk management strategies will attempt to balance MSB's level of interest rate risk with its efforts to improve net interest income.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 that are expected to reprice, prepay or mature in each of the future time periods shown, based on certain assumptions. Fixed rate loans and mortgage-backed securities are shown on the basis of contractual amortization adjusted for prepayment at rates derived from available industry sources. The prepayment rates range from 9% to 46% and are based on the instrument's interest rate. Adjustable rate loans, investments and mortgage-backed securities are shown to reprice at the earlier of the next contractual repricing date, call date or maturity. Repurchase Agreements and FHLB advances are shown to reprice at the earliest call date.

The maturity or repricing of money market, interest checking and savings accounts are based on forecasted decay rates. Asset prepayment and liability decay rates are selected after considering the current interest rate environment, industry prepayment and decay rates, and MSB's historical experience. Management believes these assumptions are reasonable.


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
                                                              INTEREST SENSITIVITY GAP AT DECEMBER 31, 1998
                                        ------------------------------------------------------------------------------------

                                                                                                         NON-
                                                                                                        EARNING
                                        YIELD/  WITHIN 6   6 MONTHS      1 - 3     3 - 5      OVER      OR NON-
                                         COST    MONTHS    TO 1 YEAR     YEARS     YEARS     5 YEARS    COSTING       TOTAL
                                        ------  --------   ---------   --------   --------   --------   --------    --------
                                                                          (IN THOUSANDS)
Interest-earning assets:
  Mortgage loans                        7.21%   $ 43,006   $  35,049   $ 76,684   $ 39,677   $ 44,838   $     --    $239,254
  Commercial loans                      8.88       8,689       7,303     12,892      5,454      3,664         --      38,002
  Consumer loans                        8.32      21,114       6,921     19,368     10,658        176         --      58,237
  Mortgage-backed securities            5.56      21,620      33,955    112,742      5,722      7,200         --     181,239
  Investment securities                 5.45      13,920          30        104         --         --         --      14,054
  Other investments                     6.32      10,690          --         --         --         --         --      10,690
                                                --------   ---------   --------   --------   --------   --------    --------

Total interest-earning assets           6.83%    119,039      83,258    221,790     61,511     55,878         --     541,476

Loan loss reserves                                    --          --         --         --         --     (1,843)     (1,843)
Non-interest-earning assets                           --          --         --         --         --     24,801      24,801
                                                --------   ---------   --------   --------   --------   --------    --------

Total assets                                    $119,039   $  83,258   $221,790   $ 61,511   $ 55,878   $ 22,958    $564,434
                                                ========   =========   ========   ========   ========   ========    ========

Interest-bearing liabilities:
  Interest checking and
    savings accounts                    2.01%   $  9,204   $   9,204   $ 17,146   $  5,439   $ 35,287   $     --    $ 76,280
  Money market accounts                 3.85      17,427      17,427     17,427     17,428         --         --      69,709
  Certificates of deposit               5.11     133,468      60,914     59,757     10,163         --         --     264,302
                                                --------   ---------   --------   --------   --------   --------    --------

    Total deposits                      4.32     160,099      87,545     94,330     33,030     35,287         --     410,291
                                                --------   ---------   --------   --------   --------   --------    --------

  Repurchase Agreements                 5.79      20,000          --     25,000         --         --         --      45,000
  FHLB advances                         6.32          14       5,106     30,279      5,327     12,560         --      53,286
                                                --------   ---------   --------   --------   --------   --------    --------

    Total borrowed money                6.08      20,014       5,106     55,279      5,327     12,560         --      98,286
                                                --------   ---------   --------   --------   --------   --------    --------

Total interest-bearing liabilities      4.66%    180,113      92,651    149,609     38,357     47,847         --     508,577

Non-interest-bearing deposits                         --          --         --         --         --     10,527      10,527
Other non-interest-bearing liabilities                --          --         --         --         --      9,194       9,194
                                                --------   ---------   --------   --------   --------   --------    --------

Total liabilities                                180,113      92,651    149,609     38,357     47,847     19,721     528,298

Stockholders' equity                                  --          --         --         --         --     36,136      36,136
                                                --------   ---------   --------   --------   --------   --------    --------
Total liabilities and stockholders' equity      $180,113   $  92,651   $149,609   $ 38,357   $ 47,847   $ 55,857    $564,434
                                                ========   =========   ========   ========   ========   ========    ========

Excess (deficiency) of interest-earning
    assets over interest-bearing liabilities    $(61,074)  $  (9,393)  $ 72,181   $ 23,154   $  8,031
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities                   (61,074)    (70,467)     1,714     24,868     32,899
Interest sensitivity gap to total assets          -10.82%      -1.66%     12.78%      4.11%      1.42%
Cumulative interest sensitivity gap
          to total assets                         -10.82%     -12.48%      0.30%      4.41%      5.83%



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Certain shortcomings are inherent in the method of analysis presented in the foregoing table. While gap analysis is one of the most commonly used indicators of interest rate risk in the thrift industry, there is no single interest rate risk measurement system that takes into consideration all of the factors which influence the net interest margin. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

MSB is subject to net interest income fluctuations to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently than assets may be beneficial in times of declining interest rates, such an asset and liability structure will likely reduce net interest income during periods of rising interest rates. The level of prepayments on mortgages and mortgage-backed securities is a major assumption affecting the repricing period of these assets. In addition to the level of prepayments, the trend in net interest income will be dependent upon the shape of the U.S. Treasury yield curve, the volume and composition of loan originations, MSB's balance sheet profile, including asset size, composition of assets, composition of liabilities and maturity/repricing activity, as influenced by changes in, and levels of, interest rates.

LIQUIDITY AND CAPITAL RESOURCES
MSB's primary sources of funds are deposits, Repurchase Agreements, FHLB advances, and proceeds from principal and interest payments on loans and mortgage-backed and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Liquidity represents the amount of an institution's assets that can be quickly and easily converted into cash without significant loss. The most liquid assets are cash, short-term U.S. Government securities, U.S. Government agency guaranteed securities and CD's. MSB is required to maintain specific minimum levels of liquid investments as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement may be varied at the direction of the OTS. Regulations currently in effect require MSB to maintain liquid assets at least equal to 4.0% of the sum of its average daily balance of net withdrawable accounts and borrowed funds due in one year or less. MSB's liquidity ratios were 22.97%, 18.14% and 27.25% at December 31, 1998, 1997 and 1996, respectively. At
December 31, 1998, 1997 and 1996, liquid assets totaled $100.428 million, $93.186 million and $128.706 million, respectively. The levels of these assets are dependent on MSB's operating, financing, lending and investing activities during any given period. At December 31, 1998, $49.065 million in liquid assets were held-to-maturity and, thus, could not be sold to meet unexpected cash outflows without significant financial statement ramifications.

MSB intends to retain for the portfolio certain originated residential mortgage loans (primarily adjustable rate, balloon mortgage and fifteen year fixed rate mortgage loans) and to generally sell the remainder in the secondary market. MSB will from time to time participate in or originate commercial real estate loans, including real estate development loans. During 1998 MSB originated $297.536 million in residential mortgage loans. Of this amount, $105.631 million was retained in MSB's portfolio, while the remainder was sold in the secondary market. This compares to $129.099 million in originations during 1997 and $150.219 million in originations during 1996. MSB also originated $33.337 million of commercial loans and $32.299 million of consumer loans in 1998. (See "Notes to Consolidated Financial Statements, Note 14 - Commitments and Contingencies" for information regarding commitments and contingencies at December 31, 1998.)

Deposits are a primary source of MSB's funds for use in lending and for other general business purposes. At December 31, 1998 deposits constituted 74.56% of MSB's total assets compared to 63.19% at


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                      COMMUNITY BANKING FOR OVER A CENTURY

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December 31, 1997 and 61.73% at December 31, 1996. Deposits that are scheduled to mature or reprice in one year or less at December 31, 1998 totaled $247.644 million. Management believes that a significant portion of such deposits will remain with MSB. Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings may also be used on a longer-term basis to support increased lending or investment activities. At December 31, 1998 MSB had $45.000 million in Repurchase Agreements and $53.286 million in FHLB advances. Total borrowings as a percentage of assets were reduced to 17.41% of total assets at December 31, 1998 as compared to 28.78% of total assets at December 31, 1997. MSB has sufficient available collateral to obtain additional advances from the FHLB and, based upon current FHLB stock ownership, could obtain up to a total of approximately $140 million in such advances.

Stockholders' equity at December 31, 1998 was $36.136 million, or 6.40% of total assets, compared to $32.787 million, or 5.09% of total assets, at December 31, 1997. (See "Consolidated Statements of Changes in Stockholders' Equity.") MSB exceeded all regulatory capital requirements at December 31, 1998. (See "Notes to Consolidated Financial Statements, Note 2 - Regulatory Matters.")

OTS regulations do not permit MSB to pay dividends on its common stock if its regulatory capital would be reduced below the level required by OTS regulations or the amount required for the liquidation account established in connection with its conversion from the mutual to stock form of ownership in 1992. In addition, capital distribution regulations limit MSB's ability, based on its capital level and supervisory rating, to make certain capital distributions such as dividends and stock redemptions or repurchases.

OTHER MATTERS

REGULATION
In May 1992, MSB and the OTS executed a Supervisory Agreement which, as subsequently amended, requires MSB to: (i) comply with the business plan filed by Management and approved by the OTS; (ii) file additional three-year business plans with the OTS on an annual basis, which are subject to OTS approval; (iii) maintain its board of directors at a minimum of five directors with a majority of outside directors; and (iv) fulfill certain reporting requirements. MSB believes that it has substantially complied with each of the Supervisory Agreement requirements during 1998 and 1997. On November 30, 1998 MSB received approval of its 1999 Business Plan from the OTS.

STATUS OF LEGAL PROCEEDINGS
MSB, together with certain present and former directors and officers and certain others, had been a defendant in consolidated lawsuits in the United States District Court for the Eastern District of Michigan (the "Federal Court"). The consolidated action combined two class action lawsuits filed in the Federal Court and one class action lawsuit originally filed in the Circuit Court for Oakland County, Michigan (the "State Court"). The lawsuits alleged certain violations of federal securities law and Michigan Blue Sky Law. The lawsuit filed in the State Court was dismissed upon being combined with the Federal Court lawsuits. These lawsuits were all originally filed in 1995 and generally alleged that certain disclosures made by MSB from late 1993 until late 1994, including disclosures made by MSB in a Rights Offering Circular dated October 27, 1993, concerning its business plan and exposure to interest rate risk were false and misleading or there were material omissions. A class consisting of purchasers of MSB's stock during the period from November 30, 1993 to November 14, 1994 was certified by the Federal Court (the "Class").

On May 8, 1998, MSB entered into a Stipulation of Settlement (the "Settlement") to resolve the consolidated class action lawsuit. Under the Settlement, MSB agreed to make a cash payment of $12.000 million ($2.500 million of which MSB received from its former directors' and officers' liability insurance carrier). On July 8, 1998, the Federal Court entered a Final Judgment and Order approving the Settlement and dismissing the action. There were no objections filed to the Settlement and the time to appeal the Federal Court's approval of the Settlement has expired with no appeal having been filed. Accordingly, the dismissal of the case against all the defendants is final. MSB distributed the Settlement funds to plaintiff's counsel on August 10, 1998. The funds, net of plaintiffs' attorneys' fees and expenses, were distributed to the Class in December 1998.


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                      COMMUNITY BANKING FOR OVER A CENTURY
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MSB recorded a $9.650 million charge to earnings in the fourth quarter of 1997 in anticipation of the Settlement of the consolidated class action lawsuit. The $9.650 million charge covered the $9.500 million portion of the Settlement attributable to MSB (the balance of the Settlement, $2.500 million, having been received by MSB from its former directors' and officers' liability insurance carrier) and the remaining $150,000 was accrued for MSB's legal expenses and any other costs related to completion of the Settlement.

MSB, together with four present and former officers, remains as a defendant in a separate lawsuit that was filed in 1995 on behalf of fourteen plaintiffs who allegedly purchased MSB's common stock during 1992, 1993 and 1994. This lawsuit similarly alleges that some of MSB's disclosures during that period concerning its business plan and exposure to interest rate risk were false and misleading in violation of state and federal securities laws and common law. Plaintiffs in this lawsuit seek damages of approximately $3,000,000. That action was pending in the United States District Court for the Eastern District of Michigan, but has been transferred to the Northern District of Illinois, where it was originally filed, in light of the Settlement.

MSB believes there are meritorious defenses to this lawsuit, has filed answers denying the material allegations of all of the claims, and intends to continue to pursue a vigorous defense. The ultimate outcome of this lawsuit and the results of the legal process cannot be predicted with certainty. No provision has been recorded for any potential loss for this lawsuit at the present time because MSB does not believe it is reasonably probable that any material loss will be incurred as a result of the final disposition of this lawsuit and/or is unable to reasonably estimate the amount of any potential loss.

Other pending legal proceedings and regulatory matters have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed by Management to be material to the financial condition of MSB.

IMPACT OF NEW ACCOUNTING STANDARDS
In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is the total of reported net income and all other revenues, expenses, gains and losses that under generally accepted accounting principles bypass reported net income. Statement 130 permits the statement of changes in stockholders' equity to be used to meet this requirement. Companies are also required to report comparative totals for comprehensive income in interim reports. Management adopted the provisions of this Statement, which are only of a disclosure nature, effective January 1, 1998.

In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement 131"). This Statement supersedes FASB SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." Statement 131 introduces a new model for segment reporting called the "management approach." The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Based on the "management approach" model, MSB has determined that its business is comprised of a single operating segment and that Statement 131 therefore has no impact on its financial statements.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans. MSB is a participant in a multi-employer pension plan and therefore MSB's disclosures regarding pensions will not change materially. MSB adopted the provisions of this statement, which are only of a disclosure nature, effective January 1, 1998.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("Statement 133"). Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Statement 133 requires companies to record derivatives on the balance sheet as assets or


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18
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Statement 133 is effective for all fiscal years beginning after June 15, 1999. Upon initial application, hedging relationships must be designated anew and documented pursuant to the provisions of Statement 133. Statement 133 may not be applied retroactively to financial statements of prior periods. Management does not expect the implementation of this statement to have a material impact on its financial statements.

In November 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("Statement 134"). Statement 134 changes the way mortgage banking firms account for certain securities and other interests retained after securitizing mortgage loans. Statement 134 is effective for the first fiscal quarter beginning after December 15, 1998. MSB generally does not securitize mortgage loans prior to sale to the secondary mortgage market.

YEAR 2000 COMPLIANCE
A significant issue has emerged in the banking industry and for the economy overall regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. The Year 2000 issue is pervasive and presents both technical and business risks affecting MSB. Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The Year 2000 issue affects virtually all companies to varying degrees. MSB's material risk in this area arises principally from its purchase of data processing services from outside vendors. MSB has contacted its major computer service vendors and has received assurances that those computer services will properly function on January 1, 2000. However, in the event a major vendor of MSB is unable to fulfill its contractual obligation, MSB could experience material costs.

Management is undertaking an ongoing evaluation of the Year 2000 issue, including a review of both internal and external risks presented by providers of data processing products and services, business partners, counterparties and major loan customers. MSB began to address the Year 2000 issue in July 1997 and formally established the Year 2000 Steering Committee (the "Committee") in January 1998 to monitor MSB's activities. This Committee is responsible for communicating with MSB's service providers and software vendors in order to determine the extent to which MSB can rely on their services and products to perform effectively with respect to Year 2000. The Committee periodically reports to MSB's Board of Directors. The Committee has completed its assessment of MSB's data processing systems. Individual system analysis includes target dates for completion of the renovation phase, validation phase and implementation phase. The Committee has developed contingency plans in the event that efforts to remediate individual systems are not completely successful. The target dates established are in compliance with regulatory guidelines established by the Federal Financial Institutions Examination Council.

MSB's Year 2000 project costs are embedded in most continuing data processing expenditures such as monthly service bureau processing costs and computer equipment replacement costs. The following table summarizes certain data processing expenses:

--------------------------------------------------------------------------------

                                              FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                  1998                 1997
                                              -----------           ----------
Data processing                               $ 1,059,000           $1,071,000
Computer equipment depreciation                   590,000              718,000
Information Technology Department
   salaries and employee benefits                 110,000               95,000

--------------------------------------------------------------------------------

Data processing costs consisting primarily of service bureau expense for 1998 and 1997 were relatively similar. Computer equipment net book value at December 31, 1998 was $1,228,000 compared to $1,609,000 at December 31, 1997. During
1998, MSB has purchased $210,000 of computer equipment. Prior to purchase, the vendor certified the computer equipment as Year 2000 compliant. MSB's Information Technology Department salaries and employee benefits have increased in 1998 compared to the year earlier due to an increase in full-time equivalent employees from two to three effective September 1, 1997. Because internal staff is primarily completing the Year 2000 project, MSB does not expect to incur any significant costs with outside contractors relative to this project. Other than the Information Technology Department total compensation costs, management and staff costs have not been delineated for Year 2000 projects. Anticipated future data processing expenses are not expected to materially differ from current expense.

Management will continue to monitor the progress of its outside vendors in addressing Year 2000 issues. Applications and systems are now in place at nearly all of these outside vendors to address Year 2000 issues. Significant testing of such applications and systems will be conducted to insure that they are adequate to meet the needs of MSB at January 1, 2000. The testing of all data processing systems that have been identified by MSB as "mission critical" has been completed and the results of such testing have been satisfactory.

The discussion above incorporates MSB's best estimates of the costs and completion date of the Year 2000 project. MSB derived these estimates using numerous assumptions of future events, including the continued availability of certain resources and other factors. There can be no guarantee that MSB will achieve these estimates. Therefore, actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.




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                                                                              19
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

--------------------------------------------------------------------------------

MSB's market risk arises primarily from interest rate risk inherent in its lending, investing and deposit taking activities. MSB's interest rate risk is measured quarterly by use of a report generated by the OTS and provided to MSB that is based on data provided by MSB to the OTS. While there are many models for analyzing interest rate risk employing varying assumptions, MSB prefers to analyze and report its interest rate risk relying in a larger part on the OTS generated model. Reporting interest rate risk in reliance on the OTS model provides investors with useful information as to how MSB's primary federal regulator evaluates MSB's interest rate risk and also aids investors in doing a peer group comparison because many of MSB's peers analyze and report interest rate risk using an OTS generated model.

On December 1, 1998, the OTS adopted comprehensive guidance, in the form of Thrift Bulletin 13a ("TB 13a"), covering interest rate risk, investment securities and use of financial derivatives. TB 13a replaces seven prior OTS thrift bulletins covering these and related topics. The OTS also updated its regulations with a new rule (effective January 1, 1999) on forward commitments, futures transactions and financial options transactions. The new rule, which is designed to work with TB 13a, establishes general requirements applicable to all derivative instruments, sets forth responsibilities of the board of directors and management with respect to financial derivatives and makes clear that reducing risk exposure should be the primary reason for entering into a derivatives transaction. TB 13a provides guidelines for evaluating an institution's risk management, identifies a set of "sound practices" for consideration of management and describes the qualitative and quantitative guidelines the OTS will use in assessing an institution's current exposure to interest rate changes and its ability to manage that exposure effectively. The OTS will use the results of its net portfolio value ("NPV") model to measure an institution's current exposure. Under TB 13a, an institution's board of directors should establish interest rate risk limits in terms of its capital position (its economic capital-to-assets ratio). Investment securities and derivatives, especially those with the potential to alter significantly an institution's risk profile, should be evaluated on the basis of their impact on the institution's economic capital. Institutions with greater capacity to absorb potential losses will have greater latitude in using derivatives and other complex financial instruments. MSB's Board of Directors has established interest rate risk limits under TB 13a. As of December 31, 1998 MSB is in compliance with these Board established limits.

The business of MSB and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans, mortgage-backed securities, investment securities, and FHLBstock) which are primarily funded by interest-bearing liabilities (deposits and borrowings). Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. Other than loans which are originated and held for sale, all of the financial instruments of MSB are for other than trading purposes. Generally, such loans held-for-sale are "pre-sold," in that the loans are originated against and in conformity with existing commitments MSB has made with FHLMC, FNMA or another approved investor. Because MSB's portfolio of trading assets is limited to loans held-for-sale that are "pre-sold," MSB is not exposed to significant market risk from trading activities.

Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments are different, creating a risk that changes in the level of market interest rates will result in disproportionate changes in the value of, and the net earnings generated from, MSB's interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments. MSB's exposure to

--------------------------------------------------------------------------------
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                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

interest rate risk is managed primarily through MSB's strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting the potential negative effects of changes in market interest rates. Since MSB's primary source of interest-bearing liabilities is customer deposits, MSB's ability to manage the types and terms of such deposits may be somewhat limited by customer preferences in the market areas in which MSB operates. Borrowings, which include FHLB advances and Repurchase Agreements, are generally structured with specific terms which in Management's judgment, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, mitigate MSB's exposure to interest rate risk. The rates, terms and interest rate indices of MSB's interest-earning assets result primarily from MSB's strategy of investing in loans and securities (a portion of which have adjustable rate terms) which permit MSB to reduce its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities. The level of MSB's interest rate risk is such that, in a rising interest rate environment, MSB's net interest income and net portfolio value would be expected to decrease.

At December 31, 1998, MSB was a party to certain fixed rate FHLB advances and Repurchase Agreements that include an option for the counterparty to convert the borrowing into an adjustable rate or require repayment of the borrowing. MSB is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition.

SIGNIFICANT ASSUMPTIONS UTILIZED IN MANAGING INTEREST RATE RISK
Managing MSB's exposure to interest rate risk involves significant assumptions about the exercise of imbedded options and the relationship of various interest rate indices of certain financial instruments.

IMBEDDED OPTIONS
A substantial portion of MSB's loans receivable and mortgage-backed securities are comprised of residential mortgage loans containing significant imbedded options which permit the borrower to prepay the principal balance of the loan prior to maturity ("prepayments") without penalty. A loan's propensity for prepayment is dependent upon a number of factors, including, the current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short- and long-term interest rates. Since a significant portion of MSB's mortgage and home equity loans are adjustable rate loans, prepayments on such loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates making fixed rate loans more desirable.

Investment securities, other than those with early call provisions, generally do not have significant imbedded options and repay pursuant to specific terms until maturity. While savings and checking deposits generally may be withdrawn upon the customer's request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable. Time deposits generally have early withdrawal penalties, while term FHLB advances and other borrowings have prepayment penalties, which discourage customer withdrawal of time deposits and prepayment of FHLB advances and other borrowings prior to maturity.

INTEREST RATE INDICES
MSB's adjustable rate mortgage ("ARM") loans and mortgage-backed securities are primarily indexed to the One Year Constant Maturity Treasury Index. When loans and mortgage-backed securities are funded by interest-bearing liabilities such as deposits, FHLB advances and other borrowings which may have interest rates determined by other indices, a changing interest rate environment may result in different levels of change in the different indices leading to disproportionate changes in the value of, and the net earnings generated from, MSB's financial instruments. Each index is unique and is influenced by different external factors, therefore, the historical relationships in various indices may not necessarily be indicative of the actual change which may result in a changing interest rate environment.

INTEREST RATE RISK MEASUREMENT
In addition to periodic gap reports (see "Management's Discussion and Analysis of Operating Results and Financial Condition -- Financial Condition -- Interest Sensitivity Gap at December 31, 1998") comparing the sensitivity of interest-earning assets and interest-bearing liabilities to changes in interest rates, Management also utilizes a quarterly report ("model") prepared for MSB by the OTS based on information provided by MSB which measures MSB's exposure to interest rate risk. The model calculates the present value of assets, liabilities, off-balance sheet financial instruments, and equity at current interest rates, and at hypothetical higher and lower interest rates at one percent intervals. The present value of each major category of financial instruments is calculated by the model using estimated cash flows based on weighted-average contractual interest rates and terms at discount rates representing the estimated current market interest rate for similar financial instruments.

The resulting present value of longer term fixed rate financial instruments are more sensitive to change in a higher or lower market interest rate scenario, while adjustable rate financial instruments largely reflect only a change in present value representing the difference between the contractual and discounted rates until the next interest rate repricing date.

The following tables reflect the estimated present value of interest-earning assets, interest-bearing liabilities and loan commitments as calculated by the OTS for MSB as of December 31, 1998 and 1997, at interest rates as of those respective dates and at hypothetical higher and lower interest rates of one and two percent.


--------------------------------------------------------------------------------
                                                                              21
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

                                                                        AT DECEMBER 31, 1998
                                            ------------------------------------------------------------------------------
                                                                             PRESENT VALUE
                                            ------------------------------------------------------------------------------
                                               -2%              -1%            CURRENT            +1%               +2%
                                            ---------        ---------        ---------        ---------         ---------
                                                                            (IN THOUSANDS)
 Interest-earning assets:
 Investments, FHLB deposits,
  FHLB stock and other
  interest-earning assets                   $  24,818        $  24,799        $  24,781        $  24,762         $  24,745
 Mortgage loans and
  mortgage-backed securities                  507,847          501,281          493,100          482,658           471,133
 Non-mortgage loans                            28,306           27,874           27,456           27,050            26,655
                                            ---------        ---------        ---------        ---------         ---------
  Total interest-earning assets             $ 560,971        $ 553,954        $ 545,337        $ 534,470         $ 522,533
                                            =========        =========        =========        =========         =========

Interest-bearing liabilities:
 Money market and NOW accounts              $ 106,201        $ 106,201        $ 106,201        $ 106,201         $ 106,201
 Passbook and statement savings
  accounts                                     39,786           39,786           39,786           39,786            39,786
 Certificate accounts                         270,206          268,032          265,892          263,805           261,749
                                            ---------        ---------        ---------        ---------         ---------
  Total deposits                              416,193          414,019          411,879          409,792           407,736
 Borrowings                                   105,705          102,768          100,074           97,595            95,307
                                            ---------        ---------        ---------        ---------         ---------
  Total interest-bearing liabilities        $ 521,898        $ 516,787        $ 511,953        $ 507,387         $ 503,043
                                            =========        =========        =========        =========         =========
Commitments to originate and
 sell loans, net                            $   1,419        $     926        $     225        $    (661)        $  (1,595)
                                            =========        =========        =========        =========         =========

                                                                        AT DECEMBER 31, 1997
                                             ------------------------------------------------------------------------------
                                                                             PRESENT VALUE
                                             ------------------------------------------------------------------------------
                                                -2%              -1%            CURRENT            +1%               +2%
                                             ---------        ---------        ---------        ---------         ---------
                                                                             (IN THOUSANDS)
 Interest-earning assets:
  Investments, FHLB deposits,
   FHLB stock and other
   interest-earning assets                   $  11,767        $  11,740        $  11,717        $  11,695         $  11,676
  Mortgage loans and
   mortgage-backed securities                  603,420          594,841          582,879          569,403           555,265
  Non-mortgage loans                            29,234           28,798           28,374           27,962            27,561
                                             ---------        ---------        ---------        ---------         ---------
   Total interest-earning assets             $ 644,421        $ 635,379        $ 622,970        $ 609,060         $ 594,502
                                             =========        =========        =========        =========         =========

 Interest-bearing liabilities:

  Money market and NOW accounts              $  93,778        $  93,778        $  93,778        $  93,778         $  93,778
  Passbook and statement savings
   accounts                                     37,362           37,362           37,362           37,362            37,362
  Certificate accounts                         271,461          268,996          266,584          264,220           261,924
                                             ---------        ---------        ---------        ---------         ---------
   Total deposits                              402,601          400,136          397,724          395,360           393,064
  Borrowings                                   191,291          188,650          186,102          183,643           181,267
                                             ---------        ---------        ---------        ---------         ---------
   Total interest-bearing liabilities        $ 593,892        $ 588,786        $ 583,826        $ 579,003         $ 574,331
                                             =========        =========        =========        =========         =========

 Commitments to originate and
  sell loans, net                            $   1,096        $     684        $     224        $    (327)        $    (923)
                                             =========        =========        =========        =========         =========


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22
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

The calculations of present value have certain shortcomings. The discount rates utilized for loans and mortgage-backed securities are based on estimated market interest rate levels for similar loans and securities nationwide, with projected prepayment levels. The unique characteristics of MSB's loans and mortgage-backed securities may not necessarily parallel those assumed in the model, and therefore, would likely result in different discount rates, prepayment experiences and present values. The discount rates utilized for deposits and borrowings are based upon available alternative types and sources of funds which are not necessarily indicative of the present value of MSB's deposits and FHLB advances since such deposits and FHLB advances are unique to, and have certain price and customer relationship advantages for, depository institutions. The present values are determined based on the discounted cash flows over the remaining estimated lives of the financial instruments and assumes that the resulting cash flows are reinvested in financial instruments with virtually identical terms. The total measurement of MSB's exposure to interest rate risk as presented in the above tables may not be representative of the actual values which might result from a higher or lower interest rate environment. A higher or lower interest rate environment will most likely result in different investment and borrowing strategies by MSB to further mitigate the effect on the value of, and the net earnings generated from, MSB's net assets from any change in interest rates.

NET PORTFOLIO VALUE
An institution's NPV is calculated as the net discounted cash flows from assets, liabilities and off-balance sheet contracts. The fair value of certain items (e.g., value of deposit intangibles) may significantly differ from the OTS model's valuation.

The following tables present MSB's ratio of NPV to the present value of its total assets as of December 31, 1998 and 1997 as calculated by the OTS, based on information provided to the OTS by MSB.

--------------------------------------------------------------------------------
                              AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

CHANGE IN INTEREST RATES                             RATIO OF NPV TO
   IN BASIS POINTS              PRESENT VALUE OF   THE PRESENT VALUE
     (RATE SHOCK)       NPV      TOTAL ASSETS       OF TOTAL ASSETS     CHANGE
     ------------       ---      ------------       ---------------     ------
                             (DOLLARS IN THOUSANDS)

         +200         $34,051     $558,721               6.09%          (1.31)%
         +100          38,925      567,004               6.87           (0.53)
        Static         42,506      574,266               7.40              --
         -100          44,414      580,306               7.65            0.25
         -200          44,953      585,464               7.68            0.28


--------------------------------------------------------------------------------
                              AT DECEMBER 31, 1997
--------------------------------------------------------------------------------

CHANGE IN INTEREST RATES                             RATIO OF NPV TO
   IN BASIS POINTS              PRESENT VALUE OF   THE PRESENT VALUE
     (RATE SHOCK)       NPV      TOTAL ASSETS       OF TOTAL ASSETS     CHANGE
     ------------       ---      ------------       ---------------     ------
                             (DOLLARS IN THOUSANDS)

         +200         $ 26,329    $  633,309             4.16%         (1.90)%
         +100           33,599       644,656             5.21          (0.85)
        Static          39,719       655,048             6.06             --
         -100           44,163       663,991             6.65           0.59
         -200           46,000       670,522             6.86           0.80

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

In addition, the previous table does not necessarily indicate the impact of general interest rate movements on MSB's net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond MSB's control. As a result, certain assets and liabilities expected to mature or otherwise reprice within a stated period may in fact mature or reprice at different times and at different volumes.

--------------------------------------------------------------------------------
                                                                              23
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY

--------------------------------------------------------------------------------

FINANCIAL STATEMENTS
The Bank is responsible for the preparation, integrity, and fair presentation of its published financial statements as of December 31, 1998, and for the year then ended. The financial statements have been prepared in accordance with generally accepted accounting principles, and as such, include amounts, some of which are based on judgments and estimates of Management.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with generally accepted accounting principles and the reporting requirements of the OTS. The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

Management assessed the Bank's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the reporting requirements of the OTS as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management believes that, as of December 31, 1998, the Bank maintained an effective internal control structure over financial reporting presented in conformity with generally accepted accounting principles and the reporting requirements of the OTS.

COMPLIANCE WITH LAWS AND REGULATIONS
Management is also responsible for compliance with federal and state laws and regulations concerning loans to insiders and dividend restrictions designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, Management believes that the Bank complied, in all significant respects, with the designated laws and regulations relating to safety and soundness for the year ended December 31, 1998.



Robert N. Shuster                          Bernard D. Williams
Robert N. Shuster                          Bernard D. Williams
Chief Executive Officer                    Senior Vice President,
                                           Chief Financial Officer and Treasurer

--------------------------------------------------------------------------------
24
                      COMMUNITY BANKING FOR OVER A CENTURY

                          INDEPENDENT AUDITORS' REPORT

--------------------------------------------------------------------------------

[KPMG LLP LOGO]

Board of Directors and Stockholders
Mutual Savings Bank, f.s.b. and Subsidiaries
Bay City, Michigan


We have audited the accompanying consolidated statements of financial condition of Mutual Savings Bank, f.s.b. and Subsidiaries (the "Bank") as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mutual Savings Bank, f.s.b. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


KPMG LLP
Detroit, Michigan
February 2, 1999



--------------------------------------------------------------------------------
                                                                              25
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AT
                           DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------



                                                                                      1998                       1997
                                                                                  -------------             --------------
ASSETS
Cash on hand and on deposit ....................................................  $  11,097,267             $    8,901,861
Interest-bearing deposits ......................................................      3,666,821                  4,494,895
                                                                                  -------------             --------------
  Cash and cash equivalents ....................................................     14,764,088                 13,396,756

Investment securities available-for-sale .......................................        166,484                    198,544

Investment securities held-to-maturity
   (fair value of $13,888,000 in 1998) .........................................     13,888,050                         --
Mortgage-backed securities available-for-sale ..................................     52,275,259                 71,954,660
Mortgage-backed securities held-to-maturity
   (fair value of $129,027,000 in 1998 and $218,359,000 in 1997) ...............    129,063,968                221,391,456
Loans held for sale ............................................................      5,957,504                  1,871,240
Loans, net of allowance for loan losses of $1,843,000 in 1998 and
    $1,969,000 in 1997 .........................................................    327,692,406                315,105,206
Real estate owned and other repossessed assets .................................        328,896                    191,645
Federal Home Loan Bank stock, at cost ..........................................      7,022,900                  7,022,900
Premises and equipment, net ....................................................      8,017,347                  8,572,649
Accrued interest receivable ....................................................      2,542,370                  3,167,291
Capitalized originated mortgage servicing rights ...............................      1,880,194                    908,272
Prepaid expenses and other assets ..............................................        834,648                    959,539
                                                                                  -------------             --------------
TOTAL ASSETS ...................................................................  $ 564,434,114             $  644,740,158
                                                                                  =============             ==============
LIABILITIES & STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits .......................................................................  $ 420,817,972             $  407,387,907
Securities sold under agreements to repurchase .................................     45,000,000                 85,000,000
Federal Home Loan Bank advances ................................................     53,285,899                100,560,652
Accrued liability for settlement of class action lawsuit .......................             --                  9,650,000
Advance payments by borrowers for taxes and insurance ..........................      4,451,737                  4,296,754
Accrued interest payable .......................................................      2,018,723                  2,395,495
Accrued expenses and other liabilities .........................................      2,723,507                  2,662,653
                                                                                  -------------             --------------
TOTAL LIABILITIES ..............................................................  $ 528,297,838                611,953,461
                                                                                  -------------             --------------

Commitments and contingencies ..................................................             --                         --


STOCKHOLDERS' EQUITY:

Preferred stock ($.01 par value, 5,000,000 shares authorized,
  no shares issued and outstanding in 1998 and 1997) ...........................             --                         --
Common stock ($.01 par value, 20,000,000 shares authorized,
   4,290,414 shares issued and outstanding in 1998 and
   4,281,914 shares issued and outstanding in 1997) ............................         42,904                     42,819
Additional paid-in capital .....................................................     32,136,522                 32,196,361
Retained earnings -- substantially restricted ..................................      4,655,084                  1,997,241
Accumulated other comprehensive income (loss) ..................................        100,602                   (446,763)
Unearned employee stock ownership plan shares ..................................       (798,836)                (1,002,961)
                                                                                  -------------             --------------

TOTAL STOCKHOLDERS' EQUITY .....................................................     36,136,276                 32,786,697
                                                                                  -------------             --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................................  $ 564,434,114             $  644,740,158
                                                                                  =============             ==============


--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
26
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
                        DECEMBER 31, 1998, 1997 AND 1996

--------------------------------------------------------------------------------



                                                                         1998                    1997                      1996
                                                                     -----------              -----------              -----------
INTEREST INCOME:
  Interest and fees on loans ......................................  $25,059,786              $22,843,678              $17,906,658
  Interest on mortgage-backed securities ..........................   13,255,179               18,946,315               23,193,783
  Interest on investment securities ...............................      610,116                   87,749                  525,907
  Other interest income ...........................................      909,710                  619,257                1,238,177
                                                                     -----------              -----------              -----------
TOTAL INTEREST INCOME .............................................   39,834,791               42,496,999               42,864,525
                                                                     -----------              -----------              -----------
Interest expense:
  Interest on deposits ............................................   18,106,530               18,044,982               18,043,929
  Interest on securities sold under agreements to repurchase ......    3,925,295                7,250,928                8,694,632
  Interest on FHLB advances .......................................    5,795,227                5,916,156                5,261,849
  Interest on other borrowed money                                            --                   31,127                  170,066
                                                                     -----------              -----------              -----------
Total interest expense ............................................   27,827,052               31,243,193               32,170,476
                                                                     -----------              -----------              -----------
Net interest income ...............................................   12,007,739               11,253,806               10,694,049
PROVISION FOR LOAN LOSSES .........................................      585,000                  225,000                  180,000
                                                                     -----------              -----------              -----------
Net interest income after provision for loan losses ...............   11,422,739               11,028,806               10,514,049
                                                                     -----------              -----------              -----------
OTHER INCOME (LOSS):
  Settlement of class action lawsuit ..............................           --               (9,650,000)                      --
  Gains and fees on loans sold ....................................    2,236,574                  628,862                  609,170
  Gain on sale of bulk mortgage loan servicing                                --                       --                  549,164
  Loan servicing fees .............................................      638,567                1,115,248                1,382,761
  Other fees ......................................................    1,674,039                1,473,636                1,325,551
  Net gain on sale of premises and equipment, real
    estate owned and other repossessed assets .....................       60,711                   63,766                  166,237
  Net loss on sale of investment securities                                   --                      --                  (670,000)
  Other, net ......................................................      662,732                  491,822                  515,172
                                                                     -----------              -----------              -----------
Total other income (loss) .........................................    5,272,623               (5,876,666)               3,878,055
                                                                     -----------              -----------              -----------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Salaries and employee benefits ..................................    6,374,583                6,234,634                5,946,298
  Occupancy, equipment and supplies ...............................    2,309,252                2,462,360                2,270,794
  Data processing .................................................    1,058,639                1,070,783                1,593,176
  Federal deposit insurance premiums ..............................    1,317,746                1,451,112                1,267,560
  Marketing and promotion .........................................      598,547                  576,209                  481,410
  Professional fees ...............................................      455,286                  601,341                1,056,691
  Other ...........................................................    1,923,466                1,910,205                1,888,481
                                                                     -----------              -----------              -----------
Total general and administrative expenses .........................   14,037,519               14,306,644               14,504,410
                                                                     -----------              -----------              -----------
Income (loss) before income tax expense ...........................    2,657,843               (9,154,504)                (112,306)
Income tax expense ................................................           --                       --                       --
                                                                     -----------              -----------              -----------
NET INCOME (LOSS) .................................................  $ 2,657,843              $(9,154,504)             $  (112,306)
                                                                     ===========              ===========              ===========

------------------------------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) PER SHARE:                                               1998                     1997                      1996
                                                                         ----                     ----                      ----

  Basic earnings (loss) per share .................................  $   0.63                 $  (2.17)                 $  (0.03)
                                                                         ====                    =====                     =====
  Diluted earnings (loss) per share ...............................  $   0.61                 $  (2.17)                 $  (0.03)
                                                                         ====                    =====                     =====

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.




--------------------------------------------------------------------------------
                                                                              27
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED
                        DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                                      1998                 1997               1996
                                                   ----------          ------------        ----------
Net income (loss) ................................ $2,657,843          $ (9,154,504)       $ (112,306)
Other comprehensive income:
  Changes in unrealized gain (loss) on
   available-for-sale securities .................    547,365             1,178,933           775,730
                                                   ----------          ------------        ----------
Comprehensive income (loss) ...................... $3,205,208          $ (7,975,571)       $  663,424
                                                   ==========          ============        ==========

--------------------------------------------------------------------------------

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
                        DECEMBER 31, 1998, 1997 AND 1996

                                                                             RETAINED      ACCUMULATED
                                                            ADDITIONAL       EARNINGS-        OTHER         UNEARNED
                                             COMMON          PAID-IN       SUBSTANTIALLY  COMPREHENSIVE       ESOP
                                             STOCK           CAPITAL         RESTRICTED    INCOME (LOSS)     SHARES        TOTAL
                                            -------        -----------     -------------  -------------   ------------  -----------
Balance at January 1, 1996 ................ $42,714        $32,444,323     $11,264,051     $(2,401,426)   $(1,698,711)  $39,650,951
Stock issued upon exercise of stock
 options (2,760 shares) ...................      28             12,047              --              --             --        12,075
Net loss for 1996 .........................      --                 --        (112,306)             --             --      (112,306)
Change in unrealized gain (loss) on
 available-for-sale securities ............      --                 --              --         775,730             --       775,730
ESOP loan guarantee payment and
 valuation adjustment .....................      --           (179,108)             --              --        347,875       168,767
                                            -------        -----------     -----------     -----------    -----------   -----------
Balance at December 31, 1996 ..............  42,742         32,277,262      11,151,745      (1,625,696)    (1,350,836)   40,495,217

Stock issued upon exercise of stock
 options (7,760 shares) ...................      77             35,247              --              --             --        35,324
Net loss for 1997 .........................      --                 --      (9,154,504)             --             --    (9,154,504)
Changes in unrealized gain (loss) on
 available-for-sale securities ............      --                 --              --       1,178,933             --     1,178,933
ESOP loan guarantee payment and
 valuation adjustment .....................      --           (116,148)             --              --        347,875       231,727
                                            -------        -----------     -----------     -----------    -----------   -----------
Balance at December 31, 1997 ..............  42,819         32,196,361       1,997,241        (446,763)    (1,002,961)   32,786,697
Stock issued upon exercise of stock
 options (8,500 shares) ...................      85             43,290              --              --             --        43,375
Net income for 1998 .......................      --                 --       2,657,843              --             --     2,657,843
Changes in unrealized gain (loss) on
 available-for-sale securities ............      --                 --              --         547,365             --       547,365
ESOP loan guarantee payment
 and valuation adjustment .................      --           (103,129)             --              --        204,125       100,996
                                            -------        -----------     -----------     -----------    -----------   -----------
Balance at December 31, 1998 .............. $42,904        $32,136,522     $ 4,655,084     $   100,602    $  (798,836)  $36,136,276
                                            =======        ===========     ===========     ===========    ===========   ===========

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
--------------------------------------------------------------------------------
28
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                        DECEMBER 31, 1998, 1997 AND 1996

--------------------------------------------------------------------------------


                                                                                  1998               1997             1996
                                                                            -------------       -------------   -------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
    Net income (loss) ....................................................  $   2,657,843       $ (9,154,504)   $   (112,306)

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED
 BY (USED IN)OPERATING ACTIVITIES:
    Loss on sale of investment securities ................................             --                 --         670,000
    Gain on sale of bulk mortgage loan servicing .........................             --                 --        (549,164)
    Stock compensation amortized to expense ..............................        244,746            231,727         168,766
    Depreciation .........................................................      1,077,538          1,184,919         870,052
    Capitalized originated mortgage servicing rights, net ................       (971,922)          (216,412)       (281,717)
    (Gain) loss on sale of premises and equipment,
       real estate owned and other repossessed assets ....................        (60,711)           (63,766)       (166,237)
    Accretion of discounts, amortization of premiums, and other
       deferred yield items, net .........................................       (642,868)          (111,042)        (18,922)
    Provision for loan losses ............................................        585,000            225,000         180,000
    Originations of loans held for sale ..................................   (204,949,085)       (65,941,529)    (65,263,270)
    Principal amount of loans sold .......................................    200,862,821         65,867,036      66,653,140
    (Increase) decrease in accrued interest receivable ...................        624,921            181,096         549,437
    (Increase) decrease in prepaid expenses and other assets .............        124,891            164,784        (134,332)
    Increase (decrease) in accrued liability for settlement of class
       action lawsuit ....................................................     (9,650,000)         9,650,000              --
    Increase (decrease) in accrued interest payable ......................       (376,772)          (140,191)        (59,751)
    Increase (decrease) in accrued expenses and other liabilities ........         60,854         (1,752,831)        749,200
    Increase (decrease) in other, net ....................................         27,210            432,169         524,351
                                                                            -------------       ------------    ------------

    Net cash provided by (used in) operating activities ..................    (10,385,534)           556,456       3,779,247
                                                                            -------------       ------------    ------------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Proceeds from sales of:
    Investment securities available-for-sale .............................             --                 --      38,250,000
    Premises and equipment ...............................................          1,407              3,400           1,400
    Real estate owned and other repossessed assets .......................        540,102            623,424         483,377
    Bulk mortgage loan servicing .........................................             --                 --         549,164
Purchases of:
    Investment securities held-to-maturity ...............................   (850,057,158)       (78,750,000)    (14,000,000)
    Premises and equipment ...............................................       (518,741)        (1,147,919)     (1,955,057)
(Increase) decrease in net loans receivable ..............................    (13,240,032)       (65,511,933)    (57,097,936)
Principal payments received on:
    Investment securities ................................................    836,522,030         78,750,000      14,500,000
    Mortgage-backed securities ...........................................    112,180,738         90,002,456      65,713,866
                                                                            -------------       ------------    ------------

    Net cash provided by (used in) investing activities ..................     85,428,346         23,969,428      46,444,814
                                                                            -------------       ------------    ------------


--------------------------------------------------------------------------------
                                                                              29
                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                   DECEMBER 31, 1998, 1997 AND 1996-CONTINUED

--------------------------------------------------------------------------------

                                                                                 1998               1997             1996
                                                                              ------------      -------------   -------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
    Proceeds from Federal Home Loan Bank advances ...........................  22,748,076         71,124,600       5,000,000
    Repayments of Federal Home Loan Bank advances ........................... (70,051,979)       (45,529,083)             --
    Increase (decrease) in securities sold under agreements to repurchase ... (40,000,000)       (42,000,000)    (42,965,000)
    Increase (decrease) in other borrowed money .............................          --         (1,350,836)       (347,875)
    Increase (decrease) in deposits .........................................  13,430,065         (2,919,540)    (16,825,907)
    Increase (decrease) in advances by borrowers for taxes and insurance ....     154,983            649,179      (2,096,477)
    Issuance of common stock ................................................      43,375             35,324          12,075
                                                                              -----------       ------------    ------------
    Net cash provided by (used in) financing activities ..................... (73,675,480)       (19,990,356)    (57,223,184)
                                                                              -----------       ------------    ------------
Net increase (decrease) in cash and cash equivalents ........................   1,367,332          4,535,528      (6,999,123)

Cash and cash equivalents at beginning of period ............................  13,396,756          8,861,228      15,860,351
                                                                              -----------       ------------    ------------
Cash and cash equivalents at end of period .................................. $14,764,088        $13,396,756     $ 8,861,228
                                                                              ===========       ============    ============
Cash paid during the year for interest ...................................... $28,203,824        $31,383,384     $32,230,227
                                                                              ===========       ============    ============
Cash paid for federal income taxes .......................................... $        --        $        --     $        --
                                                                              ===========       ============    ============
Supplemental disclosure of cash flow information:
    Transfer of loans, at fair value, to real estate owned and
      other repossessed assets .............................................. $   652,832        $   274,243     $   209,681
                                                                              ===========       ============    ============

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

30

                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-----------------1~SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES------------------

NATURE OF BUSINESS
Mutual Savings Bank, f.s.b., A Stock Company ("MSB"), is a federal stock savings bank, headquartered in Bay City, Michigan, and operates 22 retail banking offices located primarily in central and southern Michigan. MSB also operates two wholly-owned subsidiaries, MSB Service Corporation and MSB Investment and Insurance Services, Inc. ("MSBi"). MSB's two subsidiaries have contracted with unaffiliated third parties to provide various investment services including the sale of mutual fund and annuity products. MSBi also sells life insurance, long-term care insurance and group health and disability insurance. MSB is subject to competition from other financial services providers with respect to these services. MSB is regulated by certain federal agencies and is periodically examined by certain regulatory authorities.

MSB, in the course of normal operations, is exposed to interest rate risk. The level of MSB's interest rate risk is such that, in a rising interest rate environment, MSB's net interest income and net portfolio value would be expected to decrease.

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of MSB and its two wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
For purposes of financial reporting, cash and cash equivalents consist of cash on hand and on deposit, funds due from banks, money market funds and all highly liquid debt instruments with original maturities of three months or less.

INVESTMENT AND MORTGAGE-BACKED SECURITIES
Management determines the appropriate classification of investment securities and mortgage-backed securities at time of purchase, as "held-to-maturity," "trading" or "available-for-sale." Securities that Management has the positive intent and ability to hold to maturity are classified as "held-to-maturity." These securities are carried at amortized cost, net of any unaccreted discounts or unamortized premiums, which are accreted or amortized over the expected life (adjusted for prepayments) of the underlying security using the interest method.

Securities that may be sold in response to various unforeseen circumstances are classified as "available-for-sale." These securities are carried at fair value, with unrealized gains and losses being reported as a separate component of stockholders' equity. Gains and losses from the sale of these securities are computed based on the specific identification method. Any associated discounts or premiums are accreted or amortized over the expected life (adjusted for prepayments) of the underlying security using the interest method. Securities that are purchased for the purpose of selling in the short-term to generate a profit are classified as "trading" securities. Trading securities are carried at fair value with unrealized gains and losses included in current operating results.

LOANS HELD FOR SALE
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS
Loans are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans.

Discounts and premiums on purchased loans are amortized to income using the interest method or methods that approximate the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan.

Effective January 1, 1995, MSB adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 114,

--------------------------------------------------------------------------------
                                                                              31

                      COMMUNITY BANKING FOR OVER A CENTURY

----------------1~SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-continued--------

"Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively the "Statements"), which MSB applies to its business and commercial real estate loans. As defined by the Statements, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As a result, certain impaired loans are reported at the present value of future cash flows or the fair value of the collateral.

Accrued interest on loans that are contractually ninety days or more past due or for which collection of interest appears doubtful is reversed and charged against interest income. Income on nonaccrual and other impaired loans is subsequently recognized only to the extent cash payments are received and the principal balance is expected to be recovered. Such loans are restored to an accrual status only if the loan is brought contractually current and the borrower has demonstrated the ability to make future payments of principal and interest.

ALLOWANCE FOR LOAN LOSSES
Management provides for and determines the adequacy of the allowance for loan losses based on MSB's past loan loss experience, review of individual problem loans, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral and current economic conditions. A charge is made to the allowance at the time that Management determines that all or part of the loan is uncollectible.

The allowance is periodically increased by a provision, which is charged to the consolidated statements of operations and by recoveries of loans that have been previously charged to the allowance. In addition, various regulatory agencies as an integral part of their examination process, periodically review MSB's allowance for losses on loans. Such agencies may require MSB to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. In the opinion of Management, the allowance, when taken as a whole, is adequate to absorb losses in the portfolio. While Management uses the best information available to make evaluations, the ultimate repayment of all loans is susceptible to future market factors and events beyond MSB's control. These factors and events may result in losses or recoveries differing from those provided for in the consolidated financial statements.

REAL ESTATE OWNED AND OTHER REPOSSESSED ASSETS
Real estate properties acquired through, or in lieu of, loan foreclosure and other repossessed assets are recorded at the lower of cost or fair value less expected sales costs. These properties and other repossessed assets are periodically reviewed and declines in fair value are recognized through a charge to current operating results. The cost of improvements to real estate owned are capitalized if the improvements increase the estimated fair value.

PREMISES AND EQUIPMENT
Land is carried at cost. Buildings and improvements, land improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Lives of buildings range from 25 to 50 years. Lives of furniture, fixtures and equipment range from 3 to 10 years. Leasehold improvements are depreciated over the lesser of the lease term or the useful life of the improvements. As changing events necessitate, MSB reviews long lived assets for impairment.

MORTGAGE SERVICING RIGHTS AND LOAN SERVICING
Effective April 1, 1995, MSB adopted FASB SFAS No. 122, "Accounting for Mortgage Servicing Rights" subsequently superseded by FASB SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement 125"). This Statement requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others that have been acquired through either the purchase or origination of a loan. A mortgage banking enterprise that sells or securitizes those loans with the servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values.

The fair value of capitalized originated mortgage servicing rights is determined based on the estimated discounted net cash flows to be received. In applying this valuation method, MSB uses assumptions that market participants would use in estimating future net


--------------------------------------------------------------------------------
32

                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

servicing income, which includes estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates. Originated mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. These capitalized mortgage servicing rights are periodically reviewed for impairment based on the fair value of those rights. MSB conducts its periodic impairment analysis using a discounted, disaggregated method, based upon current coupon rates. For purposes of measuring impairment of capitalized originated mortgage servicing rights, the risk characteristics used by MSB include the underlying loans' interest rates, prepayment speeds and loan types.

MSB services for investors mortgage loans that are not included in the Consolidated Statements of Financial Condition. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected reduced by the amortization of capitalized originated mortgage servicing rights. Loans servicing costs are charged to expense as incurred.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
MSB enters into sales of securities under agreements to repurchase ("Repurchase Agreements"). These transactions are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the accompanying Consolidated Statements of Financial Condition. The dollar amount of securities underlying the Repurchase Agreements remains in the investment securities and mortgage-backed securities accounts.

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE
Included in this category are amounts relating to the collection of principal and interest on loans serviced by MSB for third parties. These amounts were $3,583,000 and $3,616,000 at December 31, 1998 and 1997, respectively. Amounts relating to advance payments by borrowers for taxes and insurance were $869,000 and $681,000 at December 31, 1998 and 1997, respectively.

STOCK-BASED COMPENSATION
FASB SFAS No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. MSB has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of MSB's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Note 13 to the consolidated financial statements contains a summary of the pro forma effects to reported net income (loss) and earnings (loss) per share if MSB had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by Statement 123.

DERIVATIVE FINANCIAL INSTRUMENTS
At December 31, 1998, MSB was a party to certain fixed rate Federal Home Loan Bank ("FHLB") advances and Repurchase Agreements that include an option for the counterparty to convert the borrowing into an adjustable rate or require repayment of the borrowing. MSB is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition.

INCOME TAXES
Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that more likely than not, will be realized.

COMPREHENSIVE INCOME
Effective January 1, 1998, MSB adopted FASB SFAS No. 130, "Reporting Comprehensive Income." In addition to net income from operations, comprehensive income is reported for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not


--------------------------------------------------------------------------------
                                                                              33

                      COMMUNITY BANKING FOR OVER A CENTURY

-----------------1~SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-continued--------

been recognized in the calculation of net income. Comprehensive income includes net income and other comprehensive income such as the change in unrealized gains and losses on securities available-for-sale. The change in unrealized gain
(loss) on available-for-sale securities during 1996 includes a reclassification adjustment for a $670,000 loss realized in income from the sales of securities.

FINANCIAL REPORTING OF SEGMENTS
In June 1997 the FASB issued SFAS No. 131 ("Statement 131"), "Disclosures About Segments of an Enterprise and Related Information." Statement 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements. Operating segments are components of an enterprise for which separate financial information is available, and is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Statement 131 establishes standards for related disclosures about products, services, geographic areas and major customers. The Bank operates as a single segment.

RECLASSIFICATIONS
Certain reclassifications were made to prior year financial statements to conform to the 1998 presentation.
================================================================================

































--------------------------------------------------------------------------------
34

                      COMMUNITY BANKING FOR OVER A CENTURY

-----------------------------2~REGULATORY MATTERS------------------------------

MSB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MSB's financial statements. Regulations of the Office of Thrift Supervision ("OTS") set forth minimum capital standards applicable to all savings institutions. These standards include a tangible capital requirement, a core capital requirement and a risk-based capital requirement. Savings institutions must meet or exceed all three requirements at all times to be considered in capital compliance. The following table presents MSB's capital position with respect to the three requirements at December 31, 1998.

                                                     AS A % OF       REQUIRED     AS A % OF         EXCESS       EXCESS
                                       AMOUNT        ASSETS (1)      CAPITAL      ASSETS (1)       CAPITAL %     CAPITAL
                                    ------------     ----------    ------------   ----------     -------------   -------
Stockholders' equity                $ 36,136,276
Unrealized gain on
   available-for-sale securities        (100,602)
                                    ------------
Total tangible capital              $ 36,035,674           6.39%   $  8,465,003         1.50%    $  27,570,671      4.89%
                                    ============
Total core capital                    36,035,674           6.39%     22,573,340         4.00%       13,462,334      2.39%
General valuation allowances           1,759,549
                                    ------------
Total risk-based capital            $ 37,795,223          13.17%     22,964,880         8.00%       14,830,343      5.17%
                                    ============

--------------------------------------------------------------------------------
(1) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
--------------------------------------------------------------------------------

As indicated in the table, MSB exceeded all three of these regulatory capital requirements at December 31, 1998.

In addition, under capital adequacy guidelines and the regulatory framework for prompt corrective action, MSB must meet specific capital guidelines that involve quantitative measures of MSB's liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. MSB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require MSB to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations ) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to total assets (as defined). Management believes, as of December 31, 1998, that MSB meets all capital adequacy requirements to which it is subject. To be categorized as well-capitalized, MSB must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table.

MSB's actual capital amounts and ratios are also presented in the following table.



--------------------------------------------------------------------------------
                                                                              35

                      COMMUNITY BANKING FOR OVER A CENTURY

-----------------------------2~REGULATORY MATTERS-continued--------------------

                                                                                                            TO BE WELL
                                                                                                         CAPITALIZED UNDER
                                                                                  FOR CAPITAL            PROMPT CORRECTIVE
                                                        ACTUAL                  ADEQUACY PURPOSE         ACTION PROVISIONS
                                                -----------------------      ----------------------      ------------------
                                                  AMOUNT         RATIO         AMOUNT        RATIO         AMOUNT    RATIO
                                                -----------      ------      -----------     ------      ----------- ------
                                                                                 (IN THOUSANDS)
AS OF DECEMBER 31, 1998
  Total capital (to risk-weighted assets)       $37,795,223      13.17%      $22,964,880       8.00%     $28,706,100  10.00%
  Tier 1 capital (to risk-weighted assets)      $36,035,674      12.55%      $11,482,440       4.00%     $17,223,660   6.00%
  Tier 1 capital (to total assets)              $36,035,674       6.39%      $22,573,340       4.00%     $28,216,676   5.00%

AS OF DECEMBER 31, 1997
  Total capital (to risk-weighted assets)       $34,904,584      12.24%      $22,815,760       8.00%     $28,519,700   10.00%
  Tier 1 capital (to risk-weighted assets)      $33,233,460      11.65%      $11,407,880       4.00%     $17,111,820    6.00%
  Tier 1 capital (to total assets)              $33,233,460       5.13%      $25,907,477       4.00%     $32,384,346    5.00%


As of December 31, 1998, the most recent notification of the OTS categorized MSB as well capitalized under the regulatory framework for prompt corrective action.

In May 1992, MSB and the OTS executed a Supervisory Agreement which, as subsequently amended, requires MSB to (i) comply with the business plan filed by Management and approved by the OTS; (ii) file additional three-year business plans with the OTS on an annual basis, which are subject to OTS approval; (iii) maintain its board of directors at a minimum of five directors with a majority of outside directors; and (iv) fulfill certain reporting requirements. MSB believes that it has substantially complied with each of the Supervisory Agreement requirements during 1997 and 1998. On November 30, 1998, MSB received approval of its 1999 Business Plan from the OTS.

At periodic intervals, both the OTS and the Federal Deposit Insurance Corporation ("FDIC") routinely examine MSB's financial condition. Based on these examinations, regulatory authorities can direct that MSB's financial statements be adjusted in accordance with their findings. Such regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and the depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities. Any change in such regulation, whether by the OTS, the FDIC, or Congress, could have a material effect on MSB and its operations.

On October 21, 1996, MSB applied to the FDIC for an exemption from a special assessment (in the amount of $3,041,000) mandated by the Deposit Insurance Funds Act of 1996 (the "Funds Act"). The Funds Act required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). The FDIC granted the exemption. Therefore, MSB did not pay the special assessment, but instead pays semiannual assessments to the SAIF according to the rate schedule that was in effect for SAIF assessments on June 30, 1995 for the period of 1997 through the end of 1999. An institution exempted from the SAIF special assessment may later elect to make a pro rata payment equal to 16.7% of the amount the institution would have owed for the special assessment multiplied by the number of full semiannual periods remaining between the date of payment of such pro rata amount and December 31, 1999. Upon payment of such pro rata amount, the institution's rate schedule for SAIF assessments would convert to the same schedule then in effect for all other institutions that paid the full special assessment under the Funds Act. Management periodically assesses the impact of making such a pro rata payment, and to date, has elected to not make such payment.

In addition, effective January 1, 1997, the annual assessment rate for all SAIF-insured institutions, including MSB, was increased by 6.48 basis points for amounts assessed by the Financing Corporation. As a result of the above matters, in January 1997, MSB's deposit insurance premiums increased from a rate of 29 basis points on SAIF-insured deposits to a rate of 35.48 basis points. MSB's deposit insurance rate was 31.82 basis points for the three months ended December 31, 1998. MSB anticipates a deposit insurance rate of 32.10 basis points for the first quarter of 1999. Federal deposit insurance premium rates are primarily based on a financial institution's capital ratios and supervisory rating. Based upon MSB's current capital ratios and supervisory rating, its federal deposit insurance premium rate is expected to decline by approximately three basis points effective July 1, 1999 and by approximately an additional 23 basis points effective January 1, 2000. The expected changes in MSB's federal deposit insurance premium rate are based on the current FDIC rate schedule.

OTS regulations do not permit MSB to pay dividends on its common stock if its regulatory capital would be reduced below the level required by OTS regulations or the amount required for the liquidation account established in connection with its conversion from mutual to stock form of ownership in 1992 (the "Conversion"). In addition, capital distribution regulations limit MSB's ability, based on its capital level and supervisory rating, to make certain capital distributions such as dividends and stock redemptions or repurchases.



--------------------------------------------------------------------------------
36

                      COMMUNITY BANKING FOR OVER A CENTURY

----------------------------3~INVESTMENT SECURITIES----------------------------

The following table summarizes the amortized cost and estimated fair value of investment securities at the dates indicated. At December 31, 1997, all investment securities were classified as available-for-sale.

                                                                               GROSS         GROSS          ESTIMATED
                                                            AMORTIZED        UNREALIZED    UNREALIZED         FAIR
DECEMBER 31, 1998                                             COST             GAINS         LOSSES           VALUE
-----------------                                          -----------       ----------    ----------     ------------
Available-for-sale:
Collateralized Mortgage Obligation
  ("CMO") residual                                         $   166,484       $       --    $       --     $    166,484
                                                           -----------       ----------    ----------     ------------

Total investment securities available-for-sale             $   166,484       $       --    $       --     $    166,484
                                                           ===========       ==========    ==========     ============
Weighted average yield                                            8.97%
                                                           ===========

Held-to-maturity:
Commercial paper                                           $13,888,050       $       --    $       --     $ 13,888,050
                                                           -----------       ----------    ----------     ------------

Total investment securities held-for-maturity               13,888,050       $       --    $       --     $ 13,888,050
                                                           ===========       ==========    ==========     ============
Weighted average yield                                            5.41%


DECEMBER 31, 1997

CMO residual                                               $   198,544       $       --    $       --     $    198,544
                                                           -----------       ----------    ----------     ------------

Total investment securities available-for-sale             $   198,544       $       --    $       --     $    198,544
                                                           ===========       ==========    ==========     ============

Weighted average yield                                           37.91%
                                                           ===========

--------------------------------------------------------------------------------

There were no investment security sales during 1998 or 1997. Proceeds from the sale of investment securities in 1996 were $38.250 million. The 1996 sales resulted in no gross realized gains and gross realized losses of $670,000. In January 1994, MSB purchased the entire outstanding principal amount of a $40 million FHLB debenture. The debenture's maturity was January 27, 1999 and it had an initial 7.5% coupon through January 26, 1995. Subsequent interest rates were computed semi-annually and were based on the rate for 10-year Constant Maturity Treasuries plus 2% less the 6-month London Interbank Offering Rate ("LIBOR"). The subsequent interest rate adjustments were subject to a 24% interest rate cap and a 3% interest rate floor. In January and July 1995, the debenture's interest rate reset at 3%. From inception and through January 1995, MSB deferred $1,440,000 of the initial coupon as a means of attempting to level the yield at 3.90% over the life of the security. In January of 1996, MSB settled a lawsuit it had commenced against a government securities dealer for alleged damages in connection with the purchase by MSB of the debenture. Under the settlement, the government securities dealer purchased the debenture from MSB on January 30, 1996 for $38.250 million plus accrued and unpaid interest. The fair value of the debenture (based upon an average of current broker-dealer quotes) as of January 30, 1996 was approximately $37.400 million. MSB had recorded a $1,678,000 unrealized loss as a reduction of stockholders' equity as of December 31, 1995 related to the debenture. The sale resulted in a net realized loss of $670,000.

In 1997, MSB began to enter into purchases of securities under agreements to resell substantially identical securities. During 1998 the maximum amount outstanding at any month-end was $8,502,000. During 1997 there were no securities purchased under agreements to resell outstanding at any month-end. The amounts advanced under these agreements represent short-term loans. Securities purchased under agreements to resell averaged approximately $4,461,000 and $456,000 during 1998 and 1997, respectively.

At December 31, 1998 the commercial paper matures within ninety days. The CMO residual remaining at December 31, 1998 has a final stated maturity of October 20, 2018. The estimated fair value of the CMO residual is based on future expected cash flows. Accrued interest receivable on investment securities at December 31, 1998 and 1997 was $2,000 and $5,000, respectively.


--------------------------------------------------------------------------------
                                                                              37

                      COMMUNITY BANKING FOR OVER A CENTURY

-------------------------4~MORTGAGE-BACKED SECURITIES---------------------------



The following table summarizes the amortized cost and estimated fair value of mortgage-backed securities at the dates indicated:


                                                              GROSS           GROSS      ESTIMATED
                                           AMORTIZED        UNREALIZED      UNREALIZED     FAIR
DECEMBER 31, 1998                             COST             GAINS           LOSSES      VALUE
-----------------                        ------------    ------------   ------------   ------------
Available-for-sale:
Federal Home Loan Mortgage Corporation
  ("FHLMC") participation certificates   $ 35,767,955    $     90,223   $     44,715   $ 35,813,463
Federal National Mortgage Association
  ("FNMA") pass-through certificates       16,406,701          92,676         37,581     16,461,796
                                         ------------    ------------   ------------   ------------

Total mortgage-backed securities
  available-for-sale                     $ 52,174,656    $    182,899   $     82,296   $ 52,275,259
                                         ============    ============   ============   ============

Weighted average yield                           5.82%
                                         ============

Held-to-maturity:
FHLMC participation certificates         $ 55,488,577    $     72,998   $     84,287   $ 55,477,288
FNMA pass-through certificates             73,575,391             732         26,867     73,549,256
                                         ------------    ------------   ------------   ------------

Total mortgage-backed securities
  held-to-maturity                       $129,063,968    $     73,730   $    111,154   $129,026,544
                                         ============    ============   ============   ============

Weighted average yield                           5.46%
                                         ============

DECEMBER 31, 1997
Available-for-sale:
FHLMC participation certificates         $ 51,518,712    $     11,067   $    444,608   $ 51,085,171
FNMA pass-through certificates             20,882,711          38,374         51,596     20,869,489
                                         ------------    ------------   ------------   ------------

Total mortgage-backed securities
  available-for-sale                     $ 72,401,423    $     49,441   $    496,204   $ 71,954,660
                                         ============    ============   ============   ============

Weighted average yield                           6.00%
                                         ============

Held-to-maturity:
FHLMC participation certificates         $125,021,101    $      1,075   $  1,501,097   $123,521,079
FNMA pass-through certificates             96,370,355              --      1,532,002     94,838,353
                                         ------------    ------------   ------------   ------------

Total mortgage-backed securities
  held-to-maturity                       $221,391,456    $      1,075   $  3,033,099   $218,359,432
                                         ============    ============   ============   ============

Weighted average yield                           5.40%
                                         ============

--------------------------------------------------------------------------------
There were no sales of mortgage-backed securities in 1998, 1997 and 1996.



--------------------------------------------------------------------------------
                                                                              43
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------4~MORTGAGE-BACKED SECURITIES-CONTINUED---------------------

The following table sets forth information regarding the contractual maturities of MSB's mortgage-backed securities at December 31, 1998:

                  HELD-TO-MATURITY            AVAILABLE-FOR-SALE              TOTAL
                 ------------------          -------------------         -----------------
FOR THE TWELVE             WEIGHTED                      WEIGHTED                 WEIGHTED
MONTHS ENDING   AMORTIZED  AVERAGE            AMORTIZED   AVERAGE      AMORTIZED   AVERAGE
DECEMBER 31,       COST     YIELD               COST     YIELD (2)       COST     YIELD (2)
------------    ---------   -------           -------     -------       -------    -------
                                          (DOLLARS IN THOUSANDS)
1999             $  9,767      5.94%         $ 11,043      6.08%       $ 20,810      6.01%
2000               37,879      5.40            11,551      5.38          49,430      5.40
2001               76,794      5.39                --        --          76,794      5.39
2002-2004           4,624      5.99                --        --           4,624      5.99
After 2004 (1)         --        --            29,581      5.89          29,581      5.89
                 --------                    --------                 --------
Total            $129,064      5.46%         $ 52,175      5.82%       $181,239      5.56%
                 ========                    ========                  ========


--------------------------------------------------------------------------------
(1) Includes $10.035 million of adjustable rate mortgage-backed securities.

(2) Yield calculations are based on balance exclusive of net unrealized gain
   (loss) on available-for-sale securities.
--------------------------------------------------------------------------------
At December 31, 1998 and 1997, accrued interest receivable on mortgage-backed securities was $887,000 and $1,417,000, respectively.
--------------------------------------------------------------------------------
44

                      COMMUNITY BANKING FOR OVER A CENTURY

------------------------------------5~LOANS-------------------------------------

The following table summarizes loans at December 31, 1998 and 1997:

                                                                     1998                  1997
                                                                     ----                  ----

1 to 4 family mortgage loans:
 Conventional                                                    227,087,847           $216,178,854
 Construction                                                     12,021,429             12,515,336
 Insured by the Federal Housing Administration or
  partially guaranteed by the Veteran's Administration               370,957                569,687
                                                                 -----------            ------------
                                                                 239,480,233            229,263,877
Commercial loans:                                               ------------            ------------
 Secured by real estate                                           42,577,280             21,658,932
 Other                                                             5,909,489              1,968,818
Consumer loans                                                    57,250,415             68,238,940
Loans on savings deposits                                            356,448                262,525
                                                                 -----------           ------------
                                                                 106,093,632             92,129,215
                                                                 -----------           ------------

Total gross loans                                                345,573,865            321,393,092

 Unearned loan discounts                                             (34,423)               (63,503)
 Deferred loan costs, net of fees                                    903,126              1,100,536
 Loans in process                                                (16,907,046)            (5,356,319)
 Allowance for loan losses                                        (1,843,116)            (1,968,600)
                                                                   ---------              ---------
Loans, net                                                        327,692,406            315,105,206
 Loans held-for-sale - conventional 1 to 4 family mortgage loans    5,957,504              1,871,240
                                                                  -----------           ------------

Total loans, net                                                 $333,649,910           $316,976,446
                                                                 ============           ============
Weighted average yield                                                   7.59%                  7.96%
                                                                 ============           ============

--------------------------------------------------------------------------------

MSB originates both adjustable and fixed rate (including balloons) loans. The following table presents at December 31, 1998 the composition and maturity structure of the gross loan portfolio including loans held-for-sale. All loans are shown at their contractual maturity or earliest repricing date.


          FIXED RATE                                        ADJUSTABLE RATE
----------------------------------           -----------------------------------------
TERM TO MATURITY        BOOK VALUE           TERM TO RATE ADJUSTMENT        BOOK VALUE
----------------        ----------           -----------------------        ----------

1 month - 1 year        $ 6,247,259          1 month - 1 year             $71,083,992
1 year - 2 years         10,930,670          1 year - 2 years              11,380,684
2 years - 3 years        13,906,558          2 years - 3 years             16,684,001
3 years - 5 years        49,908,978          3 years - 5 years             22,777,695
5 years - 10 years       29,037,570          5 years - 10 years            31,341,061
Over 10 years            88,232,901          Over 10 years                         --
                       ------------                                      ------------
                       $198,263,936                                      $153,267,433
                       ============                                      ============

--------------------------------------------------------------------------------


                                                           DECEMBER 31,
                                        -----------------------------------------------
                                             1998              1997            1996
                                             ----              ----            ----
Loans serviced for others at:           $517,852,000      $504,010,000     $537,392,000
                                        ============      ============     ============

--------------------------------------------------------------------------------
                      COMMUNITY BANKING FOR OVER A CENTURY                    45

-------------------------------5~LOANS-CONTINUED--------------------------------

MSB's primary market area is the state of Michigan. At December 31, 1998, approximately 96% of the total loan portfolio consisted of borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment.

Real estate lending constitutes a significant concentration of credit risk. Real estate-related loans comprised 92% of all loans of MSB and approximately 80% were consumer-related in the form of residential real estate mortgages and home equity loans.

MSB is, in general, a secured lender. At December 31, 1998, over 99% of the loan portfolio was secured. Collateral is required in accordance with the normal credit evaluation process based upon the credit-worthiness of the customer and the credit risk associated with the particular transaction. Adjustable rate loans generally have interest rate adjustment limitations and are indexed to various rates such as the 1-year Treasury Bill.

Loans serviced for others sold with recourse were approximately $4,753,000 and $7,534,000 at December 31, 1998 and 1997, respectively.

Non-accruing loans totaled $196,000 and $261,000 at December 31, 1998 and 1997, respectively. Accrued interest receivable on loans at December 31, 1998 and 1997 was $1,651,000 and $1,740,000, respectively.

The average recorded investment in impaired loans during 1998, 1997 and 1996 was $664,000, $446,000 and $1,130,000, respectively. The average recorded investment in net impaired loans during 1998, 1997 and 1996 was $498,000, $147,000 and $731,000, respectively. Interest income on impaired loans of $54,000, $32,000 and $95,000 was recognized for cash payments received in 1998, 1997 and 1996, respectively. The amount of additional interest income that would have been recorded on impaired loans if such loans had performed in accordance with their contractual terms during 1998, 1997 and 1996 was $17,000, none and $1,000, respectively.

At December 31, 1998, 1997 and 1996, all impaired loans had allocated reserves. The following table summarizes impaired loans (all of which were commercial loans) at December 31, 1998, 1997 and 1996:
--------------------------------------------------------------------------------

                                                                     1998            1997            1996
                                                                   -------         -------         -------

Gross recorded investment                                         $508,000        $414,000        $461,000
Less allowance for loan losses related to impaired loans            45,000         299,000         299,000
                                                                  --------        --------        --------
Net recorded investment in impaired loans                         $463,000        $115,000        $162,000
                                                                  ========        ========        ========

--------------------------------------------------------------------------------

The application of the provisions of Statement 122, as amended by Statement 125 (see "Notes to Consolidated Financial Statements, Note 1 - Summary of Significant Accounting Policies") resulted in a net increase in income of approximately $972,000, $216,000 and $282,000 for the years ended December 31, 1998, 1997 and 1996, respectively. MSB capitalized approximately $1,651,000, $474,000 and $458,000 of originated mortgage servicing rights during the years ended December 31, 1998, 1997 and 1996, respectively. Capitalized originated mortgage servicing rights amortization was $679,000, $258,000 and $176,000 for 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, capitalized originated mortgage servicing rights had carrying amounts of $1,880,000 and $908,000, respectively, and estimated fair values of $2,500,000 and $1,300,000, respectively. No valuation allowances for capitalized originated mortgage servicing rights were considered necessary as of December 31, 1998 or 1997. The amount of mortgage loans serviced for others related to capitalized originated mortgage servicing rights was $284.045 million and $154.219 million at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997 the fair values of mortgage servicing rights not capitalized on the Consolidated Statements of Financial Condition were $1,500,000 and $2,500,000, respectively. The fair value of mortgage servicing rights is determined based on the estimated discounted net cash flows to be received. MSB obtains an independent third-party valuation of its mortgage servicing rights each year. The use of different market assumptions and/or estimation methodologies may have a material effect on the valuation of mortgage servicing rights. The ongoing impact of Statement 125 is dependent upon, among other things, the volume of loan originations, the general levels of market interest rates and the rate of estimated loan prepayments. Accordingly, Management is unable to predict with any reasonable certainty what effect Statement 125 will have on MSB's future results of operations or its financial condition.

--------------------------------------------------------------------------------
46
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------6~REAL ESTATE OWNED AND OTHER REPOSSESSED ASSETS------------------

Real estate and other repossessed assets held by MSB at December 31, 1998 and 1997 are as follows:


                                                                                          1998                  1997
                                                                                        -------                -------

Real estate in judgment, subject to redemption                                         $ 96,080               $     --
Real estate acquired through foreclosure                                                175,670                 88,082
Premises held for sale                                                                   19,000                 19,000
Other repossessed assets                                                                 38,146                 84,563
                                                                                        -------                -------

Total real estate owned and other repossessed assets                                   $328,896               $191,645
                                                                                        =======                =======

--------------------------------------------------------------------------------

----------------------- 7~ALLOWANCE FOR LOSSES ON LOANS-------------------------

The activity in the allowances for losses on loans for the periods indicated is as follows:



Balance at January 1, 1996            $1,723,409
Provision for losses                     180,000
Charge-offs                              (52,568)
Recoveries                                 4,532
                                       ---------

Balance at December 31, 1996           1,855,373
Provision for losses                     225,000
Charge-offs                             (116,135)
Recoveries                                 4,362
                                       ---------

Balance at December 31, 1997           1,968,600
Provision for losses                     585,000
Charge-offs                             (724,301)
Recoveries                                13,817
                                       ---------

Balance at December 31, 1998          $1,843,116
                                       =========

--------------------------------------------------------------------------------

Management is of the opinion that the allowance for loan losses at December 31, 1998 is adequate to absorb losses in the portfolios. However, there are inherent risks and uncertainties related to the operation of a financial institution. By necessity, MSB's financial statements are dependent upon estimates, appraisals and evaluations of loans and real estate owned. Therefore, the possibility exists that changes in such estimates, appraisals and evaluations might be required due to changing economic conditions and the economic prospects of borrowers. Actual results could differ significantly from those estimated. MSB manages credit risk associated with its lending activities through underwriting policies and procedures and loan monitoring practices.



--------------------------------------------------------------------------------
                      COMMUNITY BANKING FOR OVER A CENTURY
                                                                              47

----------------------------8~PREMISES AND EQUIPMENT----------------------------

Premises and equipment at December 31, 1998 and 1997, are as follows:


                                                  1998               1997
                                              ----------         ----------

Buildings and improvements                   $ 7,036,370        $ 6,857,911
Furniture, fixtures and equipment              4,203,301          5,411,798
Land improvements                                134,047            121,872
                                              ----------         ----------

                                              11,373,718         12,391,581
Accumulated depreciation                      (5,163,801)        (5,626,362)
                                              ----------         ----------
                                               6,209,917          6,765,219
Land                                           1,807,430          1,807,430
                                              ----------         ----------

Total premises and equipment                 $ 8,017,347        $ 8,572,649
                                              ==========         ==========

--------------------------------------------------------------------------------

During 1998 and 1997, fully depreciated assets were removed from MSB's accounts.

--------------------------------------------------------------------------------


---------------------------------9~-DEPOSITS------------------------------------

The following table summarizes deposits at December 31, 1998 and 1997:

                                                      1998                          1997
                                           ---------------------------    ---------------------------
                                                            WEIGHTED                       WEIGHTED
                                             AMOUNT       AVERAGE RATE      AMOUNT       AVERAGE RATE
                                             ------       ------------      ------       ------------
Passbook                                  $ 17,873,436        2.25%      $17,604,101        2.25%
Statement savings                           21,913,209        2.25        19,758,038        2.25
NOW accounts                                36,493,328        1.74        29,969,790        1.74
Money market variable rate accounts         69,708,400        3.85        63,729,240        4.00
Jumbos and mini-jumbos                      19,776,027        5.12        16,820,220        5.52
Certificates:
  Within 1 year                             93,588,600        4.34        97,069,207        4.66
  After 1 year, but within 2 years          53,857,158        5.43        49,274,715        5.52
  After 2 years, but within 10 years        61,999,164        5.72        67,150,040        5.93
IRA accounts                                35,081,454        5.59        36,202,818        5.88
Demand deposit                              10,527,196          --         9,809,738          --
                                           -----------                   -----------
Total deposits                            $420,817,972        4.21%     $407,387,907        4.47%
                                           ===========                   ===========

--------------------------------------------------------------------------------
The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was $10,327,000 and $8,926,000 at December 31, 1998
and 1997, respectively. Interest expense on certificates of deposit over $100,000 was $560,000, $438,000 and $428,000 for the years ended December 31,
1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
48
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------

A summary of certificate and IRA accounts at December 31, 1998 by year of maturity follows:

                                                           WEIGHTED
                                      AMOUNT             AVERAGE RATE
                                   -----------           ------------

               1999               $194,382,896              4.93%
               2000                 45,865,874              5.64
               2001                 13,890,694              5.55
               2002                  9,232,766              5.64
               2003                    930,173              5.46
                                   -----------
               Total              $264,302,403              5.11%
                                   ===========

--------------------------------------------------------------------------------
The following table presents, by various rate categories, the amount of certificate and IRA accounts outstanding at December 31, 1998 and 1997:




                                       1998            1997
                                   -----------      -----------

2.99% or less                     $ 11,906,894      $        --
3.00% to 3.99%                      20,561,634       38,636,277
4.00% to 4.99%                      37,184,079        1,367,790
5.00% to 5.99%                     173,350,779      195,380,913
6.00% to 6.99%                      21,180,014       30,021,604
7.00% or greater                       119,003        1,110,416
                                   -----------      -----------

Total                             $264,302,403     $266,517,000
                                   ===========      ===========

--------------------------------------------------------------------------------
Interest expense on deposits is summarized as follows:

                                         FOR THE YEARS ENDED DECEMBER 31,
                                  --------------------------------------------
                                     1998             1997              1996
                                  ----------       ----------       ----------

Time deposits                    $14,066,691      $14,192,009      $14,647,943
Money market                       3,182,548        2,984,311        2,434,744
Savings                              857,291          868,662          961,242
                                 -----------      -----------      -----------
Total                            $18,106,530      $18,044,982      $18,043,929
                                 ===========      ===========      ===========

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------
                                                                              49
                      COMMUNITY BANKING FOR OVER A CENTURY

----------------------10 FEDERAL HOME LOAN BANK ADVANCES------------------------

FHLB advances at December 31, 1998 are secured by MSB's investment in the stock of the FHLB of Indianapolis and mortgage-backed securities aggregating $58.875 million. At December 31, 1998 and 1997, FHLB advances (all of which were fixed rate) by year of maturity consisted of the following:


                                               1998                                1997
                                   ------------------------------       ----------------------------
                                                       WEIGHTED                           WEIGHTED
                                      AMOUNT         AVERAGE RATE          AMOUNT       AVERAGE RATE
                                   ----------        ------------       -----------     ------------

1998                              $        --              --%         $ 50,000,000         7.25%
1999                                5,000,000            5.91            15,000,000         7.44
2000 (1)                           30,000,000            6.61            30,000,000         6.61
2003                                5,000,000            5.05              --                 --
Thereafter (2)                     13,291,614            6.30             5,595,517         6.74
                                   ----------                           -----------

Gross FHLB advances                53,291,614            6.32%          100,595,517         7.06%
Unamortized commitment fees            (5,715)                             (34,865)
                                   ----------                           -----------

Net FHLB advances                 $53,285,899                          $100,560,652
                                   ==========                           ===========

--------------------------------------------------------------------------------
(1) Includes a $10.000 million FHLB advance with a stated maturity of October 15, 2002. This FHLB advance has a fixed interest rate of 5.65% through January 17, 2000. On that date (and quarterly thereafter), the FHLB has the option to convert the advance to an adjustable rate at three month LIBOR, adjusted quarterly. MSB has the option to prepay this advance, without penalty, if the FHLB converts the advance to an adjustable rate.
(2) These FHLB advances have a 30 year amortization with either a 15 or 20 year balloon. The maturity dates range from February 15, 2012 to August 15, 2018.
--------------------------------------------------------------------------------
MSB has sufficient available collateral to obtain additional advances from the FHLB, and based on its current FHLB stock ownership, MSB could obtain up to a total of approximately $140.000 million in advances. For the years ended December 31, 1998, 1997 and 1996, MSB's interest expense on FHLB advances was $5,795,000, $5,916,000 and $5,262,000, respectively.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
50
                      COMMUNITY BANKING FOR OVER A CENTURY

---------------11~SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE----------------

Repurchase Agreements were $45.000 million and $85.000 million at December 31, 1998 and 1997, respectively. FHLMC and FNMA mortgage-backed securities with approximate book values (including accrued interest) of $47.375 million and $98.846 million and fair values of $47.218 million and $97.167 million at December 31, 1998 and 1997, respectively, were pledged as collateral under these agreements.

Repurchase Agreements averaged $64.463 million and $119.459 million for the years ended December 31, 1998 and 1997, respectively. The maximum amounts outstanding at any month-end during the years ended December 31, 1998 and 1997 were $85.000 million and $140.000 million, respectively.

The securities pledged as collateral under the Repurchase Agreements were delivered to the primary dealers who arranged, or were party to, the transactions. At December 31, 1998 and 1997, Repurchase Agreements were held by the following primary dealers:


                               1998      1997
                              ------    ------

         Merrill Lynch         66.7%     82.4%
         Lehman Brothers       33.3      17.6
                              ------    ------
                              100.0%    100.0%
                              ======    ======

--------------------------------------------------------------------------------
At December 31, 1998 and 1997, Repurchase Agreements (all of which were fixed rate) by year of maturity consisted of the following:


                                        1998                              1997
                               ---------------------------     ---------------------------
                                                WEIGHTED                        WEIGHTED
                                 AMOUNT       AVERAGE RATE       AMOUNT       AVERAGE RATE
                               ----------     ------------     ----------     ------------

1998 (1)                      $        --           --%       $70,000,000        6.21%
1999 (1)                       20,000,000         5.69                 --          --
2000                           10,000,000         5.69                 --          --
2001                           15,000,000         5.99         15,000,000        5.99
                               ----------                      ----------

Total Repurchase Agreements   $45,000,000         5.79%       $85,000,000        6.17%
                               ==========                      ==========

--------------------------------------------------------------------------------
(1) Includes a $20.000 million Repurchase Agreement with a stated maturity of June 12, 2002. This Repurchase Agreement has a fixed interest rate of 5.685% and included an initial call option for the other party on June 12, 1998 followed by quarterly call options thereafter.
--------------------------------------------------------------------------------

For the years ended December 31, 1998, 1997 and 1996, MSB's interest expense on Repurchase Agreements was $3,925,000, $7,251,000 and $8,695,000, respectively.

--------------------------------------------------------------------------------
                                                                              51
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------12~INCOME TAXES---------------------------------

MSB did not record income tax expense (benefit) for 1998, 1997 and 1996. Income tax expense (benefit) from operations differs from the amount computed by applying the statutory federal corporate tax rate of 34% to income (loss) before income tax expense (benefit) due to the following items:

                                                    1998                          1997                      1996
                                          -----------------------        -----------------------    -----------------------
                                          AMOUNT          PERCENT        AMOUNT          PERCENT    AMOUNT          PERCENT
                                          ------          -------        ------          -------    ------          -------

Tax expense (benefit) computed
  at statutory rate                      $   904,000       34.00%       $(3,113,000)    (34.00)%   $(38,000)       (34.00)%

Change in valuation allowance
  for deferred tax assets                 (3,440,000)    (129.42)         3,243,000      35.43       109,000        97.32

Nondeductible expenses,
  primarily settlement costs               2,560,000       96.32                 --         --            --           --


Other, net                                   (24,000)      (0.90)          (130,000)     (1.43)      (71,000)      (63.32)
                                          ----------     -------         ----------     ------      --------       ------

                                         $        --          --%       $        --         --%    $      --           --%
                                          ==========     =======         ==========     ======      ========       ======
--------------------------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                      1998              1997
                                                                               --------------    ---------------
Deferred tax assets:
  Net operating loss ("NOL") carryforward                                      $   11,429,000    $    10,624,000
  Accrued liability for settlement of class action lawsuit                                 --          3,281,000
  Unrealized loss on available-for-sale securities                                         --            152,000
  CMO residual                                                                        180,000            225,000
  Loan loss reserves                                                                  627,000            669,000
  Alternative minimum tax credit carryforwards                                        617,000            617,000
  Other                                                                                99,000             81,000
                                                                               --------------     --------------

Gross deferred tax assets                                                          12,952,000         15,649,000
Less:  Valuation allowance                                                         11,236,000         14,828,000
                                                                               --------------     --------------

Deferred tax assets net of valuation allowance                                      1,716,000            821,000
                                                                               --------------     --------------

Deferred tax liabilities:
  Deferred originated mortgage servicing rights                                       639,000            309,000
  Unrealized gain on available-for-sale securities                                     34,000                 --
  Excess of net book value of fixed assets over tax basis                             225,000            138,000
  Deferred loan fees                                                                  308,000            374,000
  Accrued liabilities                                                                 170,000                 --
  Other                                                                               340,000                 --
                                                                               --------------     --------------

Gross deferred tax liabilities                                                      1,716,000            821,000
                                                                               --------------     --------------

Net deferred tax asset                                                         $           --    $            --
                                                                               ==============    ===============
----------------------------------------------------------------------------------------------------------------

                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------


Changes in the valuation allowance for deferred tax assets, allocated between operations and stockholders' equity, are as follows:


                                                STOCKHOLDERS' EQUITY FOR
                                                   ACCUMULATED OTHER
                                                     COMPREHENSIVE
                                 OPERATIONS          (INCOME) LOSS            TOTAL
                                 ----------     ------------------------      -----

Balance at January 1, 1997      $11,433,000           $ 553,000            $11,986,000
Change for 1997                   3,243,000            (401,000)             2,842,000
                                -----------           ---------            -----------

Balance at December 31, 1997     14,676,000             152,000             14,828,000
Change for 1998                  (3,440,000)           (152,000)            (3,592,000)
                                -----------           ---------            -----------

Balance at December 31, 1998     11,236,000           $      --             11,236,000
                                ===========           =========            ===========


--------------------------------------------------------------------------------

Based upon the Bank's recent historical operating results, the significant contribution of gains and fees from loan sales to 1998 earnings (which benefited from lower interest rates and a related increased level of mortgage loan refinance volume) and the uncertainty related to the possible costs of a remaining securities related lawsuit, the valuation allowance has been established because, in the opinion of Management, realization of the benefit of the deferred tax assets is not more likely than not.


At December 31, 1998, MSB has approximately $33.616 million of NOL carryforwards, of which $7,688,000 will expire if not utilized against taxable income in the year 2004, $164,000 in the year 2007, $15.260 million in the year 2008, $81,000 in the year 2009, $6,779,000 in the year 2010, $929,000 in the year 2011, $411,000 in the year 2012, and $2,304,000 in the year 2018. Future utilization of $7,776,000 of the NOL's is limited to approximately $700,000 per year as a result of the Conversion, which resulted in a change of control as defined in section 382 of the Internal Revenue Code.

--------------------------------------------------------------------------------




















--------------------------------------------------------------------------------
                                                                              53
                      COMMUNITY BANKING FOR OVER A CENTURY

-------------13~EMPLOYEE, OFFICER AND DIRECTOR BENEFIT AND AWARD PLANS----------

PENSION PLAN
MSB is a participant in the multi-employer Financial Institutions Retirement Fund ("FIRF"), and substantially all of its officers and employees are covered by this plan with the exception of employees who are compensated on an hourly basis. This plan provides benefits based on base compensation and years of service for employees age 21 and over after completing at least 1,000 hours of service in a consecutive twelve month period. MSB's contributions are determined by FIRF and generally represent the normal cost of the plan. There was no pension expense or contribution required for the years ended December 31, 1998, 1997 and 1996. FIRF does not segregate the assets, liabilities, or costs by participating employer. Significant actuarial assumptions include a 5.5% rate of compensation increase for the plan years 1998, 1997 and 1996. The return on plan assets and the weighted-average discount rate for 1998, 1997 and 1996 was 8%, 8%, and 7.5%, respectively.

The current plan provides benefits of approximately 2% of the average of the five highest years of defined compensation times the number of years of service. Pension costs and funding include normal costs and amortization of prior service costs over ten years. As of June 30, 1998, 1997 and 1996, the market value of the fund's assets exceeded the value of vested benefits in the aggregate. It is unknown when FIRF will require MSB to make additional contributions.

PROFIT SHARING PLAN
MSB has established a 401(k) profit sharing plan whereby employees may make voluntary, tax deferred contributions up to 15% of their annual compensation (subject to IRS maximum contribution limits). MSB provides, at its discretion from annual operating profits, matching funds up to 3% of compensation. There were no such matching contributions in 1998, 1997 or 1996.

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")
MSB established an ESOP in July 1992 in connection with converting to a federally chartered stock savings bank. The ESOP is a non-discriminatory plan intended as a benefit for all employees who have attained the age of 21, have rendered at least one year of service and have completed 1,000 hours of credited service. Allocations of shares to the accounts of the participants are based on their relative compensation in the year of allocation. Plan participants become 100% vested in their ESOP account after completing three years of credited service.

In July 1992, the ESOP purchased 230,000 Conversion shares of MSB's common stock through a loan of $1,006,000 from an unrelated third party. As part of the November 1993 rights offering ("Rights Offering"), the ESOP purchased an additional 106,500 shares of MSB's stock through a loan of $1,837,000 from the same unrelated third party. On March 26, 1997, the ESOP borrowed $1,350,836 from MSB to repay the loans outstanding to the unrelated third party. The repayment schedule for the new loan is the same as that contained in the prior loan agreement. At December 31, 1998, the outstanding loan balance is reflected as a reduction in stockholders' equity. MSB makes annual contributions to the ESOP equal to the ESOP's debt service. As the loan is repaid, shares are released from collateral based on the proportion of the loan payment to the original loan balance, and allocated to active employees.

MSB accounts for its ESOP Conversion shares in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 76-3 and its ESOP Rights Offering shares in accordance with the AICPA Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares and reported as a component of stockholders' equity in the Consolidated Statements of Financial Condition. As Conversion shares are released from collateral, MSB reports compensation expense equal to the cost of the Conversion shares. For earnings per share computations, all Conversion shares are considered outstanding. As Rights Offering shares are released from collateral, MSB reports compensation expense equal to the average fair value of the shares and the difference between the original cost of the Rights Offering shares and the average fair value upon release from collateral is charged or credited to additional paid-in-capital. Unreleased Rights Offering shares are not considered outstanding for earnings per share computations.

--------------------------------------------------------------------------------
54
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------------------------------------------------------------------------


The ESOP shares as of December 31, 1998 and 1997 are indicated in the following table:



                                                     1998                 1997
                                                   -------              -------
Allocated shares                                   204,807              169,732
Unreleased Conversion shares                        62,008               83,514
Unreleased Rights Offering shares                   44,608               60,081
                                                  --------           ----------

Total ESOP shares                                  311,423              313,327
                                                  ========           ==========

Fair value of unreleased shares at December 31    $919,563           $1,866,735
                                                  ========           ==========

--------------------------------------------------------------------------------

Compensation and interest expense relating to the ESOP were $245,000 and none in 1998, $232,000 and $31,000 in 1997 and $169,000 and $170,000 in 1996,
respectively.

STOCK OPTION AWARDS
MSB has issued stock options to certain officers and directors under the Mutual Savings Bank Long Term Incentive Plan. All of the options' exercise prices were at least equal to 100% of the fair market value of MSB's common stock on the date of grant, and the option term cannot exceed ten years.

A summary of the status of MSB's fixed stock option plan as of December 31, 1998, 1997 and 1996 and changes during the years ending on those dates is presented below:


                                              1998                         1997                         1996
                                     ----------------------       ----------------------       ----------------------
                                               WEIGHTED-                    WEIGHTED-                    WEIGHTED-
                                                AVERAGE                      AVERAGE                      AVERAGE
Fixed Options:                       SHARES  EXERCISE PRICE       SHARES  EXERCISE PRICE       SHARES  EXERCISE PRICE
                                     ------  --------------       ------  --------------       ------  --------------
Outstanding at beginning of year    290,116      $10.20          271,876     $ 9.75           249,656      $10.40
Granted                              26,750        8.69           26,000      13.25            30,500        5.66
Exercised                            (8,500)       5.10           (7,760)      4.55            (2,760)       4.38
Forfeited                                --          --               --         --            (5,520)      19.25
                                    -------                      -------                      -------

Outstanding at end of year          308,366       10.21          290,116      10.20           271,876        9.75
                                    =======                      =======                      =======

Options exercisable at year end     281,616                      264,116                      241,376
Unallocated options                  24,830                       51,580                       77,580


--------------------------------------------------------------------------------
The following table summarizes information about fixed stock options outstanding at December 31, 1998:


                                                       WEIGHTED-AVERAGE
                                                          REMAINING                  WEIGHTED-
                                     NUMBER OF         CONTRACTUAL LIFE               AVERAGE
Range of Exercise Prices:             SHARES              (IN YEARS)               EXERCISE PRICE
                                      ------              ----------               --------------
$4.25 to $5.75                       162,428                 5.30                      $ 4.79
$8.6875                               26,750                 9.96                        8.69
$13.25                                26,000                 8.96                       13.25
$19.00 to $19.25                      93,188                 3.57                       19.24
                                     -------
Total                                308,366                 5.49                       10.21
                                     =======

--------------------------------------------------------------------------------






--------------------------------------------------------------------------------
                                                                              55
                      COMMUNITY BANKING FOR OVER A CENTURY

------13~ EMPLOYEE, OFFICER AND DIRECTOR BENEFIT AND AWARD PLANS-CONTINUED------

MSB adopted the disclosure-only provisions of Statement 123. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for MSB's stock option plan been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996 consistent with the provisions of Statement 123, MSB's net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated in the following table (in thousands except per share amounts):


                                           1998             1997           1996
                                          ------           ------         ------
Net income (loss):
As reported                               $2,658          $(9,155)       $ (112)
Pro forma                                  2,552           (9,313)         (191)

Basic earnings (loss) per share:
As reported                               $ 0.63          $ (2.17)       $(0.03)
Pro forma                                   0.60            (2.21)        (0.05)

Diluted earnings (loss) per share:
As reported                               $ 0.61          $ (2.17)       $(0.03)
Pro forma                                   0.59            (2.21)        (0.05)


--------------------------------------------------------------------------------
The effects of applying Statement 123 on the pro forma net income may not be representative of the effects on pro forma net income for future years. The weighted average fair value at date of grant for options granted during 1998, 1997 and 1996 was $3.96, $6.08 and $2.60 per option, respectively. The fair value of stock options at date of grant was estimated with the following weighted-average assumptions:


                                           1998             1997           1996
                                          ------           ------         ------

Expected life (years) of options              5               5               5
Risk-free interest rate                    4.54%           5.76%           6.17%
Expected stock price volatility              45%             43%             42%
Expected dividend yield                      --              --              --

--------------------------------------------------------------------------------

PHANTOM STOCK PLAN
During 1997 MSB adopted a Phantom Stock Plan for non-employee directors to provide deferred compensation to non-employee directors of MSB to encourage their continued service on MSB's Board of Directors. Such deferred compensation shall be based upon the award of phantom stock units, the value of which is related to the value of the common stock of MSB. Non-employee directors may be allocated phantom stock units if certain financial and regulatory objectives are met by MSB. No units were allocated for the plan years ended December 31, 1998 or 1997.









--------------------------------------------------------------------------------
56
                      COMMUNITY BANKING FOR OVER A CENTURY

-------------------------14~COMMITMENTS AND CONTINGENCIES-----------------------

MSB, together with certain present and former directors and officers and certain others, had been a defendant in consolidated lawsuits in the United States District Court for the Eastern District of Michigan (the "Federal Court"). The consolidated action combined two class action lawsuits filed in the Federal Court and one class action lawsuit originally filed in the Circuit Court for Oakland County, Michigan (the "State Court"). The lawsuits alleged certain violations of federal securities law and Michigan Blue Sky Law. The lawsuit filed in the State Court was dismissed upon being combined with the Federal Court lawsuits. These lawsuits were all originally filed in 1995 and generally alleged that certain disclosures made by MSB from late 1993 until late 1994, including disclosures made by MSB in a Rights Offering Circular dated October 27, 1993, concerning its business plan and exposure to interest rate risk were false and misleading or there were material omissions. A class consisting of purchasers of MSB's stock during the period from November 30, 1993 to November 14, 1994 was certified by the Federal Court (the "Class").

On May 8, 1998, MSB entered into a Stipulation of Settlement (the "Settlement") to resolve the consolidated class action lawsuit. Under the Settlement, MSB agreed to make a cash payment of $12.000 million ($2.500 million of which MSB received from its former directors' and officers' liability insurance carrier). On July 8, 1998 the Federal Court entered a Final Judgment and Order approving the Settlement and dismissing the action. There were no objections filed to the Settlement and the time to appeal the Federal Court's approval of the Settlement has expired with no appeal having been filed. Accordingly, the dismissal of the case against all the defendants is final. MSB distributed the Settlement funds to plaintiff's counsel on August 10, 1998. The funds, net of plaintiffs' attorneys' fees and expenses, were distributed to the Class in December 1998.

MSB recorded a $9.650 million charge to earnings in the fourth quarter of 1997 in anticipation of the Settlement of the consolidated class action lawsuit. The $9.650 million charge covered the $9.500 million portion of the Settlement attributable to MSB (the balance of the Settlement, $2.500 million, having been received by MSB from its former directors' and officers' liability insurance carrier) and the remaining $150,000 was accrued for MSB's legal expenses and any other costs related to completion of the Settlement.

MSB, together with four present and former officers, remains as a defendant in a separate lawsuit that was filed in 1995 on behalf of fourteen plaintiffs who allegedly purchased MSB's common stock during 1992, 1993 and 1994. This lawsuit similarly alleges that some of MSB's disclosures during that period concerning its business plan and exposure to interest rate risk were false and misleading in violation of state and federal securities laws and common law. Plaintiffs in this lawsuit seek damages of approximately $3,000,000. That action was pending in the United States District Court for the Eastern District of Michigan, but has been transferred to the Northern District of Illinois, where it was originally filed, in light of the Settlement.

MSB believes there are meritorious defenses to this lawsuit, has filed answers denying the material allegations of all of the claims, and intends to continue to pursue a vigorous defense. The ultimate outcome of this lawsuit and the results of the legal process cannot be predicted with certainty. No provision has been recorded for any potential loss for this lawsuit at the present time because MSB does not believe it is reasonably probable that any material loss will be incurred as a result of the final disposition of this lawsuit and/or is unable to reasonably estimate the amount of any potential loss.

Other pending legal proceedings and regulatory matters have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed by Management to be material to the financial condition of MSB.

Certain facilities and equipment are leased under agreements that expire on various dates through the year 2003. Included with equipment leases is the estimated cost of a renewable data processing contract. The minimum estimated payments under these agreements are as follows:

--------------------------------------------------------------------------------
57

                      COMMUNITY BANKING FOR OVER A CENTURY

-------------------14~COMMITMENTS AND CONTINQENCIES-CONTINUED-------------------


 FOR THE YEARS ENDING DECEMBER 31,         PREMISES     EQUIPMENT       TOTAL
 ---------------------------------         --------     ---------    ----------
               1999                        $ 80,000     $  854,000   $  934,000
               2000                          61,000        858,000      919,000
               2001                          61,000        858,000      919,000
               2002                          30,000             --       30,000
               2003                           5,000             --        5,000
                                           --------     ----------   ----------
                                           $237,000     $2,570,000   $2,807,000
                                           ========     ==========   ==========

--------------------------------------------------------------------------------

Expenses charged to operations for facilities, equipment and data processing leases in 1998, 1997 and 1996 were approximately $1,131,000, $1,146,000 and
$1,846,000, respectively.

MSB is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to sell mortgage loans, commitments to extend credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. MSB's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. MSB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer based on compliance with contractual conditions. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements since some of the commitments may expire without being drawn upon. MSB evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on Management's credit evaluation of the counterparty.

At December 31, 1998, MSB had outstanding commitments to originate mortgage loans of $12.239 million. These outstanding commitments have interest rates ranging from 5.75% to 8.00%. At that same date, MSB had commitments to sell mortgage loans of $11.556 million to the FHLMC or the FNMA, and of the loans committed to be sold, commitments had not been issued to borrowers with respect to $2,285,000 of these loans. Any fees associated with these commitments have not been recognized in income. MSB has committed $12.021 million for construction loans on 1 to 4 family dwellings of which $6,606,000 had not been funded at December 31, 1998. Also, at December 31, 1998, MSB had no outstanding commitments to purchase or sell investment or mortgage-backed securities. At December 31, 1998 MSB had no firm commitment for an FHLB advance or other borrowing. MSB had commitments to borrowers on undrawn home equity lines of credit of $12.288 million, and originated commercial loan commitments of $17.247 million. Standby letters of credit are conditional commitments issued by MSB to guarantee the performance of a customer to a third party. Those guarantees are issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. At December 31, 1998, unused lines of credit were $1,170,000 and standby letters of credit were $5,000. MSB anticipates that it will have sufficient funds available to meet its current commitments. Management believes that the market risk associated with the commercial loan commitments, construction loan commitments, and commitments on undrawn home equity lines of credit is not significant.

--------------------------------------------------------------------------------
58
                      COMMUNITY BANKING FOR OVER A CENTURY

------------------------------15~EARNINGS PER SHARE-----------------------------

Effective December 31, 1997, MSB adopted FASB SFAS No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 replaced primary earnings per share ("EPS") with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.

The following table is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years ended December 31, 1998, 1997 and 1996.


                                    1998                                 1997                               1996
                     -----------------------------------   -----------------------------------   -----------------------------------
                       INCOME       AVERAGE                  INCOME       AVERAGE                  INCOME       AVERAGE
                       (LOSS)       SHARES     PER SHARE     (LOSS)       SHARES     PER SHARE     (LOSS)       SHARES     PER SHARE
                     (NUMERATOR) (DENOMINATOR)   AMOUNT    (NUMERATOR) (DENOMINATOR)   AMOUNT    (NUMERATOR) (DENOMINATOR)   AMOUNT
                     ----------- -------------   ------    ----------- -------------   ------    ----------- -------------   ------
Basic EPS:
Income (loss) available
  to common
  stockholders        $2,657,843   4,289,248               $(9,154,504)  4,276,711                $(112,306)   4,273,130


ESOP shares not
  committed to be
  released                    --     (50,411)                       --     (65,884)                      --      (81,357)
                      ----------   ---------               -----------   ---------                ---------    ---------
                       2,657,843   4,238,837     $0.63      (9,154,504)  4,210,827    $(2.17)      (112,306)   4,191,773    $(0.03)
                                                 =====                                ======                                ======

Effect of dilutive securities:
Options                       --      86,990                        --         397                       --           62
                      ----------   ---------               -----------   ---------                ---------    ---------

Diluted EPS:
Income (loss) available
  to common stock-
  holders and assumed
  conversions         $2,657,843   4,325,827     $0.61     $(9,154,504)  4,211,224    $(2.17)     $(112,306)   4,191,835    $(0.03)
                      ==========   =========     =====     ===========   =========    ======      =========    =========    ======


--------------------------------------------------------------------------------

The following table summarizes granted options to purchase shares of common stock that were outstanding at December 31, 1998, 1997 and 1996, but were not included in the computation of diluted EPS because either the options' exercise price was greater than the average market price of the common shares or MSB had a net loss:


                                                          1998                  1997                1996
                                                      ------------          -----------         -----------
Weighted-average price of common stock                $      10.57          $      9.76         $      5.67
Weighted-average exercise price of options                   17.94                10.20                9.75
Range of exercise prices                              $13.25-19.25          $4.25-19.25         $4.25-19.25
Number of shares                                           119,188              290,116             271,876
Weighted-average remaining contractual life (in years)        4.75                 6.07                6.67

--------------------------------------------------------------------------------








--------------------------------------------------------------------------------
59
                      COMMUNITY BANKING FOR OVER A CENTURY

--------------16~FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK--------------

MSB is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments include commitments to extend credit and commitments to sell loans. These instruments carry varying degrees of credit and interest rate risk in excess of amounts, if any, recorded in the financial statements. The contractual amounts of credit-related financial instruments, such as commitments to extend credit, represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

Commitments to originate mortgage loans of $12.239 million at December 31, 1998 represent amounts that MSB plans to fund within the normal commitment period of thirty to ninety days. Because the creditworthiness of each customer is reviewed prior to the extension of the commitment, MSB attempts to control the credit risk on these commitments, as it does for loans recorded on the balance sheet. As part of its effort to attempt to control interest rate risk on these commitments, MSB generally sells fixed rate mortgage loans at a specified price for delivery at a specified future date. Such commitments for future delivery present a risk to MSB in the event it cannot deliver the loans during the delivery period. This could lead to MSB incurring a fee for non-performance, or repricing the mortgage loans at a lower rate and could cause a loss to MSB. Forward commitments to sell mortgage loans for future delivery were $11.556 million at December 31, 1998.

Additionally, MSB's customers have approved, but not used, home equity lines of credit of $12.288 million at December 31, 1998. Approval of equity lines is based on underwriting standards that do not generally allow total real estate secured debt, including the equity line of credit, to exceed 90% of the current market value of the customer's home. These underwriting standards are similar to guidelines used when MSB originates first mortgage loans and are a means of attempting to control its credit risk on the loan.

--------------------------------------------------------------------------------
60

                      COMMUNITY BANKING FOR OVER A CENTURY

-------------------------17~DISCLOSURE OF FAIR VALUE----------------------------

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of FASB's SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by MSB using available market information and valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts MSB could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following table presents the disclosure of estimated fair values as of December 31, 1998 and 1997:


                                                         1998                                     1997
                                            ----------------------------              --------------------------
                                              CARRYING            FAIR                 CARRYING         FAIR
                                              AMOUNT              VALUE                AMOUNT           VALUE
                                            ------------    ------------              -----------    -----------
Assets:
Cash on hand and on deposit                 $ 11,097,000    $ 11,097,000              $ 8,902,000    $ 8,902,000
Interest-bearing deposits                      3,667,000       3,667,000                4,495,000      4,495,000
                                            ------------    ------------              -----------     ----------
 Cash and cash equivalents                    14,764,000      14,764,000               13,397,000     13,397,000
Investment securities                         14,055,000      14,055,000                  199,000        199,000
Mortgage-backed securities                   181,339,000     181,302,000              293,346,000    290,314,000
Loans receivable, net                        333,650,000     336,728,000              316,976,000    318,495,000
FHLB stock, at cost                            7,023,000       7,023,000                7,023,000      7,023,000
Accrued interest receivable                    2,542,000       2,542,000                3,167,000      3,167,000


Liabilities:
Deposits                                     420,818,000     423,108,000              407,388,000    408,446,000
Repurchase Agreements                         45,000,000      46,069,000               85,000,000     85,205,000
FHLB advances                                 53,286,000      55,169,000              100,561,000    102,043,000
Advance payments by borrowers
 for taxes and insurance                       4,452,000       4,452,000                4,297,000      4,297,000
Accured interest payable                       2,019,000       2,019,000                2,395,000      2,395,000

-----------------------------------------------------------------------------------------------------------------









--------------------------------------------------------------------------------
                                                                              61
                      COMMUNITY BANKING FOR OVER A CENTURY

-----------------17~DISCLOSURE OF FAIR VALUE-CONTINUED--------------------------

CASH AND CASH EQUIVALENTS
For cash and cash equivalents, the carrying value approximates the fair value.

INVESTMENT SECURITIES
For investment securities (other than mortgage-backed securities) and marketable equity securities, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The estimated fair value of the CMO residual is based on future expected cash flows.

MORTGAGE-BACKED SECURITIES
Estimated fair value for mortgage-backed securities is based on quoted market prices.

LOANS RECEIVABLE
For certain homogeneous categories of loans, such as certain residential mortgage loans and consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. The carrying value and fair value of commitments to originate and sell loans is not significant.

FEDERAL HOME LOAN BANK STOCK
The carrying value of the FHLB stock approximates the fair value.


ACCRUED INTEREST RECEIVABLE
The carrying value of accrued interest receivable approximates the fair value.

DEPOSITS
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for certificates of deposit of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding generally provided by retail deposits compared to the cost of alternative borrowing sources.

REPURCHASE AGREEMENTS
Rates currently available to MSB for Repurchase Agreements with similar terms and remaining maturities are used to estimate the fair value of the existing Repurchase Agreements.

FEDERAL HOME LOAN BANK ADVANCES
Rates currently available to MSB for FHLB advances with similar terms and remaining maturities are used to estimate the fair value of the existing advances.

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE
The carrying value of advance payments by borrowers for taxes and insurance approximates the fair value.

ACCRUED INTEREST PAYABLE
The carrying value of accrued interest payable approximates the fair value.

--------------------------------------------------------------------------------
62

                      COMMUNITY BANKING FOR OVER A CENTURY

---------------------18~QUARTERLY FINANCIAL DATA (UNAUDITED)--------------------

The following is a summary of selected quarterly results of operations for the years ended December 31, 1998 and 1997:



(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                   FOR THE THREE MONTHS ENDED
                                                                                ------------------------------------------------
1998                                                                            MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
-----------------------------------------------                                 --------     -------   ------------  -----------

Interest income                                                                  $10,479     $10,331     $ 9,691     $ 9,334
Net interest income                                                                2,915       2,957       3,059       3,077
Provision for loan losses                                                            110         120         120         235

Gains and fees on loans sold                                                         604         475         446         712
General and administrative expenses                                                3,557       3,564       3,494       3,423

Income before income tax expense                                                     543         591         672         852
Income tax expense                                                                    --          --          --          --
Net income                                                                           543         591         672         852

Basic and diluted earnings per common share*                                        0.13        0.14        0.16        0.20


*For the year ended December 31, 1998 diluted earnings per share were $0.61. This is different than the sum of the four quarters due to rounding.



(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                      FOR THE THREE MONTHS ENDED
                                                                                ------------------------------------------------
1997                                                                            MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
-----------------------------------------------                                 --------     -------   ------------  -----------

Interest income                                                                  $10,477     $10,645     $10,739     $10,636
Net interest income                                                                2,772       2,782       2,848       2,852
Provision for loan losses                                                             45          60          60          60

Settlement of class action lawsuit                                                    --          --          --      (9,650)
Gains and fees on loans sold                                                          79         152         169         229
General and administrative expenses                                                3,525       3,588       3,543       3,651

Income (loss) before income tax expense                                               29         129         192      (9,505)
Income tax expense                                                                    --          --          --          --
Net income (loss)                                                                     29         129         192      (9,505)

Basic and diluted earnings (loss) per common share                                  0.01        0.03        0.04       (2.25)

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------
                                                                              63

                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

                        DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
                               BOARD OF DIRECTORS

                               THOMAS T. PRINCING
               Chairman of the Board - Mutual Savings Bank, f.s.b.
                 Owner, President and Chief Executive Officer -
                       Scientific Brake and Equipment Co.

                                E. JAMES BARRETT
      President and Chief Executive Officer - Michigan Chamber of Commerce

                               WILLIAM P. BRENNAN
       Secretary, Treasurer and Director - Brennan Cruiser Sales Company

                             CHARLES E. MCCUISTION
       President and Chief Operating Officer - Mutual Savings Bank, f.s.b.

                               ROBERT N. SHUSTER
             Chief Executive Officer - Mutual Savings Bank, f.s.b.

                                  IN MEMORIAM
                               JOSEPH M. ROMBACH
                         September 23, 1948-May 6, 1998

                               EXECUTIVE OFFICERS

                               ROBERT N. SHUSTER
                            Chief Executive Officer

                             CHARLES E. MCCUISTION
                      President and Chief Operating Officer

                              BERNARD D. WILLIAMS
          Senior Vice President, Chief Financial Officer and Treasurer

                               JAMES P. GORZINSKI
              First Vice President and Director of Loan Operations

                                 BURL C. HOWELL
   First Vice President, Director of Human Resources and Assistant Secretary

                               THOMAS A. RINNESS
            First Vice President and Director of Commercial Lending

                                 GARY W. WILDS
              First Vice President, General Counsel and Secretary

--------------------------------------------------------------------------------
64

                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

                           STOCKHOLDERS' INFORMATION

--------------------------------------------------------------------------------

STOCK LISTING
MSB's common stock trades on The Nasdaq Stock Market under the symbol "MSBK." Daily closing prices can be followed by referring to the "Mutual Svg Bk" listing in most newspapers.

INVESTOR INFORMATION
MSB's annual report to stockholders, annual report on Form 10-K, quarterly reports and other information can be obtained by writing:
INVESTOR RELATIONS
MUTUAL SAVINGS BANK, F.S.B.
623 WASHINGTON AVENUE
BAY CITY, MICHIGAN 48708

Stockholders may also contact MSB by calling:
(800) 292-9948

MSB's internet address is:  WWW.MUTUALSB.COM

Stockholders can obtain recent MSB news releases and current stock quotes on the Internet at:
WWW.NASDAQ.COM

REGISTRAR AND TRANSFER AGENT
Harris Trust and Savings Bank
Attention:  Shareholder Services
311 West Monroe, 14th Floor
PO Box A 3504
Chicago, Illinois 60690-3504

Stockholders may also contact MSB's transfer agent directly by calling
(312) 360-5340.

ANNUAL MEETING
MSB's annual meeting of stockholders will be held at 10:00 a.m. on Tuesday, April 27, 1999, at the Delta College Planetarium and Learning Center, Space Explorers Hall, 100 Center Avenue, Bay City, Michigan, 48708.

MARKET PRICE RANGE OF COMMON STOCK

                                  SALES PRICE RANGE
                   ----------------------------------------------
                          1998                         1997
                   -------------------         ------------------
                     HIGH       LOW              HIGH        LOW
                   -------     -------         -------    -------
First quarter      $14.313     $11.250         $ 8.000    $ 5.500
Second quarter      13.000      11.063          10.125      6.500
Third quarter       12.000       6.750          15.000      9.750
Fourth quarter       9.625       5.563          14.625     11.250

                                            AT DECEMBER 31,
                                        -----------------------
                                          1998          1997
                                        -----------------------
Number of common shares
   outstanding (1)                      4,290,414     4,281,914
Holders of record                             441           471

--------------------------------------------------------------------------------
(1) No cash dividends have been paid to date on MSB's stock. For dividend restrictions, see "Notes to Consolidated Financial Statements, Note 2 - Regulatory Matters."




--------------------------------------------------------------------------------
                                                                              65

                      COMMUNITY BANKING FOR OVER A CENTURY

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

                                OFFICE LOCATIONS

--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

623 Washington Avenue - Bay City, Michigan - 48708 - 517/892-3511 - 800/292-9948
                                www.mutualsb.com

RETAIL BANKING OFFICES

AUBURN
     - 1004 W. Midland Road
       Lynne Noneman, Manager
       517/662-4403

BATTLE CREEK
     - 2151 W. Columbia Avenue
       Roberta Wetherill-Zull,
          Manager
       616/965-9344
     - 701 North Avenue
       Denise Steele,Manager
       616/965-9342
     - 720 Capital Avenue, S.W.
       James Burgess, Manager
       616/965-9340
     - 1001 E. Columbia Avenue
       Launa Farley, Manager
       616/965-9343

BAY CITY
     - 623 Washington Avenue
       Cheryl Ratynski, Manager
       517/892-3511
     - 745 N. Euclid Avenue
       Kay Richardson-Burks,
         Manager
       517/684-6021
     - 800 Broadway Avenue
       Mark Delestowicz, Manager
       517/892-0553


BIG RAPIDS
     - 404 Perry Street
       Sueann Walz, Manager
       616/796-5865

CASS CITY
     - 6241 Main Street
       Linda Gaymer,Manager
       517/872-2105

EAST TAWAS
     - 228 Newman Street
       Mary Doak, Manager
       517/362-6151

ESSEXVILLE
     - 1615 W. Center Avenue
       Lisa Foy, Manager
       517/893-4563

MIDLAND
     - 210 S. Saginaw Street
       Lee Ann Mast, Manager
       Loraine Davila, Manager
       517/631-5860

MT. PLEASANT
     - 319 E. Broadway
       James Simcox, Manager
       517/772-9405

MUSKEGON
     - 2646 Henry Street
       Kenneth Craigie, Manager
       616/733-2595

PIGEON
     - 75 S. Main Street
       Stephen Langford, Manager
       517/453-2900

PINCONNING
     - 427 Mable Street
       Daniel Couveau, Manager
       517/879-2747

SAGINAW
     - 3520 Davenport Avenue
       Terri Paris, Manager
       517/799-1881
     - 1445 N. Center Road
       Shelly Noble, Manager
       517/799-1673

SEBEWAING
     - 8880 Unionville Road
       Connie Scharich, Manager
       517/883-3310

STANDISH
     - 209 S. Main Street
       Terri Marx, Manager
       517/846-4595

WEST BRANCH
     - 700 W. Houghton Avenue
       Michael Berry, Manager
       517/345-3930

SUBSIDIARIES

MSB INVESTMENT AND INSURANCE SERVICES, INC.
     623 Washington Avenue
     Bay City, Michigan 48708
     517/892-3511
     Daniel E. Engelhardt, President

MSB SERVICE CORPORATION
     623 Washington Avenue
     Bay City, Michigan  48708
     517/894-7037
     Robert N. Shuster, President

--------------------------------------------------------------------------------
66

                      COMMUNITY BANKING FOR OVER A CENTURY